   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1997.


                                                      REGISTRATION NO. 333-19901

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                             SECURITIES ACT OF 1933
                           --------------------------

                             PREMIER CONCEPTS, INC.
                 (Name of small business issuer in its Charter)

           COLORADO                          5699                  84-1186026
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                        3033 S. PARKER ROAD, SUITE 120,
                             AURORA, COLORADO 80014
                                 (303) 338-1800
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         SISSEL B. GREENBERG, PRESIDENT
                         3033 S. PARKER ROAD, SUITE 120
                             AURORA, COLORADO 80014
                                 (303) 338-1800
(Name, address, including zip code, and telephone number of agent for service of process)
                           --------------------------

                                   COPIES TO:

       CLIFFORD L. NEUMAN, ESQ.                    SAMUEL E. WING, ESQ.
        NATHAN L. STONE, ESQ.                      JONES & KELLER, P.C.
            Neuman & Cobb                             1625 Broadway
           1507 Pine Street                       Denver, Colorado 80202
       Boulder, Colorado 80302                        (303) 573-1600
            (303) 449-2100

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

            CALCULATION OF REGISTRATION FEE TABLE ON FOLLOWING PAGE.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED MAXIMUM
                                                             PROPOSED MAXIMUM       AGGREGATE
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE      OFFERING PRICE        AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER SHARE (1)(2)         (1)(2)         REGISTRATION FEE
Common Stock, $.002 par value (3).....      1,265,000             $4.25             $5,376,250          $1,835.88
Class A Common Stock Purchase Warrants
 (4)..................................      1,265,000              $.15              $189,750             $65.43
Common Stock, $.002 Par Value,
 Underlying A Warrants (5)............       632,500              $6.375          $4,032,187.50         $1,390.41
Representative's Common Stock, $.002
 par value (6)........................       110,000              $5.10              $561,000            $193.45
Representative's Class A Warrants
 (7)..................................       110,000               $.18              $19,800              $6.83
Common Stock, $.002 par value (8).....        55,000              $6.375             $350,625            $120.91
Selling Shareholders' Common Stock,
 $.002 par value issuable upon
 conversion of preferred stock (9)....       102,041           $3.125 (11)         $318,878.12           $109.96
Class A Common Stock Purchase Warrants
 (10).................................       483,334            $.15 (11)           $72,500.10            $25.00
Common Stock, $.002 Par Value (12)....       241,667              $6.375          $1,540,627.10          $531.25
    TOTAL:............................                                             $12,461,617          $4,297.12

(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon the exercise of warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3) Consists of Common Stock offered in the offering and issuable upon exercise of the Underwriters' Over-Allotment Option.

(4) Consists of Class A Warrants offered in the offering and Class A Warrants issuable upon exercise of the Underwriters' Over-Allotment Option.

(5) Consists of shares of Common Stock issuable upon exercise of the Class A Common Stock Purchase Warrants, including the Warrants issuable upon exercise of the Underwriters' Over-Allotment Option.

(6) Consists of Common Stock issuable upon exercise of the Representative's Share Options.

(7) Consists of Class A Warrants issuable upon exercise of the Representative's Warrant Options.

(8) Consists of Common Stock issuable upon exercise of the Class A Warrants issuable upon exercise of the Representative's Warrants.

(9) Consists of Common Stock offered by the Selling Shareholders issuable upon conversion of Series A Convertible Preferred Stock.

(10) Consists of Class A Warrants reoffered by certain Selling Shareholders.

(11) Based upon the average bid and ask prices of the Common Stock being offered by the Selling Shareholders in accordance with Rule 457(c).

(12) Consists of Common Stock issuable upon exercise of the Class A Warrants reoffered by the Selling Shareholders.

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus; one to be used in connection with the Offering of up to 1,100,000 Shares of the Company's $.002 par value Common Stock ("Shares") and 1,100,000 Class A Warrants ("A Warrants") ("Offering Prospectus"), and one to be used in connection with the sale of Common Stock by certain selling shareholders (the "Selling Shareholders' Prospectus"). The Offering Prospectus and the Selling Shareholders' Prospectus will be identical in all respects except for the alternate pages for the Selling Shareholders' Prospectus included herein and labeled "Alternate Page for Selling Shareholders' Prospectus."

                             PREMIER CONCEPTS, INC.

                             CROSS-REFERENCE INDEX

ITEM NO. AND HEADING IN FORM SB-2 REGISTRATION STATEMENT                         LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Forepart of Registration Statement and Outside Front
                                                                    Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus

       3.  Summary and Risk Factors.............................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Front Cover Page; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Securityholders..............................  Selling Shareholder Prospectus--Selling Shareholders
                                                                    and Plan of Distribution

       8.  Plan of Distribution.................................  Underwriting; Selling Shareholder Prospectus--
                                                                    Selling Shareholders and Plan of Distribution

       9.  Legal Proceedings....................................  Legal Proceedings

      10.  Directors, Executive Officers, Promoters and
             Controlling Persons................................  Management

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Security Ownership of Management and Principal
                                                                    Shareholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  Legal Matters; Experts

      14.  Disclosure of SEC Position on Indemnification for
             Securities Act Liabilities.........................  Management--Indemnification and Limitation on
                                                                    Liability of Directors

      15.  Organization Within Last Five Years..................  The Company; Business--Overview

      16.  Description of Business..............................  Prospectus Summary; Risk Factors; Business

      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business;
                                                                    Financial Statements

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related
             Transactions.......................................  Certain Transactions

      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Market for Common Stock

      21.  Executive Compensation...............................  Management--Executive Compensation

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Business--Changes in Independent Public Accountants

                 SUBJECT TO COMPLETION, DATED FEBRUARY   , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             PREMIER CONCEPTS, INC.

                        1,100,000 SHARES OF COMMON STOCK
                1,100,000 CLASS A COMMON STOCK PURCHASE WARRANTS

    Premier Concepts, Inc. (the "Company") is offering 1,100,000 shares of Common Stock and 1,100,000 Class A Common Stock Purchase Warrants ("Warrants"), which must be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock and Warrants will trade separately thereafter. Two Warrants entitle the holder to purchase one share of
Common Stock at a price of $      ("Warrant Exercise Price") during the
three-year period commencing on the date of this Prospectus and the Warrants may be redeemed by the Company under certain circumstances. See "Description of Securities."

    It is currently anticipated that the combined offering prices of the Common Stock and Warrants will be between $3.75 and $4.25, with $.10 allocated to the Warrants. For a discussion of the factors considered in determining the initial public offering prices, see "Underwriting."


    Although the Company is a publicly-held corporation, the present market for its Common Stock is limited and sporadic. On February 18, 1997, the closing bid and ask prices of the Common Stock on the Electronic Bulletin Board System under the trading symbol PMRCA were $2.625 and $4.250, respectively, as adjusted for a one-for-five reverse stock split which was effective on December 20, 1996. There is presently no trading market for the Warrants. Application has been made to have the Common Stock and Warrants approved for quotation on the Nasdaq SmallCap Market ("Nasdaq SmallCap") under the symbols "FAUX" and "FAUXW," respectively, subject to completion of this offering.


    Concurrently with the commencement of this offering, 102,041 shares of Common Stock and 483,334 Warrants may be offered by certain Selling Shareholders subject to certain lock-up and prospectus delivery requirements (the "Selling Shareholders' Offering"). The Company will not receive any of the proceeds from the sale of securities by the Selling Shareholders.
                            ------------------------

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 7.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
  THIS     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                         PUBLIC              DISCOUNT (1)            COMPANY (2)
Per Share.......................................            $                      $                      $
Per Warrant.....................................            $                      $                      $
Total (3).......................................            $                      $                      $

(1) The Company has agreed to pay the Representative of the Underwriters (the "Representative") a non-accountable expense allowance and to issue options to the Representative to acquire the Representative's Securities as defined in "Underwriting--Representative's Securities." The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses remaining to be paid by the Company from proceeds of this offering of approximately $375,000 including the non-accountable expense allowance to the Representative. See "Underwriting."

(3) The Company has granted the Underwriters options for 45 days from the date of this Prospectus to purchase up to an additional 165,000 shares of Common Stock and 165,000 Warrants on the same terms as set forth above solely to cover over-allotments, if any. If the over-allotment options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $5,060,000, $506,000 and $4,554,000 respectively, assuming a combined offering price for the Common Stock and Warrants of $4.00. See "Underwriting."

    The Common Stock and Warrants are being offered by the Underwriters, on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject any order, in whole or in part, and certain other conditions. It is expected that delivery of the certificates representing the Common Stock and Warrants will be made on or
about            , 1997.

                            COHIG & ASSOCIATES, INC.

               The date of this Prospectus is            , 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION WITH REGARD TO THE COMMON STOCK OF THE COMPANY IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE INFORMATION, GIVES EFFECT TO (I) A ONE-FOR-FIVE (1-FOR-5) REVERSE STOCK SPLIT EFFECTED BY THE COMPANY ON DECEMBER 20, 1996, (II) THE CONVERSION OF 416,670 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK INTO 102,041 SHARES OF COMMON STOCK.

                                  THE COMPANY


    Premier Concepts, Inc. ("Premier" or the "Company"), operating under the name "Impostors," believes that its 35 retail stores make it one of the nation's largest specialty chain retailers of faux jewelry. Specializing in the marketing and retailing of high-end fashion and reproduction jewelry that has the appearance, but not the cost, of fine jewelry, the Company sells products that emulate fine jewelry and classic pieces originally designed by famous jewelers such as Tiffany & Co.-Registered Trademark-, Cartier-Registered Trademark-, Bulgari-Registered Trademark- and Harry Winston. The Company's product line also includes replicas of jewelry owned by Princess Diana, The Duchess of Windsor, Elizabeth Taylor and other celebrities. The Company's faux jewelry is created with layered gold, cubic zirconia and Austrian crystal to simulate the look of fine jewelry. Also, the Company offers an extensive collection of 14 karat gold jewelry with synthetic stones. In June 1996, the Company introduced a new collection of genuine sterling silver featuring semi-precious and synthetic stones. The Company's products are purchased principally from several domestic vendors and from vendors in China, England, Hong Kong, Italy, Korea, Spain, Taiwan and Thailand.



    The 35 currently operating Impostors retail stores are designed to match the elegant look of the Company's products and to provide customers with the feeling of shopping in an upscale, fine jewelry environment. The Company's stores are located in shopping malls and tourist locations, meaning stores where more than 50% of sales are made to non-residents. Currently, the Company has stores in Southern California, Northern California, the states of Arizona, Colorado, Florida, Louisiana, Maryland, Missouri, New Jersey and Washington and in the Washington, D.C. area. During the period from August 30, 1996 to February 15, 1997, the Company opened nine stores located in Colorado, Florida, Nevada and New Jersey, resulting in the current 35 locations. In addition, the Company has entered into leases for three new retail stores in Southern California, Florida, and Washington, D.C, which are scheduled to open over the next four months.


    The Company believes that it has an opportunity to become a leader in the specialty retailing segment of the national and international market for faux and reproduction jewelry and related accessory items through a combination of internal growth and acquisitions. Its plans include expansion of retail store locations, development of new marketing channels including multimedia and direct mail, and the marketing of its high-end jewelry reproductions and store concept internationally through licensing and distribution arrangements.

    The Company was organized on July 15, 1988 under the laws of the State of Colorado.

                                  THE OFFERING


Securities offered by the Company.....  1,100,000 shares of Common Stock and 1,100,000 Warrants. Two
                                        Warrants will entitle the holder to purchase one share of
                                        Common Stock at the Warrant Exercise Price during the
                                        three-year period commencing on the date of this Prospectus.
                                        The Warrants will be redeemable under certain circumstances.
                                        See "Description of Securities."
Common Stock outstanding before
  offering............................  559,916 shares (1)(2)(3)(4)
Common Stock outstanding after
  offering............................  1,659,916 shares (1)(2)(3)(4)(5)
Use of proceeds.......................  To lease, equip and stock with inventory new retail locations, for debt reduction, to remodel existing store locations, to develop new marketing channels, and working capital. See "Use of Proceeds."
Proposed NASDAQ SmallCap symbols:
  Common Stock........................  "FAUX"
  Warrants............................  "FAUXW"


--------------------------


(1) Does not include (i) 230,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's 1993 Stock Incentive Plan, 196,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $2.33 per share, and of which 70,000 options are subject to future vesting, (ii) 60,250 shares of Common Stock reserved for issuance upon exercise of outstanding Class C Common Stock Purchase Warrants ("C Warrants") at a price of $10.00 per share, (iii) 12,000 shares of Common Stock reserved for issuance pursuant to the exercise of other outstanding options and warrants having a weighted average exercise price of $2.50 per share, and (iv) 60,000 shares of Common Stock reserved for issuance pursuant to the exercise of options which may be granted under the Company's 1995 Employee Stock Purchase Plan ("1995 ESPP").


(2) On June 24, 1996, the Company completed the sale of 416,670 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock") and 208,335 Class B Warrants (the "Bridge Offering"), realizing net proceeds of $225,000. Does not include 102,041 shares of Common Stock reserved for issuance on the date of this Prospectus pursuant to the automatic conversion of the Convertible Preferred Stock, or 41,667 shares of Common Stock reserved for issuance upon exercise of the outstanding Warrants. See "Description of Securities--Series A Convertible Preferred Stock".

(3) Does not include shares reserved for issuance upon the conversion of the 12% Convertible Promissory Notes (the "Convertible Notes"). On December 27, 1996, the Company completed a bridge financing (the "Bridge Note Financing") consisting of $1,120,000 in Convertible Notes and 200,000 Class B Warrants, realizing net proceeds of $1,041,600. The Company utilized $624,325 of these proceeds to redeem from certain securityholders 189,023 of the Company's Common Stock and 32,500 Class C Warrants. The principal balance of the Convertible Notes is convertible after April 1, 1997, at the option of the holder, into shares of the Company's Common Stock at a conversion value of $2.80 per share, subject to adjustment under certain circumstances. Each Class B Warrant entitles the holder to purchase one share of the Company's Common Stock at an exercise price of $5.00 per share and will be automatically exchanged for two Warrants upon the effective date of the Registration Statement of which this Prospectus forms a part. See "Description of Securities--12% Convertible Promissory Notes."

(4) The Bridge Note Financing was undertaken to permit the Company to redeem certain securities owned by former shareholders in order to facilitate this offering and the Company's application for NASDAQ listing. The Company has agreed and intends to utilize a portion of the proceeds of the offering to retire the Convertible Notes. See "Use of Proceeds."

(5) Assumes no exercise of Warrants and Representative's Securities to be sold by the Company in this offering.

    The information contained in this Prospectus relates solely to the issuance of up to 1,100,000 shares of Common Stock and 1,100,000 Warrants and additional Common Stock and Warrants included in the Over-Allotment Options granted to the Underwriters. The shares of Common Stock and Warrants are being offering and sold to the public through the Underwriters on the terms set forth in "Underwriting."

    A separate resale Prospectus may also be used in connection with the sale by certain securityholders of up to 102,041 shares of Common Stock and 483,334 Warrants. See "Concurrent Offering." Any sales of these securities will be made only in accordance with Prospectus delivery requirements described in the resale Prospectus.

                                  RISK FACTORS

    This offering involves a high degree of risk and immediate substantial dilution. Prospective investors should carefully consider the matters set forth under "Risk Factors" and "Dilution".

                             SUMMARY FINANCIAL DATA

    Set forth below is selected summary financial data with respect to the Company. Financial information for the period ended January 29, 1995, for the year ended January 28, 1996, and as of and for the nine months ended October 29, 1995 and October 27, 1996, is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto. In February 1995, the Company adopted its new fiscal year to begin January 30, 1995 and end January 28, 1996; and thereafter the fiscal year will end on the last Sunday of each January of each successive year.


                                                                                           NINE MONTHS ENDED
                                                           PERIOD ENDED   YEAR ENDED   --------------------------
                                                           JANUARY 29,   JANUARY 28,   OCTOBER 29,   OCTOBER 27,
                                                             1995 (1)        1996          1995          1996
                                                           ------------  ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................................   $8,335,790   $  9,069,840  $  6,231,250  $  6,287,910
Operating (loss).........................................     (886,667)       (37,298)     (417,264)     (138,297)
Income from discontinued operations......................      141,237        270,441       177,830        16,177
Net income (loss)........................................   (1,038,726)       114,219      (350,118)     (108,496)
Net income (loss) available to common shareholders.......   (1,038,726)       114,219      (350,118)     (116,496)
Net income (loss) per common share.......................        (2.93)           .23          (.77)         (.15)
Weighted average number of common shares outstanding
  (2)....................................................      354,600        495,800       454,851       748,939

STATISTICAL DATA:
Store revenues...........................................   $8,178,054   $  8,957,344  $  6,187,408  $  6,263,579
Store gross margin.......................................    5,509,955      6,337,334     4,271,700     4,436,239
Store operating expenses.................................    4,850,747      4,906,077     3,597,412     3,567,700
Store operating profit...................................      659,237      1,431,257       674,288       868,538
Corporate overhead operating expenses....................    1,430,884      1,518,416     1,069,974       971,923
Gross margin percentage..................................        66.4%          70.3%         68.7%         70.6%
Comparable same store sales (2)..........................    7,448,884      8,186,449     5,605,465     5,794,447
Comparable same store sales growth (2)...................      N/A               9.9%      N/A               3.4%
Comparable same store sales per square foot (2)..........       520.68         572.24        391.83        405.04

                                                                                 AS OF OCTOBER 27, 1996
                                                                       ------------------------------------------
                                                                          ACTUAL     PROFORMA (3)  AS ADJUSTED(4)
                                                                       ------------  ------------  --------------
BALANCE SHEET DATA:
  Total assets.......................................................  $  3,469,379   $3,965,054    $  6,105,054
  Total liabilities..................................................     2,310,671    3,430,671       2,060,671
  Working capital....................................................       279,803      697,078       2,837,078
  Stockholders' equity...............................................     1,158,708      534,383       4,044,383

------------------------

(1) Due to the Company's change in fiscal year, the Company's financial statements are reported for the year ending December 31, 1994 ("Fiscal 1994"), a one month period ending January 29, 1995, and the year ending January 28, 1996 ("Fiscal 1996"). The Impostors acquisition was completed on February 24, 1994, and accordingly results of operations for the period ended December 31, 1994 reflect only ten months of Impostors' operations. Prior to the Impostors acquisition, which includes the period from January 1, 1994 through February 23, 1994 (approximately two months), the Company had no significant operating activity. Therefore, for purposes of comparison, the one-month period from January 1, 1995 through January 29, 1995 has been combined with Fiscal 1994 and therefore represents thirteen
    (13) months of combined operations but only eleven (11) months of operations of Impostors. This combined period is referred to as "the period ended January 29, 1995."

(2) Includes only the 24 stores open for the entire periods being compared. For the purpose of comparable same store sales only, the period ended January 29, 1995 includes 12 months of sales. However, the financial statement data for the same period includes only 11 months of Impostors operations, as the retail chain was acquired in late February, 1994.

(3) Adjusted to give effect to (i) the sale by the Company of $1,120,000 in Convertible Notes realizing net proceeds of $1,041,600, and (ii) the use of $624,324 of those proceeds to redeem 189,023 shares of Common Stock and 32,500 Class C Warrants.

(4) Adjusted to reflect net proceeds from the sale by the Company in this offering of 1,100,000 shares of Common Stock and 1,100,000 Warrants at the assumed initial offering prices of $3.90 per share and $.10 per Warrant and the utilization of $1,370,000 of the net proceeds therefrom to retire the Convertible Notes and other liabilities in the amount of $250,000. See "Use of Proceeds." The "As Adjusted" information does not include the exercise of the Warrants, the Underwriters' Over-Allotment Options or the options to acquire the Representative's Securities. See "Use Of Proceeds," "Capitalization" and "Underwriting."

                                  THE COMPANY

    The Company was incorporated on July 14, 1988 under the laws of the State of Colorado under the name Protron Systems, Inc. In April, 1991, under the corporate name of Silver State Holding, Inc., the Company completed a small initial public offering in connection with its business involving the purchase and sale of real estate in the Colorado Springs, Colorado area. In March 1993, following the sale of all the real estate, the Company acquired two gaming properties in Central City, Colorado in a series of transactions in which it issued, in the aggregate, 205,800 shares of Common Stock and changed its name to Silver State Casinos, Inc. In September 1993, the Company exchanged its interest in those properties for 2,500,000 shares of common stock of Global Casinos, Inc., a Utah corporation. Between September 1993 and March 1994, the Company had no material operations. The Company has no continuing involvement or interest in any of the prior businesses.

    In March, 1994, the Company acquired from American Fashion Jewels, Inc., d.b.a. Impostors, and its affiliates (collectively "AFJ"), substantially all of the assets and properties utilized in connection with the operation of the chain of 27 Impostors retail jewelry stores and changed its name to Premier Concepts Inc. In a parallel transaction, the Company acquired certain additional leases utilized in connection with the operation of the retail businesses. Impostors' assets consisted of cash, accounts receivable, inventory, leasehold improvements, equipment, furniture, fixtures, leases, licenses, contracts, trademarks and registrations thereof, trade names, servicemarks and registrations thereof, and other miscellaneous assets having a book value of approximately $3,700,000. In consideration of the assets, the Company assumed and agreed to pay certain current and long-term liabilities, including certain bankruptcy administrative claims, post-petition liabilities, priority claims, notes payable and other accounts payable in the aggregate amount of approximately $3,147,000, and issued to the unsecured creditors of AFJ an aggregate of 27,500 shares of Common Stock. See Note 2 to Financial Statements.

    AFJ opened its first reproduction jewelry store in San Francisco, California in 1985. By 1988, Impostors had grown to ten corporate owned stores, with nine additional stores operating as Impostors licensees. Impostors began selling franchises in 1989, adding two additional corporate stores and 36 franchise locations. By 1991, the chain had grown to 43 corporate stores and 69 franchises, for a total of 112 locations. In 1992, AFJ began to experience problems in its relationships with franchisees. Many franchisees were not paying for the merchandise purchased from Impostors, or were purchasing merchandise from unauthorized sources. As a result, management began to terminate its relationships with certain franchisees for failure to comply with the terms of the franchise agreements. By the end of January, 1993, 12 franchisees had filed suits seeking in excess of $2,000,000 in damages. The amount of resources and management time devoted to defending the lawsuits interfered with operations and the Company's ability to raise new capital. On May 28, 1993, AFJ and its affiliates filed four Chapter 11 cases in the United States Bankruptcy Court for the Northern District of California, which cases were later consolidated for joint administration. The Company's acquisition of "Impostors" was confirmed by the Bankruptcy Court on March 3, 1994. Concurrently with the Company's purchase of the 27 then operating Impostors stores, the Company also acquired three additional reproduction jewelry stores from Mirage Concepts, Inc. in exchange for 20,000 shares of its Common Stock. Those stores were located in California and Arizona. See Note 2 to Financial Statements.


    The Company currently operates 35 Impostors stores, has executed leases for three additional stores scheduled to open over the next four months, and has plans to open a total of six to eight new stores in the next 12 months. See "Use of Proceeds" and "Business--Expansion Strategy."


    The Company's principal offices are located at 3033 S. Parker Road, Suite 120, Aurora, Colorado 80014. Its telephone number at that address is (303) 338-1800.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

RISK FACTORS RELATED TO THE BUSINESS OF THE COMPANY

    BANKRUPTCY OF PREDECESSOR. The Impostors operations were acquired by the Company in 1994 out of a Chapter 11 bankruptcy proceeding by American Fashion Jewels, Inc. ("AFJ"), the prior owner of Impostors. In its eight-year operating history prior to the 1993 bankruptcy petition, AFJ had incurred substantial debts, operating losses and unliquidated liabilities to numerous franchisees. While the Company closed most of the unprofitable stores acquired from AFJ and believes that it has defined and adopted an operating strategy which can lead to profitable and successful operations, the Company has experienced operating losses from its Impostors operations and there can be no assurance that the Company's efforts to achieve profitability will be any more successful than those of AFJ. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

    LACK OF PROFITABLE OPERATING HISTORY. For the year ended December 31, 1994, the month ended January 29, 1995, the fiscal year ended January 28, 1996, and for the nine months ended October 27, 1996, the Company reported operating losses of $683,641, $203,026, $37,298 and $138,297, respectively. At October 27,
1996, the Company had an accumulated deficit of $1,824,527. There can be no assurance that operating costs and expenses will not continue to out-pace revenues, or that the Company will not continue to experience losses due to increased operating costs and expenses and/or reduced revenues. See Financial Statements.


    OPERATING LEASES; RISK OF LONG-TERM COMMITMENTS. The commercial leases covering the Company's existing 35 retail locations, combined with the three additional leases the Company has executed for new stores, in the aggregate, represent approximately $13 million in future fixed rental payments. In addition, all of the Company's store leases have provisions requiring additional payments for operating expenses, real estate taxes and additional rent based upon a percentage of sales. There can be no assurance that store revenues will be sufficient to cover the Company's unconditional future rent obligations under these leases. Further, the Company's leases expire at various dates from 1996 to 2007, and upon expiration, there can be no assurance that the Company will be able to renegotiate lease terms that are favorable to the Company, or, failing renegotiation, locate suitable replacement facilities. In October 1995, the Company's Rodeo Drive lease, which was a month-to-month lease, expired without renewal due to the landlord's desire to remodel the building. For the 11 month period ended January 29, 1995, the Rodeo Drive store had contributed $97,287 to the Company's operating income. In addition, the Company's largest store in Union Square, San Francisco expires in the year 2001. During Fiscal 1996, this store contributed $245,626 to the Company's total net store contribution and was one of the five stores that contributed, in the aggregate, 52% of the total net store contribution (store revenues less direct store expenses). The loss of the Union Square store or one or more of the other established retail locations could have a material adverse effect on the Company and its operations. Further, the Company's office lease was personally guaranteed by four of the members of the Company's Board of Directors at the time it was executed. See "Certain Transactions--Lease Guarantee" and Notes 5 and 6 to Financial Statements.



    Additionally, the Company plans to lease and open six to eight additional retail stores over the next 12 months, of which three locations are already under lease commitment. While the Company has developed criteria utilized in identifying new store sites, the Company has no way of predicting with certainty whether any new location will support a profitable retail store. As a result, the Company's expansion activities represent a substantial risk that the Company will commit itself to new leases for locations which will prove to be unprofitable. See "Business--Business Strategy."

    ADDITIONAL CAPITAL REQUIREMENTS; POSSIBLE ADDITIONAL DILUTION. It is probable that the Company will require additional capital in the future to finance its business activities. The Company's future plans include remodeling the Company's existing stores and leasing, equipping and stocking new retail locations during fiscal 1997. The Company also plans to heighten its merchandizing efforts through the various home shopping networks and the development and marketing of the Company's product catalogue. It is likely that proceeds from this offering will be below the funding necessary for the Company to fully develop its business strategy. Additional capital, to the extent needed, may be obtained through borrowings or by additional equity financing. Future equity financing may occur through the sale of either unregistered common stock in exempt offerings or through the public offering of registered equity securities. In any case, such additional equity financing may result in additional dilution to investors. The Company has no arrangements for the acquisition of additional capital, and there can be no assurance that any additional capital, funding or revenues can be satisfactorily arranged. See "Business," "Use of Proceeds," and "Risk Factors Related to the Offering."


    SEASONALITY; FLUCTUATIONS IN CAPITAL DEMANDS. The Company's business is highly seasonal with its mall locations generating nearly 20% of their business during the Christmas holiday season. The Company's 17 tourist locations are less sensitive to the effect of the holiday season, however, on a store-by-store basis, they do experience fluctuations based upon such factors as seasonal economic conditions, transportation costs and other factors effecting tourism in their particular locations. This seasonality results in higher demand for working capital at certain times of the year. Also, interim operating results are not necessarily indicative of the Company's results of operations or financial conditions on an annualized basis. The Company cannot accurately predict the potential adverse effect of seasonality on its business, and there can be no assurance that the Company can acquire or develop additional retail locations in counter-seasonal locales or cultivate innovative marketing campaigns which will balance out the potential adverse consequences. See "Business--Seasonality."


    MANAGEMENT'S LACK OF VOTING INFLUENCE. The Company's President, Sissel B. Greenberg, owns only 2,300 shares of Common Stock, which represents less than 1% of the total issued and outstanding shares. All of the Company's officers and directors as a group own only 5,200 shares, or less than 1% of the total outstanding shares of Common Stock. Even giving effect to the exercise of their outstanding options, the Company's officers and directors as a group will exercise voting control over only 4.5% of the Company's outstanding shares of Common Stock following completion of this offering. As a result of this lack of voting influence as shareholders, there can be no assurance that the Company's officers and directors will be able to implement the plans and strategies described in this Prospectus. Further, it is possible that shareholders with greater voting influence could initiate actions which could be adverse to those plans or hostile to current management. See "Security Ownership of Management and Principal Shareholders."

    LIMITED LIQUIDITY AND CAPITAL RESOURCES. The operation of numerous retail locations is very capital intensive, particularly during the holiday season. In the past, the Company has operated on limited capital resources and has depended primarily on funds generated from stock sales and short-term loans from its shareholders and other short-term funding sources to make up any working capital shortfalls. There can be no assurance that funds necessary for operations can be generated from future stock sales and short-term loans from related parties and/or other investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF LEVERAGE AND DEFAULT. All of the Company's assets are encumbered by debt, the service of which requires a substantial portion of the net cash flow generated by the Company's operations. Of the proceeds of this offering, $1,220,000 has been allocated to reduce the Company's secured debt including retiring the Convertible Notes. Future losses from operations may impair the Company's ability to service its remaining debt and retire it in accordance with its terms. Should the Company default under any of its secured debt, a creditor could foreclose against the Company's assets and effectively force the cessation of the Company's business. See "Use of Proceeds" and Note 4 to Financial Statements. Further, the Company's leveraged position impairs its ability to obtain additional financing to fund working capital requirements, capital expenditures or other purposes, renders the Company more vulnerable to extended economic downturn, restricts the Company's ability to make acquisitions or otherwise exploit business opportunities, and limits the Company's flexibility to respond to changing economic conditions.

    NEW BUSINESS AND LIMITED RETAILING EXPERIENCE. The Company has only been engaged in the business of marketing and retailing high-end fashion and reproduction jewelry since March, 1994. Certain of the Company's management does not have prior retailing experience. As a result, the Company has only limited experience in the merchandizing of fashion and reproduction jewelry, and there can be no assurance that its intended activities will be successful or result in profitable operations. It is also impossible to predict what effect, if any, fluctuations in the United States or worldwide economy will have on such industry. See "The Company" and "Business."


    DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its President, Sissel B. Greenberg, and to a lesser extent on its marketing, sales and promotional personnel, as well as on its ability to continue to attract, motivate and retain highly qualified employees. Although the Company provides employees with the opportunity to acquire equity in the Company pursuant to Incentive Stock Options granted under the Company's 1993 Stock Incentive Plan, its key employees may nevertheless voluntarily terminate their employment with the Company at any time. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and marketing efforts. While the Company has a written employment contract with its President, Sissel B. Greenberg, which expires on June 20, 1999, there can be no assurance of her continued service to the Company. The Company does not have key person life insurance covering its management personnel or other key employees. See "Management."


    COMPETITION. The Company faces significant competition from numerous organizations throughout the country, and world-wide, which offer fashion and reproduction jewelry, many of which possess significantly greater resources than the Company and in many cases greater retailing expertise. Indirectly, the Company competes against retailers of fashion jewelry on the low end and fine jewelry on the upper end of the jewelry market. Within the faux jewelry industry, the Company competes against department stores, some of whom have significantly greater resources and retailing experience than the Company, as well as other businesses which function exclusively as specialty retailers of faux jewelry. The Company competes against these specialty retailers not only in its sources of supply but also in locations for its retail stores. The Company may suffer a competitive disadvantage due to its limited resources and lack of retailing experience. See "Business--Competition."

    RISK OF INFRINGEMENT. A significant portion of the Company's products represent jewelry designs or concepts copied or inspired by fine jewelry developed and sold by famous designers. While most jewelry designs are not protected by copyright or trademark law, on occasion a particular design may be subject to a design copyright or trademark registration obtained by the original designer. Due to the magnitude of the number of the Company's products, it is impracticable for the Company to research each jewelry design that it purchases for resale to determine whether or not there may exist a copyright or trademark registration preventing its unauthorized copy. While the Company has developed certain merchandizing and purchasing methodologies which minimize the risk, there can be no assurance that from time to time the Company will not inadvertently infringe upon the intellectual property rights of third parties. Under these circumstances, the Company may be subject to liability to the owner of the design copyright or trademark to disgorge the Company's profits earned from sales of the particular product, or in the alternative, liability for statutory damages under copyright laws. See "Business--Intellectual Property."

    NO PROPRIETARY ADVANTAGE. Neither the design nor concept of any of the Company's jewelry is subject to protection by the Company under applicable copyright, trademark or trade secret laws. As a result, the Company holds no proprietary advantage over others competing in the faux jewelry markets. See "Business--Intellectual Property."

    NO FIRM CONTRACTS FROM SUPPLIERS OR MANUFACTURERS. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. As a result, there is a risk that any of the Company's suppliers or manufacturers may discontinue selling their products to the Company for any reason. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the product, with a resulting loss of revenues to the Company. See "Business--Suppliers and Vendors."

    LICENSING AND OTHER GOVERNMENTAL REGULATION. For each retail location operated by the Company, it is necessary for the Company to apply for and obtain certificates of authority, permits and other licenses from state and local governmental authorities permitting and/or controlling the Company's operation of one or more retail stores in the particular state and/or municipality. Each governmental jurisdiction has its own regulatory requirements which can impose additional reporting requirements and costs. While the Company has been able to obtain all necessary certificates, permits and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations. See "Business-- Properties."

    EXPANSION INTO FOREIGN MARKETS. Although the Company intends to expand its wholesale distribution into foreign markets, there can be no assurance that the Company can open markets on a timely basis or that such new markets will prove to be profitable. Significant regulation and legal barriers must be overcome before marketing can begin in any foreign market. Also, before marketing has commenced, it is difficult to assess the extent to which the Company's products and sales techniques will be successful in any given country. In addition to significant regulatory barriers, the Company may also expect problems relating to entering new markets with different cultural bases and legal systems from those encountered in the past. See "Business--Marketing and Distribution." Moreover, expansion of the Company's operations into new markets may entail substantial working capital and capital requirements associated with regulatory compliance. The Company intends to spend a portion of the proceeds of this offering for the purpose of expansion into foreign markets. See "Use of Proceeds."

    EFFECT OF EXCHANGE RATE FLUCTUATIONS. The Company intends to expand its activities in foreign countries, both with respect to inventory purchases and retail sales. As a result, exchange rate fluctuations may have a significant effect on its sales, costs and gross margins. Further, if exchange rates fluctuate dramatically, it may become uneconomical for the Company to establish or continue purchasing or selling activities in certain countries. See "Business--Other Marketing and Distribution Channels."

    CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS. The Company has entered into certain transactions with its former and current officers, directors and principal shareholders relating to the issuance of securities and an office lease. There was the potential for conflicts of interest from these transactions. The Board of Directors has determined that any future transactions with officers, directors or principal shareholders will be approved by the disinterested directors and will be on terms no less favorable than could be obtained from an unaffiliated third party. See "Certain Transactions" and "Security Ownership of Management and Principal Shareholders."

    LIMITATION OF DIRECTORS' LIABILITY. The Company's Articles of Incorporation provide, as permitted by Colorado law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. This provision may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. See "Management."

    MANAGEMENT OF GROWTH. If the Company is successful in increasing demand for the Company's products, of which there can be no assurance, growth of the Company could create certain additional risks.

Rapid growth can be expected to place a substantial burden on the Company's management resources and financial controls. The Company's ability to manage its growth effectively will require the Company to continue to implement and refine its operational, financial and information management systems and to train, motivate and manage its employees. The Company's ability to attract and retain qualified personnel will have a significant affect on the Company's ability to establish and maintain its position in the market, and failure of the Company to manage its growth effectively could have material adverse effects on the Company's results of operations. See "Management."

RISK FACTORS RELATED TO THIS OFFERING

    OFFERING PRICES ARBITRARILY DETERMINED. The offering price of the Common Stock and Warrants and the Warrant Exercise Price and other terms of the Warrants being offered hereby were determined by negotiation between the Company and the Representative and are not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company. See "Underwriting."


    BROAD DISCRETION IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS. Of the approximate $3,585,000 net proceeds from this offering, $1,500,000 will be used for store openings, some of which have been recently completed, $1,370,000 will be used to retire the $1,120,000 in Convertible Notes and to repay certain short-term debt of $250,000, $250,000 for store remodeling, and $100,000 for development of new marketing channels. The remainder will be used for working capital and other general corporate purposes. The net proceeds allocated to the development of new stores and marketing is subject to change depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the availability of desirable locations. Management believes that the availability of proceeds from this offering would enhance the Company's ability to expand its business more rapidly by taking advantage of opportunities to acquire additional retail locations, or even competitive or complementary businesses, on a favorable basis. Although the Company is not currently a party to any agreement or understanding with respect to any prospective acquisition, it has explored and continues to evaluate possible opportunities that complement the Company's business. Accordingly the Company's management will have broad discretion concerning the exact nature of the application of net proceeds of this offering. See "Use of Proceeds."


    DILUTION. At October 27, 1996, giving retroactive effect to (i) the sale of the Convertible Notes, (ii) the Company's redemption and cancellation of 189,023 shares of Common Stock and 32,500 Class C Warrants for a total consideration of $624,325 and (iii) the conversion of the Convertible Preferred Stock into 102,041 shares of Common Stock, the Company had a proforma net tangible book value of $231,908 or $.35 per share based upon 661,957 Common Stock shares outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets). After giving effect to the sale of 1,100,000 shares of Common Stock and 1,100,000 Warrants by the Company in this offering and receipt of the estimated net proceeds therefrom, the adjusted net tangible book value at October 27, 1996 would have been $3,953,451 or $2.38 per share of Common Stock. This represents an immediate increase of $2.03 per share to current shareholders and an immediate dilution of $1.62 per share or 40.5% to the investors in this offering.

    NEED FOR CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATIONS. Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if there is a current and effective Registration Statement and Prospectus covering the Warrants and the shares of Common Stock issuable upon their exercise, and only if the shares are qualified for sale under the securities laws of the applicable state or states. While the Company has undertaken plans to do so, there can be no assurance that a current Registration Statement and Prospectus will be in effect when any of the Warrants are attempted to be exercised. Although the Company will seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value if a Prospectus covering the shares issuable upon the exercise thereof is not kept effective and current, or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description Of Securities."

    POTENTIAL ADVERSE EFFECT OF WARRANT REDEMPTION. The Warrants may be redeemed by the Company, after 12 months from the date of this Prospectus, at a price of $0.05 per Warrant upon 45 days' notice, mailed after the closing bid price of the Common Stock has equaled or exceeded 150% of the then current
Warrant Exercise Price (initially $      per share), for a period of 20 or more
of the 30 consecutive trading days immediately preceding such notice. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be redeemed or exercised unless a Registration Statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrant. See "Description Of Securities."

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of the shares of Common Stock and Warrants may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters from time to time in the future may make a market in and otherwise effect transactions in the Company's securities. To the extent the Underwriters do so, they may be a dominating influence in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Company's securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Company's securities at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the Company's securities.

    LACK OF DIVIDENDS. No cash dividend was paid for the fiscal year ended January 28, 1996, and the Company does not intend to declare or pay any dividends on its outstanding shares of Common Stock in the foreseeable future. In March 1994, the Company distributed to its shareholders of record, pro rata, 2,409,700 shares of the common stock of Global Casinos, Inc. previously acquired by the Company in its disposition of two casino properties. See "Dividends."

    LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK. While there currently exists in the over-the-counter market a limited and sporadic public trading market for the Company's Common Stock, there can be no assurance that such a market will improve in the future, even if the Company's securities are approved for listing on NASDAQ. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover due to the relatively low price of the Company's securities, many brokerage firms may not effect transactions in the Company's Common Stock. See "Description Of Securities."

    RISKS OF PRICE AND VOLUME FLUCTUATIONS. The over-the-counter markets for securities such as the Company's Common Stock and Warrants historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock.

    POSSIBLE LOSS OF NASDAQ LISTING. In order to continue to be listed on NASDAQ, the Company must satisfy certain maintenance standards which relate to the Company's assets, capital surplus and public trading price of its securities. As a result, there can be no assurance that the Company's securities will continue to be listed on NASDAQ. If the Company's Common Stock and Warrants are delisted from NASDAQ, trading, if any, in those securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do no meet NASDAQ listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it substantially more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities, and depending upon several factors including future market price of the Common Stock, the Company's securities could become subject to the "penny stock" rules. See "Risk Factors--The Securities Enforcement and Penny Stock Reform Act of 1990."

    THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. See "Certain Market Information."

    Although the Common Stock and Warrants are anticipated to be approved for quotation on the Nasdaq SmallCap Market, there can be no assurance that they will remain eligible to be included on Nasdaq. In the event that the Company's Common Stock and Warrants were no longer eligible for quotation on Nasdaq, the Common Stock and Warrants could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission. That disclosure document advises an investor that investments in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. It contains an explanation and disclosure of the bid and offer prices of the security, any retail charges added by the dealer to those prices ("markup" or "markdown"), and the amount of compensation or profit to be paid to or received by the salesperson in connection with the transaction. The disclosure contains further admonitions for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security as well as the salesperson with whom the investor is working, and to understand the risky nature of an investment in the security. Further, the disclosure includes information regarding the market for penny stocks, explanations regarding the influence that marketmakers may have upon the market for penny stocks and the risk that one or two dealers may exercise domination over the market for such security and therefore control and set prices for the security not based upon competitive forces. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock or Warrants became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock and Warrants in this offering to dispose of their securities.

    SHARES ELIGIBLE FOR FUTURE SALE. As of January 4, 1997, 559,916 shares of the Company's Common Stock, were issued and outstanding, 502,735 of which are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. Of these restricted shares, 244,409 shares are being registered for resale by the Company in a separate Registration Statement which is expected to go effective thirty days after the date of this Prospectus. Further, concurrently with this offering, 102,041 shares of Common Stock and 483,334 Warrants are being registered for sale under the Securities Act for certain selling shareholders. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.


    The Company has outstanding options and Class C Warrants exercisable to purchase, in the aggregate, 256,250 shares of Common Stock at a weighted average exercise price of $4.13 per share. The Company also has outstanding Warrants
exercisable to purchase 241,667 shares of Common Stock at a price of $      per
share, which warrants are being registered concurrently with this offering. In addition, the Company is authorized to issue an additional 34,000 options under the Company's 1993 Stock Incentive Plan ("Incentive Plan") and an additional 60,000 options under its Employee Stock Purchase Plan ("ESPP"). The Company plans to register for sale under the Securities Act all shares issuable upon exercise of options granted under either the Incentive Plan or ESPP. Following completion of the offering covered by this Prospectus, assuming no exercise of the Underwriter's Over-Allotment Option, the Company will have outstanding Warrants exercisable to purchase, in the aggregate, 791,667 shares of Common
Stock at a price of $      per share, including Warrants issuable upon exercise
of the option granted to the Representative. See also "Options to Representative" below. The Company has undertaken to register for sale under the Securities Act all shares issuable upon exercise of those Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.



    RIGHTS TO ACQUIRE SHARES. A total of 256,250 shares of Common Stock have been reserved for issuance upon exercise of outstanding options and warrants, all but 70,000 of which are currently exercisable. In addition, there are outstanding Warrants exercisable to purchase an aggregate of 241,667 shares of Common Stock. The exercise prices of these options and warrants range between $1.875 per share and $10.00 per share, with a weighted average exercise price of approximately $4.13 per share. During the terms of the outstanding options and warrants, the last of which expire in 2003, the holders thereof will have the opportunity to profit from an increase in the market price of the Company's Common Stock with resulting dilution to the holders of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise or convert those securities at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise or conversion of such options or warrants.

    AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 20,000,000 shares of preferred stock, $.10 par value. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval. The ability of the Board to issue one or more series of preferred stock without further stockholder approval could have the effect of delaying, deterring or preventing a change in control of the Company or otherwise making it more difficult for a person to acquire control of the Company. Further, the ability of the Board to so issue one or more series of Preferred Stock could have a depressive effect on the market price of the Company's Common Stock. See "Description Of Securities."

    AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorized the issuance of up to 850,000,000 shares of Common Stock, of which 559,916 shares are outstanding on the date of this Prospectus. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the offering price in the offering and therefore could represent further substantial dilution to investors in the offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. The Company has outstanding options and warrants exercisable to purchase in the aggregate up to 231,250 shares of Common Stock at an average exercise price of $4.31 per share. Exercise of the options will have a further dilutive effect on existing shareholders and investors in the offering. See "Description Of Securities."

    OPTIONS TO REPRESENTATIVE. In connection with this offering, the Company will sell to the Representatives, for a nominal cost, options (the "Representative's Securities") to purchase up to 110,000 shares of Common Stock and 110,000 Warrants. The Representative's Securities will be exercisable commencing one year after the date of this Prospectus and for four years thereafter, at an exercise price of 120% of the initial public offering prices of the Common Stock and of the Warrants. Holders of the Representative's Securities are given the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution of the interest of shareholders. Furthermore, the Company will grant certain registration rights with regards to the Representative's Securities and such registration could result in substantial expense to the Company. See "Underwriting--Representative's Securities."

                                USE OF PROCEEDS

    The proceeds to the Company from the offering, net of expenses of the offering remaining to be paid, estimated to be $375,000, will be approximately $3,585,000, assuming a combined offering price of a share of Common Stock and a Warrant of $4.00. Management anticipates that the proceeds will be applied with the following priority during the next 12 month period:

DESCRIPTION OF USE                                                                 AMOUNT       PERCENT
------------------------------------------------------------------------------  ------------  -----------
Opening new retail locations(1)...............................................  $  1,500,000       41.8%
Debt reduction(2).............................................................     1,370,000       38.2%
Remodeling existing retail locations(3).......................................       250,000        7.0%
Development of marketing channels(4)..........................................       100,000        2.8%
Working capital(5)............................................................       365,000       10.2%
                                                                                ------------  -----------
                                                                                $  3,585,000     100.00%
                                                                                ------------  -----------
                                                                                ------------  -----------

------------------------


(1) During the next 12 months, the Company intends to open six to eight new retail locations. The cost to open a new store will range between $100,000 and $200,000 depending on location and size. The cost of opening a new store includes leasehold improvements, equipment and fixtures, and initial inventory buildup. The Company is currently targeting tourist and upscale locations in existing and new markets. To date, the Company has executed three additional leases in California, Florida, and Washington, D.C. Management has also engaged in negotiations with several potential lessors in Arizona, Florida, Massachusetts, Nevada, New Jersey and New York and shortly after the offering, expects to have identified a "target list" of possible additional locations for expansion. Any funds not used to open new stores will be allocated to working capital. Includes approximately $400,000 of costs already incurred by the Company in connection with recently opened new store locations.



(2) Consists of repayment of the $1,120,000 in Convertible Notes and $200,000 in short-term notes, of which $100,000 is collateralized by the Company's assets, and $50,000 of selected accounts payable. The short term notes to be retired consist of a $100,000 note which bears 12% interest which was due in January, 1996, the $60,000 balance due on a note which, together with 12% interest was due in January 1996, and a $35,500 note which bears interest at 12% per annum which was due on December 31, 1996. All of the foregoing note holders have agreed to forebear from taking action on the notes pending completion and payment from the proceeds of this offering. See "Description of Securities--12% Convertible Promissory Notes."


(3) The Company's merchandising strategy focuses on high-quality designer influenced products and an upscale shopping environment. To this end, the Company has launched a campaign to enhance the appearance of its existing stores. The Company intends to allocate a portion of the proceeds to remodel up to six stores over the next 12 months.

(4) Over the next 12 months, the Company plans to enhance and upgrade its internet website, pursue wholesale opportunities in the international marketplace, establish arrangements with home shopping networks and complete the Company's product catalogue. The development of these additional marketing channels is expected to cost approximately $100,000 over the next 12 months.

(5) The proceeds allocated to working capital will be applied, to the extent necessary, to the Company's current operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A portion of those proceeds may also be used for additional store remodelings in the future. Further, as it is an inherent part of the Company's strategic plan to achieve long-term growth and profitable operations through, in part, acquisitions, a portion of the proceeds allocated to working capital may be used in connection the acquisition of one or more stores or chain of stores. While the Company regularly evaluates acquisition and business combination opportunities, there are no substantive negotiations, arrangements, agreements or understandings with respect to any potential acquisition.

    The amounts set forth above represent the Company's present intentions for the use of the proceeds from this offering. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in the economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional retail locations. Any reallocation of the net proceeds of the offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations through the development of additional retail locations. The Company's working capital requirements are a function of its future sales growth and expansion, neither of which can be predicted with any reasonable degree of certainty. As a result, the Company is unable to precisely forecast the period of time for which proceeds of this offering will meet its working capital requirements. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise.

    Pending use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                    DILUTION

    At October 27, 1996, giving retroactive effect to (i) the sale of the Convertible Notes, (ii) the Company's repurchase of 189,023 shares of Common Stock and 32,500 Class C Warrants for a total consideration of $624,325 and
(iii) the conversion of the Convertible Preferred Stock into 102,041 shares of Common Stock, the Company had a proforma net tangible book value of $231,908 or $.35 per share based upon 661,957 Common Stock shares outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets). After giving effect to the sale of 1,100,000 shares of Common Stock and 1,100,000 Warrants by the Company in this offering at prices of $3.90 and $.10, respectively, and receipt of the estimated net proceeds therefrom, the adjusted net tangible book value at October 27, 1996 would have been $3,953,451 or $2.38 per share of Common Stock. This represents an immediate increase of $2.03 per share to current shareholders and an immediate dilution of $1.62 per share or 40.5% to the investors in this offering. The following table illustrates the per share dilution, assuming all 1,100,000 shares of Common Stock and Warrants are sold in this offering:

Assumed public offering price per share of Common Stock and Warrant (1)......             $    4.00

  Net tangible book value per share of Common Stock before offering (2)......  $     .35

  Increase per share of Common Stock attributable to new investors...........  $    2.03
                                                                               ---------

Adjusted net tangible book value per share of Common Stock after offering
 (2)(3)(4)...................................................................             $    2.38
                                                                                              -----

Dilution of net tangible book value per share of Common Stock to new
 investors (2)(3)(4).........................................................             $    1.62
                                                                                              -----
                                                                                              -----

Dilution per share of Common Stock as a percentage of offering price
 (2)(3)(4)...................................................................                  40.5%
                                                                                              -----
                                                                                              -----

--------------------------

(1) Includes the price of the Warrant.

(2) Assumes that all the consideration paid by investors in the Bridge Offering and Bridge Note Financing is allocated to the Convertible Preferred Stock and Convertible Notes, respectively. Also assumes conversion of all shares of Convertible Preferred Stock into 102,041 shares of Common Stock.


(3) Additional dilution to new investors will also result if shares of Common Stock are issued upon exercise of outstanding warrants and options available for grant under the Company's 1993 Stock Incentive Plan, which have exercise prices of less than the offering price per share paid for shares of the Company's Common Stock purchased in this offering. Further, warrants and options are outstanding to purchase an aggregate of 256,250 shares of Common Stock at a weighted average exercise price of $4.13 per share, as well as Warrants exercisable to purchase an additional 241,667 shares of Common
    Stock at a price of $      per share.


(4) Assumes no exercise of Warrants or Representative's Securities.

    As of the date of this Prospectus the Company has sold the outstanding 661,957 shares of Common Stock, giving effect to the conversion of 416,670 shares of Convertible Preferred Stock into 102,041 shares of Common Stock, for a total purchase price of $2,358,910, at an average cost per share of approximately $3.50. On December 27, 1996, the Company completed the redemption of 189,023 of its Common Stock shares from certain shareholders, which reduced the net number of shares sold by the Company to 661,957. This compares to a purchase price of $4.00 per share of Common Stock and Warrant for investors in this offering. Upon completion of this offering, assuming the maximum number of shares are sold, and after deduction of expenses of the offering, investors will have contributed 59.8% of the capital of the Company for which they will have received 62.4% of the Common Stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of October 27, 1996 (i) on a historical basis, (ii) proforma giving effect to the sale of the Convertible Notes and redemption and cancellation of 189,023 shares of Common Stock and (iii) as adjusted to give effect to the conversion of the Convertible Preferred Stock, the sale of the securities offered hereby and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds." This section should be read in conjunction with the financial statements and notes to the financial statements which are contained elsewhere in this Prospectus.

                                                                       OCTOBER 27, 1996
                                                       ------------------------------------------------
                                                                                             AS
                                                          ACTUAL      PRO FORMA(1)   ADJUSTED(1)(2)(3)(4)
                                                       -------------  -------------  ------------------
Long term debt.......................................  $     691,104  $   1,811,104    $      691,104
Stockholders' equity
  Preferred Stock, $.10 par value, 20,000,000 shares
    authorized; 416,670 shares outstanding, 416,670
    outstanding pro forma(1); none outstanding as
    adjusted.........................................         41,667         41,667          --
  Common Stock, $.002 par value, 850,000,000 shares
    authorized; 748,939 shares issued and
    outstanding; 559,916 shares outstanding pro
    forma(1) 1,761,957 as adjusted.(2)...............          1,498          1,120             3,524
  Additional paid-in capital.........................      2,940,070      2,316,123         5,865,386
Accumulated deficit..................................     (1,824,527)    (1,824,527)       (1,824,527)
Total stockholders' equity (3).......................      1,158,708        534,383         4,044,383
                                                       -------------  -------------  ------------------
Total capitalization.................................  $   1,849,812  $   2,345,487    $    4,735,487
                                                       -------------  -------------  ------------------
                                                       -------------  -------------  ------------------

------------------------

(1) Adjusted to give effect to (i) the sale of the Convertible Notes in the Bridge Note Financing and (ii) the redemption and cancellation of 189,023 Shares of Common Stock (the "Pro Forma Adjustments").

(2) Adjusted to give effect to (i) the Pro Forma Adjustments, (ii) the sale of 1,100,000 Shares of Common Stock and 1,100,000 Warrants offered hereby for gross proceeds of $3,960,000, (iii) reduced by estimated expenses of the offering of $450,000, of which $75,000 have already been paid by the Company and (iv) the repayment of the $1,120,000 in Convertible Notes.


(3) Does not include (i) 230,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's 1993 Stock Incentive Plan, 196,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $2.33 per share, and of which 70,000 options are subject to future vesting, (ii) 60,250 shares of Common Stock reserved for issuance upon exercise of outstanding Class C Common Stock Purchase Warrants ("C Warrants") at a price of $10.00 per share, (iii) 12,000 shares of Common Stock reserved for issuance pursuant to the exercise of other outstanding options and warrants having a weighted average exercise price of $2.50 per share, (iv) 60,000 shares of Common Stock reserved for issuance pursuant to the exercise of options which may be granted under the Company's 1995 Employee Stock Purchase Plan ("1995 ESPP"), and (v) 241,667 shares of Common Stock reserved for issuance upon exercise of outstanding Warrants.


(4) Assumes no exercise of Warrants and Representative's Securities to be sold by the Company in this offering.

                                   DIVIDENDS

    No cash dividend was paid for the last two fiscal years. In March 1994, following completion of a rights offering, the Company distributed to its shareholders of record, PRO RATA, 2,409,700 shares of the common stock of Global Casinos, Inc. previously acquired by the Company in its disposition of two casino properties.

    While no decision with regard to the payment of dividends in the future has, to date, been made, the Company does not, as of the date of this Prospectus, intend to declare or pay any dividends on its outstanding shares of Common Stock in the foreseeable future. Future dividend policy is subject to the discretion of the Board of Directors, and is dependent upon a number of factors including future earnings, capital requirements and the financial condition of the Company. The rights of Common Stock shareholders to dividends shall be subject to the rights and preferences of Preferred Stock shareholders, if any, at the time the dividend is declared.

                           CERTAIN MARKET INFORMATION

PRICE RANGE OF COMMON STOCK


    The outstanding shares of Common Stock are traded over-the-counter and quoted on the OTC Electronic Bulletin Board on a limited and sporadic basis under the symbol "PMRCA." The reported high and low bid and asked prices for the Common Stock are shown below for the period through February 18, 1997. The prices presented are bid and asked prices which represented prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions.



                                                               BID(1)                      ASK(1)
                                                     --------------------------  --------------------------
                                                         HIGH          LOW           HIGH          LOW
                                                     ------------  ------------  ------------  ------------
1994
First Quarter......................................  $    7.50     $   6.25      $  10.00      $  10.00
Second Quarter.....................................       7.50         7.50         10.00         10.00
Third Quarter......................................       7.50         7.50         10.00         10.00
Fourth Quarter.....................................       5.00         5.00         10.00         10.00

1995
First Quarter......................................           (2)           (2)           (2)           (2)
Second Quarter.....................................  $    5.00     $   5.00      $  10.00      $  10.00
Third Quarter......................................       5.00         1.25         10.00          3.75
Fourth Quarter.....................................       3.75         1.875         8.125         6.25

1996
First Quarter......................................  $    2.50     $   1.875     $   8.125     $   4.375
Second Quarter.....................................       2.50         1.875         4.375         4.375
Third Quarter......................................       3.44         2.50          5.94          4.06
Fourth Quarter (through February 18, 1997).........       3.44         2.50          4.50          4.06


------------------------

(1) All prices have been adjusted to give retroactive effect to a one-for-five reverse stock split which was effective on December 20, 1996.

(2) No trading activity during the period.


    The bid and ask prices of the Company's Common Stock on February 18, 1997 were $2.625 and $4.250, respectively, as quoted on the OTC Electronic Bulletin Board and as adjusted for the reverse stock split referred to above. As of February 18, 1997 there were approximately 630 shareholders of record of the Company's Common Stock.

                  SELECTED FINANCIAL DATA AND STATISTICAL DATA

    Set forth below is selected summary financial data with respect to the Company. Financial information for the period ended January 29, 1995, for the year ended January 28, 1996, and as of and for the nine months ended October 29, 1995 and October 27, 1996, is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto. In February 1995, the Company adopted its new fiscal year to begin January 30, 1995 and end January 28, 1996; and thereafter the fiscal year will end on the last Sunday of each January of each successive year.


                                                                                            NINE MONTHS ENDED
                                                           PERIOD ENDED    YEAR ENDED   --------------------------
                                                            JANUARY 29,   JANUARY 28,   OCTOBER 29,   OCTOBER 27,
                                                             1995 (1)         1996          1995          1996
                                                           -------------  ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................................  $   8,335,790  $  9,069,840  $  6,231,250  $  6,287,910
Operating (loss).........................................       (886,667)      (37,298)     (417,264)     (138,297)
Income from discontinued operations......................        141,237       270,441       177,830        16,177
Net income (loss)........................................     (1,038,726)      114,219      (350,118)     (108,496)
Net income (loss) available to common shareholders.......     (1,038,726)      114,219      (350,118)     (116,496)
Net income (loss) per common share.......................          (2.93)          .23          (.77)         (.15)
Weighted average number of common shares outstanding
  (2)....................................................        354,600       495,800       454,851       748,939

STATISTICAL DATA:
Store revenues...........................................  $   8,178,054  $  8,957,344  $  6,187,408  $  6,263,579
Store gross margin.......................................      5,509,955     6,337,334     4,271,700     4,436,239
Store operating expenses.................................      4,850,747     4,906,077     3,597,412     3,567,700
Store operating profit...................................        659,237     1,431,257       674,288       868,538
Corporate overhead operating expenses....................      1,430,884     1,518,416     1,069,974       971,923
Gross margin percentage..................................           66.4%         70.3%         68.7%         70.6%
Comparable same store sales (2)..........................      7,448,884     8,186,449     5,605,465     5,794,447
Comparable same store sales growth (2)...................            N/A           9.9%          N/A           3.4%
Comparable same store sales per square foot (2)..........         520.68        572.24        391.83        405.04


                                                                                  AS OF OCTOBER 27, 1996
                                                                        ------------------------------------------
                                                                           ACTUAL     PROFORMA(3)   AS ADJUSTED(4)
                                                                        ------------  ------------  --------------
BALANCE SHEET DATA:
  Total assets........................................................  $  3,469,379  $  3,965,054   $  6,105,054
  Total liabilities...................................................     2,310,671     3,430,671      2,060,671
  Working capital.....................................................       279,803       697,078      2,837,078
  Stockholders' equity................................................     1,158,708       534,383      4,044,383

------------------------

(1) Due to the Company's change in fiscal year, the Company's financial statements are reported for the year ending December 31, 1994 ("Fiscal 1994"), a one month period ending January 29, 1995, and the year ending January 28, 1996 ("Fiscal 1996"). The Impostors acquisition was completed on February 24, 1994, and accordingly results of operations for the period ended December 31, 1994 reflect only ten months of Impostors' operations. Prior to the Impostors acquisition, which includes the period from January 1, 1994 through February 23, 1994 (approximately two months), the Company had no significant operating activity. Therefore, for purposes of comparison, the one-month period from January 1, 1995 through January 29, 1995 has been combined with Fiscal 1994 and therefore represents thirteen (13) months of combined operations but only eleven (11) months of operations of Impostors. This combined period is referred to as "the period ended January 29, 1995."

(2) Includes only the 24 stores open for the entire periods being compared. For the purpose of comparable same store sales only, the period ended January 29, 1995 includes 12 months of sales. However, the financial statement data for the same period includes only 11 months of Impostors operations, as the retail chain was acquired in late February, 1994.

(3) Adjusted to give effect to (i) the sale by the Company of $1,120,000 in Convertible Notes realizing net proceeds of $1,041,600, and (ii) the use of $624,325 of those proceeds to redeem 189,023 shares of Common Stock and 32,500 Class C Warrants.

(4) Adjusted to reflect net proceeds from the sale by the Company in this offering of 1,100,000 shares of Common Stock and 1,100,000 Warrants at the assumed initial offering prices of $3.90 per share and $.10 per Warrant and the utilization of $1,370,000 of the net proceeds therefrom to retire the Convertible Notes and other liabilities in the amount of $250,000. See "Use of Proceeds." The "As Adjusted" information does not include the exercise of the Warrants, the Underwriters' Over-Allotment Options or the options to acquire the Representative's Securities. See "Use Of Proceeds," "Capitalization" and "Underwriting."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report.

RETAIL FISCAL YEAR

    The method of financial reporting is a fifty-two to fifty-three (52-53) week fiscal year ending on the last Sunday in January of each year. Likewise, reporting quarters end on the Sunday closest to the calendar end of April, July and October. Each reporting quarter contains 13 weeks of operations.

LIQUIDITY AND CAPITAL RESOURCES


    Approximately 20% of the Company's business is generated during the Christmas holiday season. The Company's cash position will therefore be the highest at the end of December as compared to any other month of the year, and tends to decrease during the first, second, and third quarters of the fiscal year. On June 24, 1996, the Company successfully completed a bridge financing in which it sold an aggregate of 416,670 shares of Series A Convertible Preferred Stock and 208,335 Class B Warrants, realizing net proceeds of $225,000. These proceeds were primarily used to finance the remodeling projects for the St. Louis and Tucson locations, to partially finance the completion of a new store in the Park Meadows Mall in Denver, Colorado, and to purchase various fixtures and equipment associated with improvements for other existing locations. The Company's net accounts payable and other accrued liabilities increased approximately $542,000 during the nine months ended October 27, 1996. The bridge financing funds and increases in accounts payable have been largely used to finance new store construction and existing store remodels that were completed during the first nine months of fiscal 1997, to purchase fixtures and equipment, to finance the $194,000 increase in inventories for the Christmas holiday season and anticipated new store openings in the fourth quarter, to finance offering costs, net losses, and to reduce notes payable. As a result, the Company's cash position decreased by $279,579 from $327,198 at January 28, 1996 to $47,619 at October 27, 1996.


    During the first nine months of fiscal 1997, the Company continued its efforts to liquidate its common stock position in Global Casinos, Inc. Therefore, marketable securities decreased from $45,113 at January 28, 1996 to $7,006 at October 27, 1996. Management intends to liquidate its remaining securities holdings as allowed by the general market conditions.


    During the nine months ended October 27, 1996, the Company invested $475,185 in property and equipment. Approximately $240,000 of this investment represents leasehold improvements and investments in equipment and fixtures in connection with new store projects completed in Denver, Colorado, Bellevue, Washington, and six new stores recently opened in Florida and New Jersey. Approximately $157,000 of this investment represents leasehold improvements and investments in equipment and fixtures in connection with three existing locations remodeled in San Mateo, California, St. Louis, Missouri, and Tucson, Arizona. Approximately $68,000 represents investments in corporate office improvements and purchases of furniture and fixtures in connection with the relocation of the corporate office in January, 1996. The remaining approximately $10,000 represents minor improvements and maintenance of other existing store locations.


    Therefore, property and equipment, net of $783,520 in accumulated depreciation, increased $276,822 from $977,727 at January 28, 1996, to $1,254,549 at October 27, 1996. At January 28, 1996, the Company's trademark assets were $104,900, net of accumulated amortization, which represented the goodwill associated with the Impostors trademark and other intellectual property acquired as part of the purchase of the Impostors' assets in February, 1994. The Company's trademark asset is being amortized over a 10 year period, and had an amortized book value of $90,933 at October 27, 1996.

    As of October 27, 1996, the Company had total outstanding liabilities of $2,310,671 compared to $1,994,590 at January 28, 1996, representing an increase of $316,081 which was due to an increase in current liabilities of $349,478, from $1,178,567 at January 28, 1996 to $1,528,045 at October 27, 1996. This
increase was primarily the result of an increase in net accounts payable of approximately $715,000 which was used to help finance offering costs, store remodelings and net losses from operations and to reduce notes payable. Also, management continued its efforts to purchase larger quantities of inventories to maintain favorable inventory costs and to increase inventory levels to accommodate the opening of Park Meadows, and the new store openings which occurred in the months of November and December, and the normal inventory build-up for the Christmas holiday season. As a result of the foregoing, working capital decreased by $403,369, from $683,172 at January 28, 1996 to $279,803 at October 27, 1996. See "Subsequent Events" below.

    The amount borrowed from related parties was $74,420 at October 27, 1996 which reflects a reduction of $24,459, from the January 28, 1996 figure of $98,879. During the nine month period, the Company also reduced other short and long term notes by $174,900, which resulted in other notes payable of $963,866 as of October 27, 1996 compared to $1,138,766 at January 28, 1996. As of October 27, 1996, the Company was in arrears in the payment of two notes totaling, in the aggregate, approximately $150,000. Management has been in discussions with the two noteholders and plans to retire these two notes with the proceeds from this offering.

    The largest portion of the Company's long-term debt is comprised of a $635,000 promissory note, which note carries interest at the rate of 10% per annum and is payable in monthly interest payments of approximately $5,300 and is due February 22, 1998. The note is secured by the Company's assets.

    As a result of the Company's net loss for the nine months of $108,496, the accumulated deficit increased from $1,716,031 at January 28, 1996 to a deficit of $1,824,527 at October 27, 1996. However, due to the Company realizing $225,000 from the Bridge Offering in June, 1996, stockholders' equity increased in the nine months from $1,042,204 at January 28, 1996 to $1,158,708 at October 27, 1996.

    Net cash provided by operating activities for the period ended October 27, 1996 was $316,692, compared to net cash used by operating activities of $113,852 for the nine months ended October 29, 1995. The primary changes in cash flow generated by operations in the nine month periods ended October 27, 1996, and October 29, 1995 reflects the increase in accounts payable and other accrued liabilities of $506,254 and $515,607 for the two periods respectively. The improvement in cash generated by operations was principally due to lower overhead costs and a resulting reduction in the operating loss for the period, and the Company's reduced position of investments in securities holdings.

    During the nine months ended October 27, 1996, the Company invested $475,185 in capital equipment, which reflects the investments in leasehold improvements, furniture and equipment discussed above. During the period, management continued its efforts to sell its holdings of Global Casinos common stock, which resulted in proceeds of $50,564.

    Net cash used in financing activities for the nine months ended October 27, 1996 and October 29, 1995 was $171,650 and $57,166 respectively. The majority of the change was the result of reduced payments on notes payable in 1996 as compared to 1995 in the amount of $128,683, and $211,542 of deferred offering costs incurred in connection with the proposed public financing discussed above.

    The foregoing resulted in a decrease in the Company's cash position of $91,140, from $138,759 at October 29, 1995 to $47,619 at October 27, 1996.

    At January 28, 1996, the Company had a net operating loss carryforward ("NOL") for federal tax purposes of approximately $680,000 that may be utilized to offset future profits. Due to the public offering, the usage of the NOL may be limited in any one period under Section 382 of the Internal Revenue Code.

    As mentioned above, during the months of August, September, October, November and December, the Company opened six additional retail locations. These locations are at the Park Meadows Mall in Denver, Colorado, the Coastland Center in Naples, Florida, Sawgrass Mills in Sunrise, Florida, Bayside Marketplace in Miami, Florida, Menlo Park in Edison, New Jersey, and Garden State Plaza in Paramus, New Jersey. In addition, the Company has executed six additional leases to open new locations in the first quarter of fiscal 1998. These stores will be located in Miami, Florida, Orange County, California, two locations in Ft. Lauderdale, Florida, Washington DC, and Las Vegas, Nevada. Other sites are currently being evaluated. Depending on location and size, the opening of a new retail location represents an aggregate capital commitment of approximately $100,000-$200,000 which includes leasehold improvements, furniture, fixture, equipment and inventory.

    The Company intends to use the proceeds from this offering to retire $1,120,000 in Convertible Notes and $250,000 in other long- and short-term obligations. The balance of offering proceeds will be used to fund the growth of its retail chain and take advantage of other distribution opportunities such as direct mail, home shopping and internet distribution. However, since the Company's ability to achieve profitability in the future depends, to a large extent, upon realizing economies from expansion without proportionate increases in general and administrative expenses, the largest use of the proceeds from the financing will be utilized to expand the number of stores to 42 within the next 12 months.

    The Company believes the proceeds from this offering, along with cash flow generated by operations will be sufficient to meet the Company's capital needs over the next 12 months. However, if the Company is unsuccessful in securing the contemplated financing, its ability to pursue additional opportunities for distribution and retail store expansion will be significantly impaired and the results of operations for future periods may be adversely affected.

    SUBSEQUENT EVENTS

    On December 27, 1996, the Company consummated the sale of $1,120,000 in Convertible Promissory Notes and 200,000 Class B Warrants, realizing net proceeds of $1,041,600. From the net proceeds, the Company utilized $624,325 to redeem from certain former securityholders an aggregate of 189,023 shares of Common Stock and 32,500 Class C Warrants. The Convertible Notes bear interest at the rate of 12% per annum, payable quarterly and are convertible into shares of Common Stock commencing April 1, 1997, at the option of the holder, at a conversion value of $2.80 per share. However, if (i) the Company fails to complete a public offering of its securities by June 30, 1997 or (ii) the principal balance of the Convertible Notes is not retired by the Company by their Maturity Date, the conversion value is reduced to $1.00 per share. The Company has agreed to retire the Convertible Notes from the proceeds of this offering. Unless earlier converted or retired, the Convertible Notes mature and become due and payable on December 26, 1999. The obligation of the Company to repay the Convertible Notes is secured by a subordinated security agreement covering all of the Company's tangible and intangible assets.


    The Company used the remaining proceeds from the Bridge Note Financing to pay the accrued cost incurred in the Company's opening of five new stores during the fourth quarter, and for working capital. The proceeds of the Bridge Note Financing were not sufficient to meet all of the Company's capital commitments for its six additional new stores which have opened recently or are scheduled to open over the next four months. Those capital commitments will require additional financing which the proceeds of this offering have been allocated to satisfy. See "Use of Proceeds."


RESULTS OF OPERATIONS

    REPORTING PERIODS AND COMPARABILITY

    Due to the Company's change in fiscal year, the Company's financial statements are reported for the year ending December 31, 1994 ("Fiscal 1994"), the one month period ending January 29, 1995, and the year ending January 28, 1996 ("Fiscal 1996"). The Impostors acquisition was completed on February 24,

1994, and accordingly results of operations for the period ended December 31, 1994 reflect only ten months of Impostors' operations. Prior to the Impostors acquisition, which includes the period from January 1, 1994 through February 23, 1994 (approximately two months), the Company had no significant operating activity. Therefore, for purposes of comparison, the one-month period from January 1, 1995 through January 29, 1995 has been combined with Fiscal 1994 and therefore represents 13 months of combined operations but only 11 months of operations of Impostors. This combined period is referred to in the following discussion as "the period ended January 29, 1995."

    The following table sets forth for the periods indicated, the percentage relationship between selected items in the Statements of Operations to revenues:

                             PERIOD ENDED JANUARY     FISCAL YEAR ENDED      NINE MONTHS ENDED      NINE MONTHS ENDED
                                   29, 1995           JANUARY 28, 1996       OCTOBER 29, 1995       OCTOBER 27, 1996
                             ---------------------  ---------------------  ---------------------  ---------------------

Revenues...................  $8,335,790       100%  $9,069,840       100%  $6,231,250       100%  $6,287,910       100%
Cost of goods sold.........  2,797,607       33.6%  2,690,658       29.7%  1,950,456       31.3%  1,847,986       29.4%
Gross margin...............  5,538,183       66.4%  6,379,182       70.3%  4,280,785       68.7%  4,439,924       70.6%
Operating expenses.........  6,424,850       77.0%  6,416,480       70.7%  4,698,049       75.4%  4,578,221       72.8%
Operating loss.............   (886,667)     (10.6)%   (37,298)      (0.4)%  (417,264)      (6.7)%  (138,297)      (2.2)%
Other income (expenses),
  net......................   (344,296)      (4.1)%     2,186     nil       (219,684)      (3.5)%     3,624     nil
Income (loss) before
  discontinued
  operations...............  (1,179,963)     (14.2)%  (156,222)      (0.2)%  (527,948)      (8.5)%  (124,673)      (2.0)%
Net income (loss) available
  to common shareholders...  (1,038,726)     (12.5)%   114,219       1.3%   (350,118)      (5.6)%  (116,496)      (1.9)%
Net income (loss) per
  common share.............      (2.93)                   .23                   (.77)                  (.15)

RESULTS OF OPERATIONS--NINE MONTHS ENDED OCTOBER 27, 1996 COMPARED TO NINE
  MONTHS ENDED OCTOBER 29, 1995


    Retail revenues for the period ended October 29, 1995 were $6,187,408 which reflects revenues from 29 retail locations. The Company's retail revenues for the nine months ended October 27, 1996, which represent revenues from 26 retail locations, and one additional store which opened on August 31, 1996 at the Park Meadows Mall in Denver, Colorado, were $6,263,579 an increase of $76,171. Wholesale sales were $23,950 and $42,381 for the nine months ended October 27, 1996, and October 29, 1995 respectively. Comparable same store sales (24 stores) were $5,794,447 for the nine months ended October 27, 1996 compared to $5,605,465 for the same period in 1995, an increase of 3.4%. Management's attributes this increase to a continued improvement in the Company's merchandise assortment and strategy, which included the introduction of a genuine sterling silver line of products in May, 1996. As well, the Company's remodeled locations are benefitting from an improved store design.


    Although management expects that same store sales may increase marginally in the future, it is anticipated that any material future increase in total sales will depend upon the Company's ability to expand its number of stores. The Company expects that over the next twelve months planned store expansions will not require a proportionate increase in corporate overhead.

    For the nine months ended October 27, 1996, cost of goods sold was $1,847,986 and the gross margin was $4,439,924, or approximately 70.6%. For the nine months ended October 29, 1995, cost of goods sold was $1,905,465 and the gross margin was $4,280,705 or approximately 68.7%. Included in cost of goods sold are estimates for inventory shrinkage of $62,500 and $134,600 for the nine months ended October 27, 1996 and October 29, 1995, respectively. The Company attributes the improvement in gross margin percentage to adjustments to the shrinkage reserve rate, and less sales promotional activity and capitalizing on buying opportunities offering lower merchandise costs.

    Selling, general and administrative expenses were $4,365,891 for the nine months ended October 27, 1996, compared to $4,453,164 for the period ended October 29, 1995. The majority of these expenses were comprised of personnel expenses, which amounted to $2,034,254 and $2,115,045 for the nine months ended October 27, 1996 and October 29, 1995, respectively, and occupancy costs of $1,468,886 and $1,468,587 respectively. Depreciation and amortization expense was $212,330 for the nine months ended October 27, 1996, and $252,992 for the nine months ended October 29, 1995, representing a reduction of $40,662 due to a reduced depreciable asset base.

    Included in total selling, general and administrative expenses are corporate overhead expenses of $971,923, and $1,069,974 for the nine months ended October 27, 1996, and October 29, 1995 respectively, a decrease of approximately $98,000, or 9.2%. The Company attributes the decrease in overhead expenses to lower personnel and occupancy costs realized by the relocation of the corporate offices from California to Colorado in January, 1996.

    As a result of the foregoing, the Company's operating loss for the nine months ended October 27, 1996 was $138,297. This compares with a loss from operations for the nine months ended October 29, 1995 of $417,264, an improvement of approximately $278,000 over the comparable nine month period.

    Net interest expense was $79,350 and $97,968 for the nine months ended October 27, 1996, and October 29, 1995, respectively. The Company's gain on investments of $12,458 for the period ended October 27, 1996 relates to the Company's holdings of common stock in Global Casinos, Inc. During the nine months ended October 27, 1996, the Company sold most of its holdings of these securities and management intends to liquidate its remaining holdings of Global common stock as allowed by general market conditions. For the period ended October 29, 1995, the Company reported loss of $150,471 on its investment in tradable securities.

    For the nine months ended October 27, 1996, other income, net of other expenses, was $70,517. Of this amount, approximately $19,000 represented license fees from three former franchisees operating five locations, who executed license agreements with the Company that entitles them to use the Impostors trademark for one year. These license agreements, which require an annual license fee of $5,000, will expire in January and February of 1997. The Company may renew these agreements at its discretion. Other income also includes a gain of approximately $25,000 which represents a final settlement of a recorded liability and funds held in escrow that were used to satisfy certain liabilities to unsecured creditors of the predecessor company, and approximately $28,000 in gains realized in settlements with former franchisees.

    For the nine months ended October 29, 1995, other income, net of other expenses, was $28,755, which included a gain of $72,000 representing income from a settlement with a former franchisee, which receivable had been previously written off in fiscal 1995.

    Income from discontinued operations, net of income tax benefit, was $16,177 and $177,830 for the nine months ended October 27, 1996 and October 29, 1995, respectively. The income from discontinued operations reflects negotiated settlements with creditors relating to the Company's previous gaming operations.

    Based on the foregoing, the Company reported a net loss available to common shareholders for the nine months ended October 27, 1996 of $116,496, which translates to a net loss per share, after income from discontinued operations, of $.15 based on 748,939 weighted average shares outstanding. This compares with a reported net loss available to common shareholders for the nine months ended October 29, 1995 of $350,118 or $.77 per common share, based on 454,851 weighted average shares outstanding as of that date. Future profitability will depend upon the Company's ability to expand its number of store locations, generate favorable lease cost/sales ratios and control overhead expenses, and take advantage of other distribution opportunities.

    Other than the foregoing, management knows of no trends, or other demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, a material impact on the income and expenses of the Company.

RESULTS OF OPERATIONS--FISCAL 1996 COMPARED TO PERIOD ENDED JANUARY 29, 1995

    The Company's revenues increased from $8,335,790 for the period ended January 29, 1995 to $9,069,840 for the year ended January 28, 1996 ("Fiscal 1996"). During fiscal 1996, the Company's same store sales increased by 9.9%, or approximately $738,000. On a percentage basis, sales improved most significantly in the first quarter ended April 1, 1995, mainly due to higher inventory levels and a refocus in the Company's merchandising strategy, from less fashion-oriented merchandise to more fine jewelry looks.

    The Company closed four stores during Fiscal 1996 and one store during the period ended January 29, 1995 due to unprofitable operations. One additional location, Rodeo Drive, was also closed due to the landlord's termination of a month-to-month lease. In October 1995, the Company opened a new location in the Tucson Mall in Tucson, Arizona, and in November 1995, the Company opened a new store in Bellevue Square, Bellevue, Washington. During the year ended January 28, 1996, the sales per store ranged from approximately $197,000 to approximately $1,460,000 for the highest sales volume store. A majority of the retail stores generated between $250,000 and $450,000 in annual sales. During the same period, store contributions (store revenues less direct store expenses), ranged from a negative contribution of approximately $19,000 to a positive contribution of $246,000, averaging $52,000 per store. The Company believes that existing stores have potential for further improvements in sales and contribution through the continuation of a focused merchandise mix as well as from a higher inventory turn rate. In addition, the Company remodeled and updated the overall look of the stores at the Stoneridge Mall in Northern California to reflect a more contemporary look and color scheme. In March 1996, the Company's store in the St. Louis Galleria in St. Louis, Missouri was remodeled and relocated to an improved location in the mall. The Company's remodeling efforts will continue to the extent that funds are available and the expected sales increases justifies the capital investment.

    Approximately $111,000 of the Company's sales in Fiscal 1996 represented sales to wholesale clients, while the comparable amount for the period ended January 29, 1995 was $154,954. The Company's wholesale business was primarily to former franchisees that signed licensee agreements with the Company allowing the licensees a continued use of the Impostors' mark. In March 1996, these licensee agreements expired, and management has offered to renew these agreements on a case-by-case-basis. As of the date of this report, three of these agreements, representing five stores, have been renewed for an annual licensee fee of $5,000 per store.

    For the year ended January 28, 1996, cost of goods sold was 29.7% compared to 33.6% for the period ended January 29, 1995. The gross margin percentage therefore improved by approximately 4% from 66.4% for the period ended January 29, 1995 to 70.3% for the year ended January 28, 1996. Approximately 3% of the gross margin increase resulted from the relatively higher discounts obtained on merchandise where the Company bought larger quantities. The Company's gross margin also improved from an increase in the amount of products purchased from the Pacific Rim, which normally offers a lower merchandise cost than if the same products were bought from domestic vendors. In addition, less promotional activity without erosion in sales in Fiscal 1996 compared to the period ended January 29, 1995 generated overall improved gross margins in most product categories. Gross margin incorporates the costs of shrinkage and freight, which for Fiscal 1996 were approximately $52,000 and $51,000 respectively and approximately $146,000 and $31,000 respectively in Fiscal 1995. 1% of the total 4% gross margin improvement therefore resulted from an approximate $94,000 reduction shrinkage in Fiscal 1996 as compared to Fiscal 1995.

    Operating expenses were essentially unchanged at $6,416,480 for the year ended January 28, 1996 compared to $6,424,850 for the period ended January 29, 1995. The majority of these expenses were comprised of salaries and wages which amounted to $2,470,000 in Fiscal 1996 compared to approximately $2,467,000 for the period ended January 29, 1995. Occupancy costs were $1,974,000 compared to $1,914,000 for the period ended January 29, 1995. Depreciation an amortization was $337,070 for the year ended January 28, 1996, compared to $341,809 for the period ended January 29, 1995.

    As part of management's efforts to reduce the Company's overhead expenses, in January 1996, the Company relocated its corporate headquarters from San Francisco, California to Denver, Colorado. Management believes this relocation will result in lower occupancy costs and will position the Company to realize efficiencies in overhead personnel.

    As a result of the foregoing, the Company improved its results from operations by $849,369, or 96%, from an operating loss of $886,667 for the period ended January 29, 1995, to an operating loss of $37,298 for the year ended January 28, 1996. The Company reduced its notes and loans outstanding, which resulted in a decrease in interest expense of $49,296, or approximately 31%, from $157,476 for the period ended January 29, 1995 to $108,180 for the year ended January 28, 1996. The net loss on marketable securities, which primarily related to the Company's holdings of common stock in Global Casinos, Inc. increased by $35,680, from a loss of $146,963 at January 29, 1995 to a loss of $182,643 at January 28, 1996. The loss on the marketable securities includes an unrealized loss of $93,232, reflecting a decrease in the market value of the Global Casinos, Inc. shares at January 28, 1996 as compared to the investment cost basis of these shares at January 29, 1995.

    Income from discontinued operations of $270,441, net of income tax benefit of $161,000 for the year ended January 28, 1996 represented negotiated settlements of approximately $209,000 with certain creditors and a reduction in accounts payable of approximately $222,000 which related to claims associated with the Company's operations prior to the Impostors acquisition. The reduction of accounts payable of approximately $222,000 was based upon management's estimates of amounts which may ultimately be paid, but the Company has not received formal releases from the creditors. At December 31, 1994, income from discontinued operations was $141,237, net of income tax benefit of $51,000, representing negotiated settlements with certain creditors related to the Company's prior business activities.

    Based on the foregoing, at January 28, 1996, the Company reported an improvement in net income from a net loss of $1,038,726 for the period ended January 29, 1995 to a net income of $114,219 for the year ended January 28, 1996, which, based on average shares outstanding 495,800, translate to a net income per share, after discontinued operations of $.23. This compares to a net loss for the period ended January 29, 1995 of $2.93 per share based on weighted average shares outstanding of 354,600. Inflation and changing prices have not had a material impact on the Company's prices, net sales and revenues and income from continuing operations, and are not expected to have a material impact in the future.

RESULTS OF OPERATIONS--ONE MONTH ENDED JANUARY 29, 1995

    Revenues for the one month period were $543,377. Cost of goods sold was $228,076 resulting in a gross margin of $315,301, or 58%. The margin percentage reflects management's effort to reduce inventories and also the reduction in margin that resulted from a "going out of business sale" in connection with the closing of two stores in February and March, 1995.

    Operating expenses of $518,327 which included personnel expenses of $231,802 and occupancy expenses of $174,592, resulted in an operating loss of $203,026 for the one-month period. Also included in operating expenses was depreciation of $29,663 and general administrative expenses of $82,270. Interest expense was $11,899.

    As a result of the foregoing, the Company reported a net loss for the one-month period ended January 29, 1995 of $214,784, or $.49 per share on 434,200 weighted average shares outstanding. Management's attributes a significant portion of this loss to the two store closings in the first calendar quarter in 1995.

    Net cash used in operating activities of $410,030 was the result of a significant reduction in accounts payable of $435,030, which was partially offset by cash provided by a $201,735 reduction in merchandise inventories.

    Payments on notes payable were $18,008. As a result of the foregoing, the Company's cash position decreased by $428,038, from $599,202 at January 1, 1995 to $171,164 at January 29, 1995.

IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1996, the Financial Accounting Standards Board issued a statement entitled "Accounting for Impairment of Long-Lived Assets." In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recover ability would be performed. If an evaluation is required, the estimated future in discounted cash flows associated with the asset would be compared to asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the unaudited October 27, 1996, financial statements.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, and will be subject only to the disclosure requirements prescribed by FAS 123.

    Other than what has been discussed above, management knows of no trends, or other demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in a material impact on the income and expenses of the Company.

                                    BUSINESS

OVERVIEW


    Operating under the name "Impostors," Premier Concepts, Inc. (the "Company") specializes in the marketing and retailing of high-end reproduction jewelry ("faux jewelry") and 14 karat gold jewelry with cubic zirconia and other synthetic stones. Through its national chain of 35 currently operating retail stores, the Company sells jewelry that emulates classic fine jewelry as well as pieces designed by famous jewelers such as Tiffany & Co.-Registered Trademark-, Cartier-Registered Trademark-, Bulgari-Registered Trademark- and Harry Winston. The Company's product line also includes replicas of jewelry owned by Princess Diana, The Duchess of Windsor, Elizabeth Taylor and other celebrities. The Company's faux jewelry is created with layered gold, cubic zirconia and Austrian crystal to simulate the look of fine jewelry. In June 1996, the Company introduced a new collection of genuine sterling silver jewelry featuring semi-precious and synthetic stones. The Company's products are purchased from several domestic vendors and from vendors in China, England, Hong Kong, Italy, Korea, Spain, Taiwan and Thailand.



    The Impostors stores are designed to match the elegant look of the Company's products and to provide customers with the feeling of shopping in an upscale, fine jewelry environment. The Company's stores are located in shopping malls and tourist locations. Currently, the Company's stores are located in Southern California, Northern California, the states of Arizona, Colorado, Florida, Louisiana, Maryland, Missouri, Nevada, New Jersey, Washington and in the Washington, D.C. area. The largest and most visible store is located in the prime retail area of San Francisco's Union Square. During the period from August 30, 1996, to February 15, 1997 the Company opened nine additional retail locations, bringing the current total to 35 stores. In addition, the Company has entered into leases for three new retail stores in California, Florida, and Washington, D.C., scheduled to open over the next four months.


BUSINESS STRATEGY

    In March 1994, the Company acquired out of bankruptcy substantially all of the assets and assumed certain liabilities associated with the operation of a nationwide chain of 27 faux jewelry stores which were then operating under the trademark "Impostors." In the months following the Company's entry into the faux jewelry industry, results of operations continued to deteriorate principally due to the continuing burden of excessive operating and overhead expenses, pre-petition and post-petition bankruptcy liabilities, the unprofitability of certain stores, as well as the continuation of ineffective marketing and merchandizing strategies. In June 1994, the Company hired a new president, Sissel B. Greenberg, who immediately began implementing a transition plan calculated to reverse the negative impacts of the Company's predecessor's ineffective business strategy. In furtherance of the turnaround effort, the Company has reduced overhead by moving its corporate offices from San Francisco to Denver, closed five stores due to unprofitable operations, and one store due to an expired lease, reduced debt through negotiated settlements, opened three new stores and implemented a new merchandizing strategy. These actions have reduced the Company's operating loss from $886,667 for the 13-month period ended January 29, 1995 to an operating loss of $37,298 for the fiscal year ended January 28, 1996, and from an operating loss of $417,264 for the nine months ended October 29, 1995 to an operating loss of $138,297 for the nine months ended October 27, 1996.

    With its turnaround strategy in place, Premier believes that it has an opportunity to become a leader in the specialty retailing segment of the market for faux and reproduction jewelry and related accessory items through a combination of internal growth and acquisitions. Its plans include adding new stores and remodeling existing stores, development of new marketing channels including multimedia and direct mail, and the marketing of its high-end jewelry reproductions and store concept internationally through licensing and distribution arrangements.

PRINCIPAL PRODUCTS

    Since inception, Impostors' merchandising strategy has evolved through several phases. Initially, the concept was based on the marketing and retailing of jewelry representing faux copies of expensive fine and designer jewelry. However, in 1993, when AFJ filed for Chapter 11 protection, Imposters redirected its focus to present the merchandise in a theme oriented style and focusing on more trendy fashion jewelry. Price points were significantly lowered for a day-in, day-out value. A significant decline in revenues and margins resulted from this program. As part of the turnaround plan, the merchandise has been refocused to designer and fine jewelry inspired faux jewelry, with more emphasis on 14 karat gold and most recently, genuine sterling silver.

    The Company's products are comprised of approximately 60% fine jewelry reproductions and emulations of merchandise inspired by classic designers such as Cartier-Registered Trademark-, Tiffany & Co.-Registered Trademark-, Bulgari-Registered Trademark- and Harry Winston, and approximately 40% of 14 karat gold featuring cubic zirconia and other synthetic stones. The jewelry ranges from solitaire rings and faux pearl necklaces to earrings, pendants and bracelets. Since the Company's products are set in layered 18 karat gold over jewelers bronze or 18 karat gold over sterling silver, the jewelry can be offered at substantially less cost than the original pieces. The use of cubic zirconia and other laboratory grown stones offers a more affordable product by emulating the look and feel of expensive gemstone jewelry. The Company recently introduced a collection of genuine sterling silver with semi-precious and synthetic stones.

    The Company offers approximately 3,000 different jewelry items, with none representing more than 10% of the Company's total annual sales. As a group, 14 karat gold items constitute the largest classification, representing 40% of total inventory. Throughout the year, individual stores offer between 1,000 and 2,000 different pieces, with certain specialty items being added from time to time for seasonal or other marketing purposes.

    Most of the Company's products are selected by the Company from existing inventory offered by vendors. However, from time to time the Company purchases exclusive items that are manufactured under special order for the Company. Because the Company's products are high-quality emulations of classic fine jewelry designs that change little from year to year, the Company has not experienced problems associated with inventory obsolescence.

REMODELING AND EXPANSION STRATEGY

    The Company has developed a new interior design to match the elegant look of its products and to provide its customers with the feeling of shopping in a high-end, fine jewelry environment. During 1995, the Company completed one interior remodel of an existing store in San Francisco, California. During 1996, the Company completed three remodelings. In addition, the Company's new stores will incorporate its new interior design.


    The Company plans to remodel six additional stores over the next 12 months, at an average estimated cost of $40,000 per store. See "Use of Proceeds." Additional remodeling activity will depend upon the availability of working capital from future operations, of which there can be no assurance. The Company also plans to open six to eight new Impostors stores in existing and new markets over the next 12 months. During the period from August 30, 1996 to February 15, 1997, the Company opened nine additional retail stores and three more are planned in California, Florida and Washington, D.C., and are scheduled to open over the next four months. Other potential real estate sites in Florida, Massachusetts, Nevada and New York are currently being evaluated, although to date no leases covering additional new locations have been executed.


    In selecting and evaluating new sites, the Company has developed criteria which consider local population demographics, customer base, sales per square foot of other retailers in the area, and most significantly, location. The Company focuses on centers and malls with a heavy tourist trade. Absent a high tourist component, a regional mall would be considered only if the location offered is in a high traffic area with a mix of other fashion tenants. The Company also plans to pursue opportunities in casinos and high-profile hotels. The Company develops financial projections for any new proposed site and will reject any location where it believes break-even operations cannot be achieved within a three- to six-month period. The opening of a new retail location represents an aggregate capital requirement of approximately $100,000 to $200,000, depending on location and size, which includes initial leasehold expenses and improvements, purchases of furniture, fixtures and equipment and initial inventory costs.


    Since the Company's inventory, accounting and information systems are highly automated, it believes that it has the present capacity to handle the accounting, informational and inventory tracking needs for up to 100 stores. Current management could manage an additional eight stores with minimum increases in overhead costs, with further additions requiring increased management and other staffing.


    In addition to developing its own new store locations, the Company is continually investigating the possibility of acquiring companies in similar lines of business, including faux jewelry, fine jewelry and accessories. Potential candidates include small retail chains, companies currently engaged in multimedia faux jewelry sales, as well as former Impostors franchisees. While the Company continually investigates such acquisition opportunities, there are no substantive negotiations, arrangements, agreement or understandings with respect to any potential acquisition.

OTHER MARKETING AND DISTRIBUTION CHANNELS

    Currently, over 98% of the Company's revenues are derived from its retail store sales. The Company also has limited sales nationally and internationally through distributors and wholesalers. The Company frequently receives inquiries from overseas businesses regarding the development of wholesale and retail distribution of its concept and products in Europe as well as the Orient. Prior to this offering, the Company has had no resources to focus on this international demand and products have been sold in limited amounts to accounts in Australia, Chile, Italy and Taiwan. The Company plans to increase its international business by hiring additional persons and/or agents to represent its line of products internationally, and may use a portion of the offering proceeds for investments in inventory to service any increase in its international business, although no proceeds of this offering have been specifically allocated for this purpose. The ability of the Company to fully develop the potential offered by the international marketplace depends upon both overcoming legal obstacles and the availability of additional working capital from future operations, of which there can be no assurance.

    The Company plans to develop a catalogue which initially will be distributed through its retail stores located in tourist areas. Depending on the results of the in-store distribution, the Company may decide to broaden the catalogue distribution through direct mailings to new potential customers. The Company has also explored possible multimedia distribution of its jewelry. In October, 1996, the Company completed the development of its internet Home Page. Additionally, the Company has initiated discussions to market its concept and products to the home shopping networks, and intends, through an independent producer, to develop a "Concept Program" around its theme of designer inspired and faux jewelry. Part of this process includes the licensing of a spokesperson, who may be a celebrity, to add credibility and entertainment to the Company's product line. The Company expects to have developed its Concept Program within six to eight months following the completion of this offering, which will then be presented to primarily domestic home shopping networks. Approximately $100,000 has been budgeted for the development of these additional marketing channels. See "Use of Proceeds."

MARKET AND CUSTOMERS

    The Impostors' niche bridges the markets between costume and fine jewelry by offering high-quality reproductions of classic and designer fine jewelry and also a collection of 14 karat gold and sterling silver with cubic zirconia, semi-precious and synthetic stones. The Company's faux jewelry distinguishes itself from traditional fashion jewelry by the quality of the metals, stones and craftsmanship utilized in the design and manufacturing process. While costume jewelry is typically price-pointed in the $5 to $30 range, the majority of the Company's faux jewelry is priced in the $30 to $100 range. The 14 karat gold collection has pricepoints between $45 to $1,000, with the majority in the $100 to $400 range.

    The market for the Company's products is to a large extent defined by a knowledgeable customer's desire to have the look, feel and design of classic fine jewelry and expensive diamond and gemstone jewelry, without the cost. The Company targets women between the ages of 30 and 60 who are either purchasing jewelry reproductions in place of or to complement expensive fine jewelry, or professional women who want the look of fine jewelry but are unwilling or unable to pay the fine jewelry price tag. The Company expects this market to continue to grow in accordance with the expected increases in the number of women entering the professional workplace. The Company also expects to benefit from the maturation of the baby boomer generation who, according to the United States Census Bureau, will have reached the age of 45 by the year 2000. It has been the Company's experience that the vast majority of its retail customers are women purchasing for themselves rather than men purchasing for others.

SUPPLIERS AND VENDORS

    The Company purchases its products from vendors who have an established history of manufacturing high quality jewelry products. These vendors offer a standard product line through catalogues and trade shows, and also will manufacture certain products specially for the Company, for which the Company will typically be given a 12 to 18 month exclusivity for that item by the vendor. The Company's relationship with its vendors of high-quality product is considered a component of its strategic advantage over other competitors. The Company works closely with its vendors to constantly upgrade the quality of its products.

    The Company's products are currently being purchased 80% from domestic vendors and 20% from vendors in England, Hong Kong, Italy, Korea, Spain, Taiwan and Thailand. Most of the inventory is purchased from vendors' existing inventory and designs, while some is manufactured under special order. Orders from foreign vendors take 6 to 8 weeks to fill, with U.S. vendors delivering in approximately 3 to 4 weeks. Most domestic vendors offer the Company terms of payment of between 30 and 60 days and some offer up to 90 days, while many international vendors require either prepayment or payment prior to shipment. The Company continually investigates new sources of merchandise in order to maximize profit margins and expects to concentrate future purchases to a larger degree from vendors in the Pacific Rim. The Company considers the identity of its sources of supply to be proprietary to the extent that a product's quality, source and price bear directly upon the Company's competitive advantage. The Company does not rely on any single source of supply and could readily obtain product from new suppliers should any given source become unavailable. The Company has not experienced any difficulty in obtaining merchandise and does not anticipate any future problems or restriction of availability.

COMPETITION

    Because the Company's products address a market niche for the look and feel of fine jewelry without the cost, it experiences both indirect and direct competition from others. Indirect competition comes from costume and fashion jewelry at the low end and fine jewelry on the upper end, with the Company's faux jewelry and 14 karat gold with synthetic stones bridging the gap. The Company believes its products are superior both in design and quality to jewelry offered by traditional fashion jewelry retailers. Conversely, the Company's advantage over expensive fine gemstone and diamond jewelry is one of cost without a commensurate sacrifice in appearance or durability.

    The Company competes directly with vendors and other retailers of faux jewelry and indirectly with specialty retailers of accessories and related items. Department stores typically offer lower-end costume and fashion jewelry, or on occasion will offer higher-end faux jewelry designed by their own exclusive designers. While some department stores will have a limited offering of faux jewelry, the Company's exclusive emphasis on this specialty market niche is designed to attract the customer who has already decided to purchase faux jewelry rather than either costume jewelry or the high cost genuine piece of fine jewelry. However, the Company is not alone in this marketing approach, as there exist a few other chains of retailers offering faux jewelry in a directly competitive manner. The Company is aware of only one other business, N. Landau Hyman, that has a comparable number of specialty retail stores that focus on the sale of faux jewelry. Other specialty retailers who focus on the sale of faux jewelry include Elegant Illusions which has approximately 13 faux jewelry stores, Mystique which has 4 stores in Florida, and Diamond Essence which has 3 retail stores in New York and Chicago and a direct marketing catalogue concentrating exclusively on 14 karat gold jewelry with faux gemstones. The Company's advantage, if any, over these other retailers lies in its relationships with its vendors, some of which it considers to be highly proprietary, economies of scale offered by the Company's ability to purchase large quantities of inventory from vendors who have certain minimum quantity requirements, and in its store locations. Nevertheless, in order for the Company to continue to be competitive, it must maintain and expand its desirable store locations and continue to develop its strong vendor relations, neither of which can be assured.

INTELLECTUAL PROPERTY

    Copyrights, trademarks and trade secrets are the principal protection for the Company's products, services and reputation. The Company owns federally registered trademarks for the following names: Impostors-Registered Trademark-, Impostors De Classique Copy Jewels-Registered Trademark-, Impostors Copy Jewels-Registered Trademark-, Elegant Pretenders-Registered Trademark-, and The Latest In Faux-Registered Trademark-. All of the trademarks are considered by the Company to be valuable property rights. The protection afforded by these intellectual property rights and the law of trade secrets is believed by the Company to be adequate protection for its products and or services.

    As a reseller of emulations and copies of fine designer jewelry, the Company must avoid infringing any copyrights or trademarks claimed by the original designer. A copyright protects the manner of expression of a piece of a jewelry rather than the idea or concept behind making it. As the Company's products do not purport to be exact copies, but rather emulations inspired by other designs, the Company believes that the sale of faux jewelry does not PER SE violate the copyright interest of others. Nevertheless, if a particular jewelry design is subject to copyright protection, that copyright expires after 75 years, if owned by a corporation, or after 50 years after the creator's death, if an individual. Prior to 1988, in order for a designer to claim copyright protection to a piece of jewelry, a copyright notice would have to have been affixed to the original piece. Thus, any jewelry sold in the United States before 1988 without a copyright notice is considered to be in the public domain. However, fine jewelry designed and sold in the United States after 1988 could be subject to copyright protection without the necessity of a copyright notice on the original piece. As a result, the Company has no effective way of determining if a particular piece of fine jewelry is subject to copyright protection claimed by its original designer. It is, therefore, important for the Company to ensure that its products do not purport to be exact copies of an original, but only inspired by the original designs.

    Although infrequent, it is possible for a designer to claim trademark protection if it can establish that the customer realizes that a particular piece of jewelry comes from a particular manufacturer. In order to be claimed, however, a registered trademark indication must usually be placed on the original piece. The Company takes meticulous precaution to avoid advertising and marketing strategies that might lead to confusion in the minds of its customers as to the source or origins of its emulation jewelry.

    The Company has developed and adopted methodologies designed to prevent its infringement of the intellectual property rights of third parties; however, there can be no assurance that it will not be subject to claims for inadvertent infringement from time to time. While there have been only four instances of claimed infringement in the past, when the Company has received notice of inadvertent infringement, it has been its policy to voluntarily cease and desist selling the particular product. As an average store has more than 1,000 different items of jewelry on display and offered for sale, the Company has not experienced, and does not expect to experience, any material adverse effects on its revenues in these instances.

LICENSE ARRANGEMENTS

    The Company has granted a total of three licenses to former Impostors franchisees granting to them the right to use the Impostors trademark in a total of five retail locations for a period of one year. Each license requires the payment of $5,000 per store per year, and is renewable annually at the discretion of the Company. It is not expected that these license arrangements will represent a material portion of the Company's future activity.

EMPLOYEES AND CONSULTANT


    The Company currently has 110 full-time and 120 part-time employees, of which 17 are employed in the Company's corporate offices. In addition, the Company typically hires additional part-time employees during the peak holiday season. Each retail store is staffed by a manager and assistant manager, as well as one or more sales personnel. The Company also has four area managers and one regional manager (for the East Coast). Store managers are hired and supervised by area managers. All management and staff personnel are employed directly by the Company.



    The Company believes that it currently has sufficient management to add eight additional stores over the next 12 months. Further store expansions will require additions to management and staff on a case-by-case basis. The success of future expansion will depend to a large extent on the Company's ability to attract, motivate and retain highly-qualified personnel.



    As President and Chief Executive Officer, Ms. Greenberg serves under a written employment agreement expiring on June 20, 1999. She receives a base salary of $7,500 per month, which will increase to $10,833 per month the earlier of June 20, 1997 or the completion of this offering. She is also eligible to participate in the Company's Incentive Stock Option Plan ("ISOP"). Ms. Greenberg was granted incentive stock options pursuant to the ISOP exercisable to purchase, in the aggregate, 40,000 shares of Common Stock of the Company at an exercise price of $1.875 per share, all of which are fully vested, and incentive stock options exercisable to purchase an additional 45,000 shares of common stock at a price of $2.50 per share, of which 10,000 are vested, 10,000 will vest ratably over two (2) years ending March, 1998, 15,000 will vest on June 20, 1997 and 10,000 will vest on June 20, 1998.


    In January 1996, the Company hired Todd Huss as its Chief Financial Officer. Mr. Huss brings with him nearly 10 years of experience as a licensed certified public accountant, primarily with KPMG Peat Marwick and nearly five years experience in the retail industry as Controller/Chief Financial Officer.

    Effective February 1996, the Company retained Jack Brandon, the former Vice-President of a 200 store portrait studio retail chain. It is expected that Mr. Brandon will devote approximately 30 to 40 hours per month on behalf of the Company, exclusive of his services as a director. Mr. Brandon also provides construction oversight services for new Impostor locations and remodels. Fees for these services are paid on a job-by-job basis, which have averaged approximately $4,000 per month.

SEASONALITY

    The Company's business is highly seasonal with its mall locations generating 20% of revenues during the Christmas holiday season. The Company's 15 tourist locations experience fluctuations, based upon such factors as seasonality, economic conditions and other factors effecting tourism in their particular locations.

PROPERTIES

    The Company currently maintains executive offices at 3033 S. Parker Road, Suite 120, Aurora, Colorado 80014. The offices consist of approximately 5,000 square feet which the Company holds under a 5-year lease expiring in the year 2001, for a rental of $5,150 per month. The lease is guaranteed by four of the Company's current and former directors. The opening of the Company's executive offices represented the culmination of a strategic plan to close its executive offices in San Francisco, California to reduce operating expenses. The Company expects the move to represent substantial savings over the next several years.

    The Company's 38 current and committed retail locations are or will be operated under commercial leases with expiration dates ranging from 1997 to 2007. Store size varies from 310 to 1,200 square feet with annual sales ranging from $220,000 to $1,500,000. Each lease requires the payment of a minimum base rent and additional payments for operating expenses, taxes, insurance, in some cases, and additional rent based upon a percent of gross sales. The Company monitors on a daily basis sales, margin and inventory turn-over for each store location. This information is used not only to develop criteria for additional store expansions but also to determine acceptable parameters for lease renewals as they arise. In the ordinary course of business, the Company is continually engaged in discussions with its various commercial landlords over issues that arise from time to time under the leases. All of the Company's existing commercial retail leases are in full force and effect as of the date of this Prospectus.

LEGAL PROCEEDINGS

    The Company from time-to-time is involved in commercial disputes in the ordinary course of business with vendors, landlords and other parties which on occasion become the subject matter of litigation. At the present time, the Company is not a party to any legal proceedings outside of the ordinary course of business or which would have a material adverse impact upon the Company's operations or properties.

    During 1995 and 1996, the Company received requests for information from the U.S. Securities and Exchange Commission ("SEC") related to an investigation begun by the SEC during 1994 into various matters, including certain transactions in securities by a former officer and director of the Company. The Company has fully complied with all requests. The Company has been informed that the SEC staff intends to recommend to the Commission that an action be brought against certain persons including three of the Company's former shareholders and two of its former directors. Although there can be no assurance, the Company's present management does not believe that this investigation of the activities of these persons will have a direct material impact on the Company or its business operations.

CHANGES IN INDEPENDENT PUBLIC ACCOUNTANTS

    On February 16, 1995 the Company's Board of Directors approved a change in the Company's independent accountant. The change was effective February 16, 1995.

    The independent accountant who was previously engaged as the principal accountant to audit the Company's financial statements was Schumacher & Bruce. None of Schumacher & Bruce's reports for the years ended December 31, 1993 and 1992 on the financial statements of the Company contained any adverse opinion or disclaimer of opinion, or was qualified or was modified as to uncertainty, audit scope or accounting principles except the following: The report of Schumacher & Bruce dated June 9, 1994 accompanying the audited balance sheet of the Company as of December 31, 1993 and the related statements of operations, changes in stockholders' (deficit), and cash flows for the years ended December 31, 1993 and 1992 was qualified assuming that the Company would continue as a going concern. There have not been any disagreements between the Company and Schumacher & Bruce on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure during the past two years and through the date of the change in certifying accountants.

    The Company retained the accounting firm of Hein + Associates LLP to serve as the Company's independent accountant to audit the Company's financial statements. This engagement was effective February 16, 1995. Prior to its engagement as the Company's independent accountant, Hein + Associates LLP had not been consulted by the Company either with respect to the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Company's financial statements.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The name, position with the Company, age of each Director or executive officer of the Company is as follows:

                NAME                       AGE                               POSITION
-------------------------------------  -----------  -----------------------------------------------------------
Sissel B. Greenberg..................          38   President, Chief Executive Officer and Director

William Nandor.......................          54   Director

Jack Brandon.........................          67   Director

Simona Katz Yuffa....................          37   Director

Todd Huss............................          44   Chief Financial Officer, Secretary, Treasurer

    SISSEL B. GREENBERG, President and Chief Executive Officer since July 1994 and a Director since March, 1995. From April, 1992 to July, 1994, Ms. Greenberg was employed as Senior Financial Analyst in the investment banking department of Chatfield Dean & Company, a national broker/dealer based in Denver, Colorado. Her duties included evaluating companies for funding of equity capital, mergers and acquisition, workout plan analysis and preparation. Ms. Greenberg was actively involved in firm projects which raised in excess of $80,000,000 for small capitalization companies. From December, 1989 to April, 1992, Ms. Greenberg worked as a business consultant for small public companies in the areas of Financial Management and Strategic Planning. From November, 1987 to November, 1988, Ms. Greenberg worked as a senior supervisor of Leventhal and Horwath, a national accounting firm. From July, 1984 until August, 1987, Ms. Greenberg worked as an assistant CFO for Selmer Sande, A.S., a billion dollar international contracting company based in Oslo, Norway. Ms. Greenberg graduated from the University of Denver with a degree in Business Administration in March, 1982. Ms. Greenberg obtained her Masters in Business Administration from the University of Denver in March, 1983.

    WILLIAM NANDOR, Director. Mr. Nandor was originally retained by the Company in March, 1995, as a consultant to assist the Company with its search for new retail locations and other issues surrounding the Company's strategic growth plans. Mr. Nandor was also made a director of the Company at this time. Mr. Nandor no longer performs consulting services for the Company; however, he remains as a director. From 1987 through 1990, Mr. Nandor was employed with Gymboree Corporation, first as Vice-President of Retailing and then as President and C.E.O. While with Gymboree, Mr. Nandor spearheaded its growth from a franchised play program for parents and kids into the retail specialty arena. Under him, the retail stores grew from inception to over 40 stores. From 1990 to 1993 Mr. Nandor served as President and C.O.O. of Impostors Copy Jewelry, Inc., and during 1993 and 1994 he served as Executive Vice-President and C.O.O. of S.S.R.S. Corporation, operator of Sesame Street Retail Stores. Under his leadership, Impostors grew from 50 retail stores to over 100 locations, and S.S.R.S. saw an increase in locations, comparable store sales and profits. In addition to the Company, Mr. Nandor currently serves as a member of the Board of Directors of Lisa's Tea Treasures, Inc., a San Jose, California wholesaler and retailer of high quality tea and other related products.

    JACK BRANDON, Director. Mr. Brandon has been a director of the Company since October 1996 and a consultant to the Company, first informally since October, 1995 and formally since February, 1996. As a consultant, Mr. Brandon is actively involved with the Company's expansion and remodeling program. He has worked as a real estate, retail and construction consultant since 1995. From 1988 to 1995, Mr. Brandon served as Vice-President of Studio Development for Expressly Portraits, a large national portrait chain with locations in over 30 states. From 1980 to 1988, he served as Vice-President of Operations for Prints Plus, a mall-based national print and frame retailer with over 100 stores throughout the United States.

From 1975 to 1980, he was Senior Vice-President of Atherton Industries, which operated over 200 retail clothing stores.


    SIMONA KATZ YUFFA, Director. Ms. Yuffa has been a director since October, 1996. Since April, 1996, Ms. Yuffa has been the Chief Financial Officer, Director and principal shareholder of Dazbog Coffee Company, a company which she formed and organized specializing in custom roasting and distribution of coffee equipment and accessories. Since 1990, she has also been a director and officer, and since 1992, controller, of Shoe Biz, Ltd., a retail western boot chain, where she is responsible for corporate operations and finance. From 1989 to 1992, Ms. Yuffa was controller of American Water Development, Inc., where she was involved with corporate finance and fundraising. From 1981 to 1989, she practiced as a Public Accountant, auditing publicly-held companies and specializing in litigation consulting. Ms. Yuffa graduated with high distinction from Colorado State University with a Bachelor of Science degree in Business Administration and received her license as a Certified Public Accountant in the State of Colorado in 1982 and practiced in that capacity until 1994.

    TODD HUSS, Chief Financial Officer, Secretary, Treasurer. Mr. Huss has been the Chief Financial Officer of the Company since January, 1996 and Secretary/Treasurer since October, 1996. Prior to joining the Company, he served as the Chief Financial Officer for Gardenswartz Sportz, Inc., a privately-held corporation which owned and operated eight full service retail sporting goods stores in New Mexico and Texas. Mr. Huss graduated from California State University-Long Beach in 1984, with a Bachelor of Science degree in business administration and professional accounting, and subsequently worked for KPMG Peat Marwick in its Los Angeles, California, and Albuquerque, New Mexico offices until 1991. He received his license as a certified public accountant from California in 1987, and from New Mexico in 1990.

    During the fiscal year ended January 28, 1996, three meetings of the Board of Directors of the Company were held. Each meeting was attended by all members of the Board of Directors.

    During the fiscal year ended January 28, 1996, the Company did not have standing Audit, Compensation or Nominating Committees of the Board of Directors. However, during the first quarter of fiscal 1997, the Company formed Audit and Compensation Committees of the Board of Directors. The members of the Audit Committee will be Simona Katz Yuffa and William Nandor. No member of the Audit Committee receives any additional compensation for his service as a member of that Committee. The Audit Committee is responsible for providing assurance that financial disclosures made by Management reasonably portray the Company's financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee oversees the external audit coverage, including the annual nomination of the independent public accountants, reviews accounting policies and policy decisions, reviews the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquires about the existence and substance of any significant accounting accruals, reserves or estimates made by Management, reviews with Management the Management's Discussion and Analysis section of the Annual Report, reviews the letter of Management Representations given to the independent public accountants, meets privately with the independent public accountants to discuss all pertinent matters, and reports regularly to the Board of Directors regarding its activities.

    The Compensation Committee will consist of William Nandor and Simona Katz Yuffa. No member of the Compensation Committee receives any additional compensation for his service as a member of that Committee. The Compensation Committee is responsible for reviewing pertinent data and making recommendations with respect to compensation standards for the executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of Management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under the Company's Incentive Stock Option Plan, and reporting regularly to the Board of Directors with respect to its recommendations.

    There were no family relationships among Directors or persons nominated or chosen by the Company to become a Director, nor any arrangements or understandings between any Director and any other person pursuant to which any Director was elected as such. The present term of office of each Director will expire at the next annual meeting of shareholders.

    The executive officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of Shareholders. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he is be removed in the manner provided by the Company's ByLaws.

DIRECTOR COMPENSATION

    Directors who are also executive officers of the Company receive no additional compensation for their services as Directors.


    In March 1995, the Board of Directors adopted a Formula Plan for outside Directors pursuant to which each outside Director is entitled to receive for each year of service as a Director non-qualified stock options exercisable to purchase 5,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Effective fiscal 1998, the options issuable to outside Directors under the Formula Plan were increased to 10,000 for each Director. Pursuant to the Formula Plan, the Company granted retroactively for the year ended December 31, 1994 to each of its outside Directors 5,000 non-qualified stock options exercisable at $2.50 per share. In fiscal 1996, the Company issued options for a total of 25,000 shares to directors of the Company under the Formula Plan and options for 12,000 shares to four of the Company's Directors (See "Certain Transactions") in return for personally guaranteeing the Company's corporate office lease, which options are exercisable at a price of $2.50 per share and expire in 2001.


    Further, during fiscal 1997 the Company has issued under the Formula Plan additional options to one outside director exercisable to purchase 5,000 shares of Common Stock at an exercise price of $2.50 per share.

    In addition, outside Directors are entitled to be reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors of the Company.

EXECUTIVE COMPENSATION

    The following tables and discussion set forth information with respect to all plan and non-plan compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO"), and the Company's four most highly compensated executive officers other than the CEO, for all services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three completed fiscal years; provided, however, that no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

                                    TABLE 1

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                                                      ---------------------------------------
                                                         ANNUAL COMPENSATION
                                                 -----------------------------------           AWARDS
                                                                            OTHER     ------------------------
                                                                           ANNUAL     RESTRICTED                   PAYOUTS
                                                                           COMPEN-       STOCK                  -------------
                                                  SALARY                   SATION      AWARD(S)     OPTIONS/    LTIP PAYOUTS
NAME AND PRINCIPAL POSITION             YEAR      ($)(1)     BONUS ($)    ($)(2)(3)       ($)        SARS(4)         ($)
------------------------------------  ---------  ---------  -----------  -----------  -----------  -----------  -------------

Sissel B. Greenberg,                       1995  $  76,750         -0-    $   6,312    $   4,500          -0-           -0-
  President                                1994  $  32,953         -0-          -0-    $   1,000       40,000           -0-


                                        ALL OTHER
                                      COMPEN- SATION
NAME AND PRINCIPAL POSITION                ($)
------------------------------------  -------------
Sissel B. Greenberg,                          -0-
  President                                   -0-

------------------------------

(1) Effective June 20, 1994, the Company hired its new President, Sissel B. Greenberg, at $6,000 per month, which sum was subsequently increased to a base salary of $7,500 per month. Ms. Greenberg is also eligible to participate in the Company's Incentive Stock Option Plan.

(2) All executive officers of the Company participate in the Company's group health insurance plan. However, no executive officer received perquisites and other personal benefits which, in the aggregate, exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the respective fiscal years.

(3) As of January 1, 1995, the Company assumed and agreed to pay a lease covering an automobile acquired for the use of the Company's employees. The total monthly lease payment is $480.

(4) The Company has granted to Ms. Greenberg incentive stock options exercisable to purchase, in the aggregate 60,000 shares of the Company's Common Stock at a weighted average exercise price of $2.08 per share under the Company's Stock Incentive Plan, 50,000 of which are fully vested as of the date of this Prospectus.


    The Company currently has a two year written Employment Agreement with its President, expiring June 20, 1999. The Company has no key man life insurance covering any of its officers or employees.


    EMPLOYEE STOCK PURCHASE PLAN

    On June 12, 1995, the Company's shareholders ratified and approved a qualified Employee Stock Purchase Plan ("ESPP") pursuant to Section 423 of the Internal Revenue Code of 1986, as amended. Pursuant to the ESPP, the Company has been authorized to offer up to 20,000 shares per year over a three-year term, or a total of 60,000 shares, to the Company's employees. The ESPP includes certain restrictions which preclude participation by part-time employees and employees owning five percent (5%) or more of the Company's Common Stock. The purchase price for the shares may not be less than eighty-five percent (85%) of the market value of the stock on either the Enrollment Date or the Exercise Date as those terms are defined in the ESPP. As of the date of this Prospectus, no shares of common stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the plan.

    STOCK INCENTIVE PLAN

    On November 23, 1992, the Company's Shareholders adopted a Stock Incentive Plan ("Plan") to commence in 1993. Pursuant to the Plan, stock options granted to eligible participants may take the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not qualify as ISO's (Non-Qualified Stock Options or "NQSO's"). An aggregate of 230,000 shares of common stock have been authorized to be issued under the Plan. As required by Section 422 of the Code, the aggregate fair market value of the Company's Common Stock with respect to its ISO's granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSO's. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of the Company's Common Stock on the date of grant. The exercise price of an NQSO may be set by the administrator, but must not be less than fair market value. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety (90) day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either the Board of Directors (provided that a majority of Directors are "disinterested") can administer the Plan, or the Board of Directors may designate a committee comprised of Directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 196,000 shares of the Company's Common Stock are reserved for issuance upon the exercise of options granted under the Plan.


    As of January 28, 1996, incentive stock options to purchase 40,000 shares of Common Stock were outstanding and unexercised, all of which were granted in 1994 to Sissel B. Greenberg, the Company's President, and were exercisable at a price of $5.00 per share. During the fiscal year ended January 28, 1996, the exercise price was reduced to $1.875 per share, the then current fair market value of the Company's Common Stock and the term was extended to December 31, 1998. An additional 13,000 incentive stock options were granted to other employees during the year ended January 28, 1996, which options are also exercisable at $1.875 and expire on February 15, 2003. All of these options are currently vested.

    In March, 1996, the Company granted incentive stock options exercisable to purchase 80,000 shares to several employees at an exercise price of $2.50 per share which expire in 2001. 30,000 of these incentive stock options have vested, 20,000 have been cancelled due to termination of an employee, and 15,000 vest on each of the first and second anniversary dates.


    In January, 1997, the Company granted to Ms. Greenberg incentive stock options exercisable to purchase an additional 25,000 shares of Common Stock at $2.50 per share. Of these options, 15,000 will vest on June 20, 1997 and 10,000 will vest on June 20, 1998.


    No officer of the Company receives any additional compensation for his services as a Director. The Company has no retirement, pension, profit sharing or insurance or medical reimbursement plans covering its Directors.

    The following table sets forth certain information concerning the exercise of incentive stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

                                    TABLE 2

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                             AND OPTION/SAR VALUES


                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                                           NUMBER OF         IN-THE-MONEY
                                                                                          UNEXERCISED       OPTIONS/SARS AT
                                                                                        OPTIONS/SARS (#)     FY-END($)(1)
                                                                                       ------------------  -----------------
                                               SHARES ACQUIRED ON    VALUE REALIZED       EXERCISABLE/       EXERCISABLE/
NAME                                               EXERCISE(#)             ($)           UNEXERCISABLE       UNEXERCISABLE
---------------------------------------------  -------------------  -----------------  ------------------  -----------------
Sissel B. Greenberg..........................             -0-           $     -0-        50,000/35,000(2)      $     -0-


------------------------

(1) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.


(2) Includes options exercisable to purchase 20,000 shares of Common Stock at a price of $2.50 granted in March, 1996, of which 10,000 options are subject to future vesting, and an additional 25,000 options granted in January, 1997, which are subject to future vesting.


INDEMNIFICATION AND LIMITATION ON LIABILITY OF DIRECTORS

    The Company's Articles of Incorporation provide that the Company shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                              CERTAIN TRANSACTIONS

TRANSACTION IN SECURITIES

    In September 1993, the Company exchanged its interest in two gaming properties to Global Casinos, Inc. for 2,500,000 shares of common stock of Global Casinos. A $350,000 Promissory Note which had been held by an unaffiliated third party was assigned to the Company in exchange for shares of Common Stock of the Company in a private offering. The Company agreed to convert the total outstanding balance of principal and all accrued and unpaid interest on the Promissory Note into 200,000 shares of common stock of Global Casinos. Those 200,000 shares were subsequently registered for sale under the Securities Act by Global Casinos and have been used by the Company to collateralize a venture capital loan with an affiliate of the Representative. At the time of the agreement of the Company to convert the Promissory Note for 200,000 shares of Global Casinos common stock, Mr. Stephen G. Calandrella served on the Board of Directors of both the Company and Global Casinos. See Note 2 to Financial Statements.

    During 1994, the Company engaged in market transactions in the securities of Global Casinos, Inc. and other corporations. These transactions resulted in losses on marketable securities for the years ended December 31, 1994 and January 28, 1996 of $146,963 and $182,643, respectively, principally due to market declines in the value of Global Casinos, Inc. common stock. At the time of these transactions, Mr. Gerald Jacobs, and to a limited extent, Mr. Calandrella were members of the Board of Directors of Global Casinos and members of the Board of Directors of the Company (Messrs. Calandrella and Jacobs resigned as Directors of the Company in February 1995 and October 1996, respectively), and Mr. Pete Bloomquist was Chief Financial Officer of Global Casinos and a member of the Board of Directors of the Company, (Mr. Bloomquist resigned as a Director in October 1996). See Note 1 to Financial Statements.

STOCK DISTRIBUTION

    In March 1994, the Company undertook a stock distribution pursuant to which it distributed to its common stockholders one share of common stock of Global Casinos, Inc., a Utah corporation held by the Company as a portfolio security, for each share of Company Common Stock beneficially owned on the record date of the distribution. In connection with the stock dividend, the Company distributed a total of 2,409,700 shares of Global Casinos, Inc. common stock to its shareholders of record. The shares had been acquired by the Company in connection with the exchange involving the Company's gaming property located in Central City, Colorado. At the time of the stock distribution, Messrs. Jacobs and Calandrella were members of the Board of Directors of both the Company and Global Casinos, and Mr. Bloomquist was Chief Financial Officer of Global Casinos and a member of the Company's Board of Directors. See Note 2 to Financial Statements.

MIRAGE CONCEPTS, INC. ACQUISITION

    In March, 1994, the Company acquired 100% of the outstanding common stock of Mirage Concepts, Inc., an Arizona corporation ("Mirage"), which owned three reproduction jewelry stores, operating under the tradenames "Mira Boutique" and "Classic Copies." At the time of the transaction, the stockholders of Mirage Concepts, Inc. were Raymond Stanz (50%), John C. Power (25%) and Mark R. Power (25%). At the time, Mr. Stanz was serving as the Chief Operating Officer of the Company, and John C. Power would have been deemed a principal shareholder of the Company by virtue of the security ownership of Redwood Microcap Fund, Inc., of which Mr. Power is a director and President.

    The agreement for the acquisition of Mirage Concepts, Inc. initially provided for the Company to issue to the shareholders of Mirage, PRO RATA, 27,000 units of the Company's securities, each unit consisting of one share of Common Stock and one Common Stock Purchase Warrant exercisable through December 31, 1994 at an exercise price of $6.25 per share. However, following the closing of the transaction, and prior to the issuance of any securities to the Mirage shareholders, a dispute arose between Mr. Stanz, on the one hand, and the Company, on the other, concerning numerous matters, including the financial condition of Mirage Concepts, Inc. at the time it was acquired by the Company.

    Following extensive negotiations, an agreement was entered into with Mr. Stanz resolving the areas of disagreement pursuant to which (i) Mr. Stanz resigned as an officer and director of Mirage as well as Chief Operating Officer of the Company, (ii) Mr. Stanz transferred, sold and assigned to Rockies Fund, Inc. 3,500 shares of the Company's Common Stock, 3,500 C Warrants, and all of the Units which Stanz was to have received as a shareholder of Mirage Concepts, Inc., in consideration for which Rockies Fund agreed to pay Stanz an aggregate sum of $85,000, and (iii) the Company and Stanz exchanged mutual general releases. Rockies Fund, Inc. was a principal shareholder of the Company whose President and director was and is Stephen G. Calandrella, who at the time of the Stanz agreement served as a director of the Company.

    Following the resolution of the dispute with Stanz, the Company entered into an agreement with Rockies Fund, Inc., Mr. Calandrella, Redwood Microcap Fund, Inc., and John C. Power pursuant to which the Company issued an aggregate of 20,000 shares of Common Stock as full and final consideration for its acquisition of Mirage Concepts, Inc. The warrants that were to have been included in the units issuable in the Mirage transaction had already expired unexercised and were therefore moot. See Note 2 to Financial Statements.

SHAREHOLDER GUARANTEES

    In connection with the Company's acquisition of the Impostors retail jewelry chain from bankruptcy proceedings, the Company agreed to assume and pay certain post-petition liabilities of American Fashion Jewels, Inc. Included in those post-petition liabilities were obligations to the law firm of Bronson & Bronson, of San Francisco, California. This obligation is in the amount of $35,000, and by agreement is being retired in monthly installments. By written agreement, the Company's obligation to that law firm has been guaranteed by the Rockies Fund, Inc., Redwood Microcap Fund, Inc., John C. Power, individually, and Stephen G. Calandrella, individually. Under the terms of the written guarantees, in the event any of the guarantors is required to cure the Company's default or delinquency in any payment to that law firm, such payment can be applied, at the option of the guarantor, to the purchase of Company Common Stock at a price per share which is equal to the lesser of $5.00 per share or 50% of the closing bid price of the Company's Common Stock on the date of such payment, but in no event at a price per share less than $3.125. In addition, in the event a guarantor is required to make any payment then Redwood would be entitled to designate one person to serve as a member of the Company's Board of Directors for a minimum term of one year. See Note 4 to Financial Statements.

PRIVATE OFFERING--INVESTOR GUARANTEES

    On September 30, 1995, the Company entered into an Investment Term Sheet ("ITS") with Redwood Microcap Fund, Inc. ("Redwood"), a former principal shareholder of the Company. Under the terms of the ITS, Redwood, and its affiliates, agreed to purchase up to 240,000 shares of Common Stock at a price of $1.25 per share, representing aggregate maximum proceeds to the Company of $300,000 (the "Private Offering"). Further under the terms of the ITS, in consideration of their investment of the Company's Common Stock at $1.25 per share, investors in the Private Offering (the "Investors") severally agreed to subscribe for and purchase all Shares of the Company's Common Stock offered in a proposed rights offering which was never undertaken. See Note 6 to Financial Statements.

    In connection with the Private Offering, the Company sold an aggregate of 234,000 shares of Common Stock for aggregate net proceeds of $282,500. The Company utilized the proceeds of the Private Offering to open two new stores and to meet working capital requirements during the holiday season, the fourth quarter of 1995.

    The Company is registering for resale the shares of Common Stock sold in the Private Offering in a Registration Statement which the Company intends to file in 30 days following the date of this Prospectus.

LEASE GUARANTEE

    In April, 1996, the Company granted to four of its directors non-qualified stock options exercisable to acquire 3,000 shares of the Company's common stock each in exchange for each persons agreement to personally guarantee the Company's office lease. The options are exercisable at a price of $2.50 per share and expire in 2001. See "Securities Ownership of Management and Principal Shareholders" and Notes 4 and 6 to Financial Statements.

    All transactions between the Company and its officers, Directors, principal shareholders, or other affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent, disinterested Directors.

STOCK REDEMPTION

    On December 27, 1996, the Company completed the Bridge Note Financing from which it utilized $624,325 of net proceeds to redeem from certain former securityholders an aggregate of 189,023 shares of Common Stock and 32,500 Class C Warrants. The redemption consisted all of the equity securities of the Company owned by these former securityholders, and was undertaken by the Company to expedite this offering and the Company's application to have its securities listed on NASDAQ. The price paid to these former securityholders in connection with this redemption was $3.25 per share of Common Stock and an aggregate redemption price of $10,000 for all 32,500 Class C Warrants.

                       SECURITIES OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by the Company to be the beneficial owner of five (5%) percent or more of the Company's Common Stock, all directors individually and all directors and officers of the Company as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.


                                                                           SHARES BENEFICIALLY OWNED
                                                              ---------------------------------------------------
                                                                                         PERCENT(1)
                                                                           --------------------------------------
NAME & ADDRESS OF BENEFICIAL OWNER                              NUMBER      BEFORE OFFERING    AFTER OFFERING(2)
------------------------------------------------------------  -----------  -----------------  -------------------
Sissel B. Greenberg(3)......................................      55,600             9.1%                3.2%
3033 S. Parker Rd., #120
Aurora, CO 80014
William Nandor..............................................       7,600             1.4%                0.5%
2698 Gapwall Court
Pleasanton, California 94566
Jack Brandon................................................         -0-             -0-                 -0-
3033 S. Parker Rd., #120
Aurora, CO 80014
Simona Katz Yuffa...........................................         -0-             -0-                 -0-
3033 S. Parker Rd., #120
Aurora, CO 80014
Todd Huss(4)................................................      15,000             2.6%                0.9%
3033 S. Parker Rd., #120
Aurora, Colorado 80014
Raymond D. Hand(5)..........................................      57,500            10.0%                3.4%
310 Radford Place
Knoxville, Tennessee 37927
Banca Adamas S.A............................................      80,000            14.3%                4.8%
Via Nassa 42
6901 Lugano, Switzerland
AMC Consumer(6).............................................      61,224            10.5%                3.6%
One Main Street, Suite 312
Eatontown, NJ 07724
Caribou Bridge Fund(7)......................................      33,114             5.8%                2.0%
5350 S. Roslyn Street, #380
Englewood, CO 80111
Lee Schlessman(8)...........................................      35,714             6.0%                -0-
1301 Pennsylvania St., #800
Denver, CO 80203
Gary C. Batz(8).............................................      53,570             8.7%                -0-
c/o Fike Corporation
704 S. 10th Street
Blue Springs, FL 64015
Directors and Officers as                                         78,200            12.3%
  a Group (5persons)........................................                                             4.5%


------------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within sixty (60) days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by a group.

(2) Assumes that the Over-Allotment Option is not exercised, none of the Warrants sold in this offering have been exercised and none of the Representative's Securities have been issued.


(3) Includes incentive stock options to purchase 50,000 shares of the Company's Common Stock at a weighted average exercise price of $2.00 per share granted under the Company's Stock Incentive Plan. Also includes non-qualified stock options to purchase 3,000 shares of the Company's Common Stock at an exercise price of $2.50 per share granted to Ms. Greenberg in return for her agreement to personally guarantee the Company's corporate office lease. Does not include incentive stock options to purchase 35,000 shares of the Company's Common Stock at an exercise price of $2.50 per share which vest through 1998.


(4) Consists of Incentive Stock Options exercisable to purchase 15,000 shares of Common Stock at an exercise price of $2.50 per share. Does not include additional Incentive Stock Options exercisable to purchase an additional 20,000 shares of Common Stock at an exercise price of $2.50 per share which are not yet vested.

(5) Includes Class C Common Stock Purchase Warrants exercisable to acquire up to 12,500 additional shares of Common Stock at an exercise price of $10.00 per share.

(6) Includes Class B Warrants exercisable to purchase 20,408 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the registration statement of which this Prospectus forms a part.

(7) Includes Class B Warrants exercisable to purchase 10,204 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the registration statement of which this Prospectus forms a part.

(8) Consists entirely of Class B Warrants purchased as part of the Bridge Note Financing. Assumes all Warrants issued in exchange for the Class B Warrants are sold in the Selling Shareholders' Offering.

                           DESCRIPTION OF SECURITIES

    The Company is authorized to issue up to 850,000,000 shares of $.002 par value Common Stock and up to 20,000,000 shares of $.10 par value Preferred Stock. As of the date of this Prospectus, 559,916 shares of Common Stock and 416,670 shares of Series A Convertible Preferred Stock were issued and outstanding.

COMMON STOCK

    Each holder of Common Stock of the Company is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, PRO RATA, the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The Company is authorized to issue up to 20,000,000 shares of $.10 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time to time by the Board of Directors without further stockholder approval. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

    Although the Company currently does not have any plans to designate a series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

SERIES A CONVERTIBLE PREFERRED STOCK

    The Company has issued and outstanding 416,670 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") which were issued to investors in the Bridge Offering which was completed on June 24, 1996. Holders of shares of Convertible Preferred Stock are entitled to one vote for each share on any matter to come before the shareholders of the Company and are entitled to a liquidation preference of $.60 per share of Convertible Preferred Stock in the event of a liquidation of the Company. Each outstanding share of Convertible Preferred Stock is entitled to receive cumulative cash dividends at the annual rate of $.051 per share, payable quarterly on the last day of January, April July and October of each year. Each share of Convertible Preferred Stock is convertible at the option of the holder into one share of Common Stock (the "Conversion Shares") commencing June 24, 1997. However, each share of Convertible Preferred Stock will convert automatically into shares of Common Stock if the Conversion

Shares are registered for sale under the Securities Act (the "Automatic Conversion"). In the event of an Automatic Conversion, the conversion price shall be equal to 70% of the offering price of the Common Stock to the public in the public offering. The Registration Statement of which this Prospectus forms a part includes the registration for sale by the Company of the Conversion Shares issuable upon conversion of the Convertible Preferred Stock; and all information with regard to the capital stock of the Company contained in this Prospectus gives effect to that Automatic Conversion. Upon such Automatic Conversion, holders of outstanding shares of Convertible Preferred Stock shall have no further rights as preferred stockholders of the Company other than the right to receive certificates evidencing the Conversion Shares issuable upon such conversion.

12% CONVERTIBLE PROMISSORY NOTE

    The Company has issued an aggregate of $1,120,000 in 12% Convertible Promissory Notes. Each Convertible Promissory Note accrues interest at a rate of 12% per annum, payable quarterly. The total outstanding balance of principal and any accrued and unpaid interest is due and payable December 26, 1999. Holders of the Notes have the option to convert the outstanding principal balance of the Notes into shares of the Company's Common Stock at any time commencing the earlier of (i) December 27, 1997, or (ii) upon the effective date of the Registration Statement registering for sale under the Securities Act the Conversion Shares; provided, however, that in no event shall such conversion option be exercisable prior to April 1, 1997. The conversion value at which the principal amount of the Convertible Notes is convertible is initially $2.80 per share of Common Stock, subject to adjustment under certain circumstances; provided, however, that if either the Company fails to consummate a public offering on or before June 30, 1997 or the Company fails to retire the Notes on or before the Maturity Date, the conversion value shall be reduced to $1.00 per share of Common Stock after either such event. The obligation of the Company to repay the Convertible Notes is secured by a subordinated security interest encumbering all of the Company's tangible and intangible assets. The Company has agreed to retire the Convertible Notes out of the proceeds of this offering.

CLASS A WARRANT

    The Board of Directors has authorized the issuance of up to 1,858,334 Warrants, including 1,100,000 Warrants offered hereby, 165,000 Warrants subject to the Over-Allotment Option, 110,000 Warrants subject to the Representative's Securities and 483,334 Warrants issuable to holders of outstanding Class B Warrants. Two Warrants entitle the holder thereof to purchase one share of
Common Stock at a price of $      . The Warrant Exercise Price is subject to
adjustment upon certain events such as stock splits, stock dividends and similar transactions. The Warrants are subject to redemption by the Company, as described below. The exercise period for the Warrants expires at 5:00 p.m., Denver time on the date that is three years from the date of this Prospectus (the "Warrant Term"), after which the Warrants will expire automatically. The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. The Company does not presently contemplate any extension of the Warrant Term or reduction in the Warrant Exercise Price.

    Subject to compliance with applicable securities laws, Warrants certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants, as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose. The Warrants may be transferred separately from the Common Stock with which they will be issued.

    EXERCISE. The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Company with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Warrantholders will receive one share of Common Stock for every two Warrants exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current Registration Statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current Registration Statement which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective Registration Statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon exercise of the Warrants. Holders of Warrants will have the right to exercise the Warrants included therein for the purchase of shares of Common Stock only if a Registration Statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrantholder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions from the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the Securities are offered, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a Registration Statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not registered or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

    REDEMPTION. The Company shall have the right, at its discretion, to call all of the Warrants for redemption on 45 days' prior written notice at a redemption price of $.05 per Warrant if: (i) the closing bid price of the Company's Common Stock exceeds the Warrant Exercise Price by a least 50% during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption; (ii) the Company has in effect a current Registration Statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 45 day notice period is within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 45 day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 45 day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 45 day period.

CLASS B WARRANT

    The Company has outstanding Class B Warrants exercisable to purchase, in the aggregate, 241,667 shares of Common Stock at an exercise price of $5.00 per share. The Class B Warrants were issued by the Company in the Bridge Offering and the Bridge Note Financing. The Class B Warrants are exercisable at any time commencing on the date of issuance and expiring on June 24, 1998. Upon expiration, the Class B Warrant will terminate automatically, subject to certain rights of the Company to extend the warrant term. The exercise price of each Class B Warrant is subject to adjustment upon certain events such as stock splits, stock dividends and similar transactions.

    Each Class B Warrant will be automatically exchanged for two Class A Warrants upon the Effective Date of the Registration Statement of which this Prospectus forms a part. Upon such Effective Date, all outstanding Class B Warrants shall be deemed surrendered for cancellation in exchange for the issuance of twice the number of Class A Warrants; and holders of Class B Warrants shall have the right only to receive two Class A Warrants for each Class B Warrant beneficially owned on the Effective Date.

    Holders of outstanding Class B Warrants were granted certain registration rights by the Company in connection with the Bridge Offering, which rights are being exercised and fulfilled by the Registration Statement of which this Prospectus forms a part.

CLASS C WARRANTS

    The Company has outstanding Class C Warrants exercisable until December 31, 1997 to purchase 60,250 shares of Common Stock at a price of $10.00 per share.

TRANSFER AND WARRANT AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock and warrant agent for the Warrants is Corporate Stock Transfer, Inc., Denver, Colorado.

REPORTS TO SHAREHOLDERS

    The Company intends to furnish annual reports to shareholders which will include certified financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below (the "Underwriters") have severally agreed, through Cohig & Associates, Inc. as the Representative of the Underwriters, to purchase from the Company on a firm commitment basis, the aggregate number of shares of Common Stock and Warrants set forth opposite their names below:

                                                                                             NUMBER OF
                                                                                             SHARES AND
                                       UNDERWRITERS                                           WARRANTS
-------------------------------------------------------------------------------------------  ----------
Cohig & Associates, Inc....................................................................   1,100,000

                                                                                             ----------
    Total..................................................................................   1,100,000
                                                                                             ----------
                                                                                             ----------

    The Common Stock and the Warrants are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part and subject to approval of certain legal matters by counsel and to various conditions. The nature of Underwriters' obligation is such that they must purchase all of the Common Stock and Warrants offered hereby if any are purchased.

    The Company has granted the Underwriters options for 45 days from the date of this Prospectus to purchase up to an additional 165,000 shares of Common Stock and/or 165,000 Warrants at the assumed initial public offering prices less the underwriting discounts of $.39 per share and $.01 per Warrant. The Underwriters may exercise such options only for the purpose of covering any over-allotments in the sale of the Common Stock and Warrants being offered.

    The Underwriters have advised the Company that they propose to offer the 1,100,000 shares of Common Stock and 1,100,000 Warrants directly to the public at the public offering price set forth on the cover page of this Prospectus and
to selected dealers at that price, less a concession of not more than $      per
share of Common Stock and $      per Warrant. After the offering, the Price to
the public and the concession may be changed by the Underwriters.

    The Underwriters have advised the Company that they will not make sales of the Common Stock or Warrants offered in this Prospectus to accounts over which they exercise discretionary authority without specific authorization.

    The Company will pay the Representative a non-accountable expense allowance from offering proceeds, including proceeds from the over-allotment options to the extent exercised. The Representative's expenses in excess of the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative. On April 29, 1996, the Company and the Representative entered into an agreement under which the Representative will act as the Company's exclusive financial advisor until the agreement is terminated by either party after September 30, 1996. The Company has paid $30,000 to the Representative in consideration of the financial advisory services relating to this offering. This amount will be deducted from the non-accountable expense allowance due the Representative. Accordingly, the amount payable in respect of the remaining non-accountable expense allowance would be 2.1% of the offering proceeds if the over-allotment option were not exercised, or 2.3% of the offering proceeds if the over-allotment were exercised.

    The Company will bear all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock and Warrants. The Underwriters have agreed to pay all fees and expenses of any legal counsel whom it may employ to represent it separately in connection with or on account of the proposed offering by the Company, mailing, telephone, travel and clerical costs and all other office costs incurred or to be incurred by the Underwriters or by their representatives in connection with this offering.

    The Company has granted the Representative a right of first refusal for a period of three years after the date of this Prospectus to act as managing underwriting for any public offering of the Company's securities.

    The public offering price of the Common Stock and Warrants and the exercise price of the Warrants were determined by negotiations between the Representative and the Company. Among the factors considered in determining the public offering price and the Warrant exercise price were the prospects for the Company, an assessment of the industry in which the Company operates, the assessment of management, the number of shares of Common Stock and Warrants offered, the price that purchasers of such securities might be expected to pay given the nature of the Company, and the general condition of the securities markets at the time of the offering. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company or the Common Stock or Warrants.

    The Company has obtained the agreement of its officers and certain other shareholders not to sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock of the Company beneficially held by them, other than Common Stock offered hereby, for a period of six months after the date of this Prospectus, without the prior written consent of the Representative.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act, and, if such indemnifications are unavailable or insufficient, the Company and the Underwriters have agreed to damage contribution agreements between them based upon relative benefits received from this offering and relative fault resulting in such damages. The Company also has agreed with the Underwriters that the Company will file and cause to become effective a Registration Statement pursuant to Section 12(g) of the Securities Exchange Act of 1934 no later than the date of this Prospectus.

    The Company has also agreed that, at the closing of this offering, it will enter into a consulting agreement retaining the Representative as a financial consultant to the Company for a fee of $2,500 per month for 12 months after the closing of this offering. The entire $30,000 fee shall be payable to the Representative at the closing.

    The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Available Information."

REPRESENTATIVE'S SECURITIES

    Upon completion of the offering, the Company will sell to the Representative for $100 options to purchase 110,000 shares of Common Stock and 110,000 Warrants (the "Representative's Securities"). The Representative's Securities will not be exercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Representatives' Securities will be exercisable at 120% of the public offering price of the Common Stock and 120% of the public offering price for the Warrants. The Warrants have the same exercise price as the Warrants offered hereby. The exercise price for the Representative's Securities is payable in cash or through the surrender of Common Stock or Warrants having a value equal to the difference between the exercise price and the average of the current market prices of the Common Stock for the 20 consecutive trading days commencing 21 trading days before the date the Common Stock or Warrants are tendered for exchange.

    The Representative's Securities will be non-transferable for one year after the date of this Prospectus except between the Underwriters and by their respective officers or partners. The Representative's Securities will also contain anti-dilution provisions for stock splits, combinations and reorganizations, piggyback registration rights, one demand registration right at the expense of the Company, and one demand registration right paid for by the holders of the Representative's Securities (all of which expire five years from the date of the Prospectus) and will otherwise be in form and substance satisfactory to the Representative. The Warrants included in the Representative's Securities will be exercisable during the period provided in the Warrants, commencing one year after the date of this Prospectus.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Neuman & Cobb, Boulder, Colorado. Clifford L. Neuman, a partner in the firm of Neuman & Cobb, is the beneficial owner of 24,300 shares of the Company's Common Stock, and Nathan L. Stone, an associate with the firm, is the beneficial owner of 300 shares of the Company's Common Stock. Certain legal matters will passed upon for the Representative by Jones & Keller, P.C., Denver, Colorado.

                                    EXPERTS

    The financial statements of the Company as of January 28, 1996, for the fiscal year ended January 28, 1996, the month ended January 29, 1995 and the year ended December 31, 1994 are included herein in reliance on the reports of Hein + Associates LLP, independent certified public accountants, and upon the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the nine months ended October 29, 1995 and October 27, 1996, the independent public accountants have not audited or reviewed such financial statements and have not expressed an opinion or other form of assurance with respect to such financial statements.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    The Company has filed a Registration Statement on Form SB-2 with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock and Warrants offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                             PREMIER CONCEPTS, INC.
                              FINANCIAL STATEMENTS

                     FOR THE YEAR ENDED DECEMBER 31, 1994,
                   FOR THE ONE MONTH ENDED JANUARY 29, 1995,
                  FOR THE FISCAL YEAR ENDED JANUARY 28, 1996,
            FOR THE NINE MONTHS ENDED OCTOBER 29, 1995 (UNAUDITED),
           AND FOR THE NINE MONTHS ENDED OCTOBER 27, 1996 (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
INDEPENDENT AUDITOR'S REPORT...............................................................................         F-2

BALANCE SHEETS--For the Year Ended January 28, 1996 and the Nine Months Ended October 27, 1996
 (Unaudited)...............................................................................................         F-3

STATEMENTS OF OPERATIONS--For the Year Ended December 31, 1994, for the One Month Ended January 29, 1995,
 for the Fiscal Year Ended January 28, 1996, for the Nine Months Ended October 29, 1995 (Unaudited), and
 for the Nine Months Ended October 27, 1996
 (Unaudited)...............................................................................................         F-4

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY--For the Year Ended December 31, 1994, for the One Month
 Ended January 29, 1995, for the Fiscal Year Ended January 28, 1996, and for the Nine Months Ended October
 27, 1996 (Unaudited)......................................................................................         F-5

STATEMENTS OF CASH FLOWS--For the Year Ended December 31, 1994, for the One Month Ended January 29, 1995,
 for the Fiscal Year Ended January 28, 1996, for the Nine Months Ended October 29, 1995 (Unaudited), and
 for the Nine Months Ended October 27, 1996
 (Unaudited)...............................................................................................         F-6

NOTES TO FINANCIAL STATEMENTS..............................................................................         F-7

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Premier Concepts, Inc.
Denver, Colorado

    We have audited the accompanying balance sheet of Premier Concepts, Inc. as of January 28, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1994, for the one month ended January 29, 1995, and for the fiscal year ended January 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Concepts, Inc., as of January 28, 1996, and the results of its operations and its cash flows for the year ended December 31, 1994, for the month ended January 29, 1995, and for the fiscal year ended January 28, 1996, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP
Denver, Colorado
April 5, 1996

                             PREMIER CONCEPTS, INC.

                                 BALANCE SHEETS

                                                    JANUARY 28,
                                                        1996
                                                    ------------  OCTOBER 27,
                                                                      1996
                                                                  ------------
                                                                  (UNAUDITED)
                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................  $    327,198  $     47,619
  Marketable securities...........................        45,113         7,006
  Merchandise inventories.........................     1,393,925     1,588,254
  Prepaid expenses and other current assets.......        95,503       164,969
                                                    ------------  ------------
    Total current assets..........................     1,861,739     1,807,848
PROPERTY AND EQUIPMENT, net.......................       977,727     1,254,549
TRADEMARKS, net of accumulated amortization of
  $39,100 and $53,067, respectively...............       104,900        90,933
DEFERRED OFFERING COSTS...........................       --            211,542
OTHER ASSETS......................................        92,428       104,507
                                                    ------------  ------------
TOTAL ASSETS......................................  $  3,036,794  $  3,469,379
                                                    ------------  ------------
                                                    ------------  ------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current portion of long-term
    debt:
    Related parties...............................  $     98,879  $     74,420
    Other.........................................       378,902       272,762
  Account payable.................................       291,905     1,006,839
  Other accrued liabilities.......................       408,881       174,024
                                                    ------------  ------------
      Total current liabilities...................     1,178,567     1,528,045
LONG-TERM DEBT, less current portion..............       759,864       691,104
DEFERRED RENT.....................................        56,159        91,522
                                                    ------------  ------------
      Total liabilities...........................     1,994,590     2,310,671
                                                    ------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value, 20,000,000
    shares authorized; 416,670 shares issued and
    outstanding at October 27, 1996...............       --             41,667
  Common stock, $.002 par value; 850,000,000
    shares authorized; 748,939 shares issued and
    outstanding...................................         1,498         1,498
  Additional paid-in capital......................     2,756,737     2,940,070
  Accumulated deficit.............................    (1,716,031)   (1,824,527)
                                                    ------------  ------------
      Total stockholders' equity..................     1,042,204     1,158,708
                                                    ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $  3,036,794  $  3,469,379
                                                    ------------  ------------
                                                    ------------  ------------

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                             PREMIER CONCEPTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                       FOR THE            FOR THE NINE
                                                       FOR THE YEAR    FOR THE ONE   FISCAL YEAR          MONTHS ENDED
                                                           ENDED       MONTH ENDED      ENDED      --------------------------
                                                       DECEMBER 31,    JANUARY 29,   JANUARY 28,   OCTOBER 29,   OCTOBER 27,
                                                           1994           1995           1996          1995          1996
                                                       -------------  -------------  ------------  ------------  ------------
                                                                                                          (UNAUDITED)
NET REVENUES:
  Retail.............................................  $   7,641,427   $   539,409   $  8,958,807  $  6,188,869  $  6,263,960
  Wholesale..........................................        150,986         3,968        111,033        42,381        23,950
                                                       -------------  -------------  ------------  ------------  ------------
    Total revenues...................................      7,792,413       543,377      9,069,840     6,231,250     6,287,910
COST OF GOODS SOLD...................................      2,569,531       228,076      2,690,658     1,950,465     1,847,986
                                                       -------------  -------------  ------------  ------------  ------------
    Gross margin.....................................      5,222,882       315,301      6,379,182     4,280,785     4,439,924
OPERATING EXPENSES:
  Selling, general and administrative................      5,451,377       488,664      6,087,717     4,453,164     4,365,891
  Provision for store closures.......................        143,000       --              (8,307)       (8,107)      --
  Depreciation and amortization......................        312,146        29,663        337,070       252,992       212,330
                                                       -------------  -------------  ------------  ------------  ------------
    Total operating expenses.........................      5,906,523       518,327      6,416,480     4,698,049     4,578,221
                                                       -------------  -------------  ------------  ------------  ------------
OPERATING LOSS.......................................       (683,641)     (203,026)       (37,298)     (417,264)     (138,297)
OTHER INCOME (EXPENSE):
  Interest expense, net..............................       (145,577)      (11,899)      (108,180)      (97,968)      (79,350)
  Gain (loss) on marketable securities, net..........       (146,963)      --            (182,643)     (150,471)       12,458
  Other..............................................        (39,998)          141         10,899        28,755        70,516
                                                       -------------  -------------  ------------  ------------  ------------
    Other, net.......................................       (332,538)      (11,758)      (279,924)     (219,684)        3,624
                                                       -------------  -------------  ------------  ------------  ------------
LOSS BEFORE INCOME TAX BENEFIT AND DISCONTINUED
  OPERATIONS.........................................     (1,016,179)     (214,784)      (317,222)     (636,948)     (134,673)
  Income tax benefit.................................         51,000       --             161,000       109,000        10,000
                                                       -------------  -------------  ------------  ------------  ------------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS.........       (965,179)     (214,784)      (156,222)     (527,948)     (124,673)
DISCONTINUED OPERATIONS:
  Income from discontinued operations, net of income
    tax expense of $51,000 and $161,000 for the years
    ended December 31, 1994 and January 28, 1996 and
    $109,000 and $10,000 for the nine months ended
    October 29, 1995 and October 27, 1996............        141,237       --             270,441       177,830        16,177
                                                       -------------  -------------  ------------  ------------  ------------
NET INCOME (LOSS)....................................  $    (823,942)  $  (214,784)  $    114,219  $   (350,118) $   (108,496)
                                                       -------------  -------------  ------------  ------------  ------------
                                                       -------------  -------------  ------------  ------------  ------------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS...  $    (823,942)  $  (214,784)  $    114,219  $   (350,118) $   (116,496)
                                                       -------------  -------------  ------------  ------------  ------------
                                                       -------------  -------------  ------------  ------------  ------------
Net Income (Loss) Per Common Share:
  Before discontinued operations.....................  $       (2.77)  $      (.49)  $       (.31) $      (1.16) $       (.18)
  Discontinued operations............................            .40       --                 .54           .39           .02
  Dividends applicable to preferred stock............       --             --             --            --                .01
                                                       -------------  -------------  ------------  ------------  ------------
    Net income (loss) per common share...............  $       (2.37)  $      (.49)  $        .23  $       (.77) $       (.15)
                                                       -------------  -------------  ------------  ------------  ------------
                                                       -------------  -------------  ------------  ------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...........        348,000       434,200        495,800       454,851       748,939
                                                       -------------  -------------  ------------  ------------  ------------
                                                       -------------  -------------  ------------  ------------  ------------

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                             PREMIER CONCEPTS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1994,
                   FOR THE ONE MONTH ENDED JANUARY 29, 1995,
                  FOR THE FISCAL YEAR ENDED JANUARY 28, 1996,
           AND FOR THE NINE MONTHS ENDED OCTOBER 27, 1996 (UNAUDITED)

                                          PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                        --------------------  ----------------------    PAID-IN    ACCUMULATED
                                         SHARES     AMOUNT     SHARES      AMOUNT       CAPITAL      DEFICIT        TOTAL
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
BALANCES, January 31, 1994............     --      $  --        101,441   $     203   $   223,742   $ (791,524)  $  (567,579)

  Common stock issued for:
    Rights offering...................     --         --         16,285          33       274,476       --           274,509
    Private placement.................     --         --        185,511         371       893,910       --           894,281
    Acquisition of Imposters and
      Mirage..........................     --         --        127,500         255       794,745       --           795,000
    Settlement of claims..............     --         --          2,750           5        54,995       --            55,000
    Compensation to employees.........     --         --            660           1         3,299       --             3,300
  Net loss............................     --         --         --          --           --          (823,942)     (823,942)
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
BALANCES, December 31, 1994...........     --         --        434,147         868     2,245,167   (1,615,466)      630,569
  Net loss............................     --         --         --          --           --          (214,784)     (214,784)
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
BALANCES, January 29, 1995............     --         --        434,147         868     2,245,167   (1,830,250)      415,785
  Common stock issued for:
    Private placement.................     --         --        234,000         468       282,032       --           282,500
    Settlement of claims..............     --         --         53,792         108       184,592       --           184,700
    Services..........................     --         --         27,000          54        44,946                     45,000
  Net income..........................     --         --         --          --           --           114,219       114,219
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
BALANCES, January 28, 1996............     --         --        748,939       1,498     2,756,737   (1,716,031)    1,042,204
  Preferred stock issued for cash
    (unaudited).......................    416,670     41,667     --          --           183,333       --           225,000
  Net loss (unaudited)................     --         --         --          --           --          (108,496)     (108,496)
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
BALANCES, October 27, 1996
 (Unaudited)..........................    416,670  $  41,667    748,939   $   1,498   $ 2,940,070   $(1,824,527) $ 1,158,708
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------
                                        ---------  ---------  ---------  -----------  -----------  ------------  -----------

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                             PREMIER CONCEPTS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                       FOR THE
                                                     FOR THE YEAR  FOR THE ONE     FOR THE        NINE MONTHS ENDED
                                                        ENDED      MONTH ENDED   FISCAL YEAR   ------------------------
                                                     DECEMBER 31,  JANUARY 29,  ENDED JANUARY  OCTOBER 29,  OCTOBER 27,
                                                         1994         1995        28, 1996        1995         1996
                                                     ------------  -----------  -------------  -----------  -----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................   $ (823,942)   $(214,784)   $   114,219    $(350,118)   $(108,496)
  Adjustments to reconcile net income (loss) to net
    cash from operating activities:
    Stock for services.............................       --           --             45,000       --           --
    Gain on restructuring of debt..................       --           --            --            --          (14,250)
    Reduction of accounts payable--discontinued
      operations...................................     (192,237)      --           (431,441)    (286,330)     (26,177)
    Provision for store closure....................      143,000       --              8,307       (8,107)      --
    Depreciation and amortization..................      312,146       29,663        337,070      252,992      212,330
    (Gain) loss on marketable securities...........      146,963       --            182,643      150,471      (12,458)
    Other, net.....................................       25,307       --            (13,201)      66,022      (12,079)
  Changes in operating assets and liabilities:
    (Increase) decrease in:
      Merchandise inventories......................     (122,259)     201,735       (197,665)    (330,066)    (194,329)
      Other assets.................................      382,853        6,356        (40,870)     (34,003)     (69,466)
    Increase (decrease) in:
      Accounts payable and accrued liabilities.....       39,716     (435,030)        99,834      515,607      506,254
      Other liabilities............................       29,509        2,030         24,620      (90,320)      35,363
                                                     ------------  -----------  -------------  -----------  -----------
    Net cash provided by (used in) operating
      activities...................................      (58,944)    (410,030)       128,516     (113,852)     316,692
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and
    equipment......................................      (56,445)      --           (165,137)     (11,445)    (475,185)
  Cash balances of businesses acquired.............      367,313       --            --            --           --
  Proceeds from sale of investments................      155,283       --            156,374      150,058       50,564
  Purchase of investments..........................     (223,909)      --            --            --           --
                                                     ------------  -----------  -------------  -----------  -----------
    Net cash (used in) provided by investing
      activities...................................      242,242       --             (8,763)     138,613     (424,621)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred offering costs..........................       --           --            --            --         (211,542)
  Proceeds from the issuance of preferred stock....       --           --            --            --          225,000
  Proceeds from issuance of common stock...........    1,236,381       --            282,500      156,625       --
  Proceeds from issuance of notes payable..........      446,453       --            100,000      100,000       --
  Payment on notes payable.........................   (1,296,407)     (18,008)      (346,219)    (313,791)    (185,108)
                                                     ------------  -----------  -------------  -----------  -----------
    Net cash provided by (used in) financing
      activities...................................      406,427      (18,008)        36,281      (57,166)    (171,650)
                                                     ------------  -----------  -------------  -----------  -----------
INCREASE (DECREASE) IN CASH........................      589,725     (428,038)       156,034      (32,405)    (279,579)
CASH AND CASH EQUIVALENTS, beginning of period.....        9,477      599,202        171,164      171,164      327,198
                                                     ------------  -----------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of period...........   $  599,202    $ 171,164    $   327,198    $ 138,759    $  47,619
                                                     ------------  -----------  -------------  -----------  -----------
                                                     ------------  -----------  -------------  -----------  -----------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
  Cash paid for interest...........................   $  135,319    $  11,899    $   102,134    $  98,807    $  86,073
                                                     ------------  -----------  -------------  -----------  -----------
                                                     ------------  -----------  -------------  -----------  -----------
  Purchase of Impostors and Mirage with common
    stock..........................................   $  650,000    $  --        $   --         $  --        $  --
                                                     ------------  -----------  -------------  -----------  -----------
                                                     ------------  -----------  -------------  -----------  -----------
  Conversion of liabilities to equity securities...   $  149,000    $  --        $   184,700    $  --        $  --
                                                     ------------  -----------  -------------  -----------  -----------
                                                     ------------  -----------  -------------  -----------  -----------

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                             PREMIER CONCEPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF OPERATIONS--Premier Concepts, Inc. (the Company) was incorporated in the state of Colorado in 1988. During 1993, the Company acquired certain real estate located in a limited stakes gaming city in Colorado, which were exchanged during 1993 for common stock of Global Casinos, Inc. (Global), a company which had two common directors. As further discussed in Note 2, during 1994, the Company purchased out of bankruptcy certain assets and liabilities of American Fashion Jewels, Inc. (Impostors) and, in a separate transaction, Mirage Concepts, Inc. (Mirage), both of which are retail chains of reproduction jewelry stores. As of October 27, 1996, the Company operated 27 retail stores with a geographic concentration of stores in California, including one store in San Francisco, California that accounted for 17% of total revenues during the fiscal year ended January 28, 1996.

    FISCAL YEAR--The Company was on a calendar year through December 31, 1994. The Company changed its fiscal year to a 52/53-week period ending on the last Sunday in January effective for periods ending after December 31, 1994. The period ended January 29, 1995 had 29 days of activity. Fiscal year ended January 28, 1996 contained 364 days of activity.

    INVENTORIES--Inventories consist primarily of merchandise which is held for resale. Inventories are stated at the lower of cost or market, as calculated using the average-cost method.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method generally over a 5 to 10-year period. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term of the useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost of accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statement of operations.

    TRADEMARKS--A portion of the Impostors purchase price was allocated to trademarks (see Note 2). This cost is being amortized over 10 years. The Company evaluates the recoverability of this intangible based on projected, undiscounted future cash flows exclusive of interest. During the year ended January 28, 1996, the Company determined that it was remote that a payable of $60,000 to a consultant, that was capitalized as part of the trademark acquired from Impostors, would ever be paid. Accordingly, trademarks were reduced to reflect the reduction in the payable.

    DEFERRED RENT--Many of the Company's store leases contain predetermined fixed escalations of the minimum rentals during the initial term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference as deferred rent.

    MARKETABLE SECURITIES--Trading securities, all of which are equity investments, are carried at market value at the balance sheet date. All of the marketable securities at January 28, 1996 are common stock of Global. Realized gain (loss) on marketable securities is determined based on specific identification of securities sold.

    The change in the net unrealized holding loss for the year ended December 31, 1994, for the month ended January 29, 1995, and for the year ended January 28, 1996, was $53,164, $155, and $20,243, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of marketable securities, accounts

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) payable, and accrued liabilities approximate fair value. The fair value of certain notes payable is less than their carrying value as generally their interest rates are lower than the Company's current effective annual borrowing rate, however, the difference is not considered significant.

    CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

    NET INCOME (LOSS) PER COMMON SHARE--Net income (loss) per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented. Dividends, including those accrued but not yet paid on preferred stock is deducted to arrive at net income (loss) available to the common shareholders. Convertible preferred stock, stock options, and warrants have not been included in the calculation of net income (loss) per share for the year ended December 31, 1994, for the one month ended January 29, 1995, and for the nine months ended October 29, 1995 and October 27, 1996, as the results are antidilutive. Dilutive options have been included in the calculation of net income per common share for the fiscal year ended January 28, 1996.

    LICENSE AGREEMENTS--The Company grants license agreements to entities for the use of the Impostor's name. License fees are recognized as income on a straight-line basis over the term of the agreement.

    INCOME TAXES--The Company accounts for income taxes under SFAS No. 109 which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined, based on the difference between the financial statements and tax bases of asset and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    USE OF ESTIMATES--The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS--Effective January 29, 1996, the Company adopted Financial Accounting Standards Board Statement 121 (FAS 121). In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determined if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the unaudited October 27, 1996 financial statements.

    PROVISION FOR STORE CLOSURES AND WRITE-DOWN PRODUCTIVE ASSETS--The Company accrues costs associated with store closures that are incremental to other costs incurred prior to commitment date as a direct result of the exit plan. The Company also accrues any amounts to be incurred under contractual obligations that existed prior to the commitment date and will continue after the exit plan is completed with no economic benefit. Prior to the adoption of FAS 121 on January 29, 1996, the Company also wrote-down productive assets to their net realizable value when it was determined the productive assets were permanently impaired. During the year ended December 31, 1994, the Company accrued a provision for store closures of $143,000 based upon the above described accounting policies.

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    STOCK BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, and will be subject only to the disclosure requirements prescribed by FAS 123.

    LIQUIDITY--At January 28, 1996, the Company had working capital of $683,172 and a stockholders' equity of $1,042,204. The Company incurred an operating loss (before interest expense and other income) of $37,298 for the year ended January 28, 1996. For the nine months ended October 27, 1996, the Company incurred an operating loss of $138,297 which is less than the comparable loss of $417,264 for the nine months ended October 29, 1995. The Company does experience seasonal sales and the Company's net income for 1996 is substantially composed of income from extinguishment and reversal of prior payables related to a predecessor business (see Note 2). Imposters emerged from bankruptcy in February 1994, and the Company has experienced liquidity difficulties in the past.

    As shown in the Company's financial statements, the Company's sales have increased during the fiscal year ended January 28, 1996, which has also resulted in improved financial performance. As discussed further in Note 6, the Company obtained additional capital through private placements of common stock during fiscal 1996, and preferred stock and warrants in June 1996, and is undertaking a proposed public offering of common stock and warrants.

    UNAUDITED INFORMATION--The balance sheet as of October 27, 1996 and the statements of operations for the nine-month periods ended October 29, 1995 and October 27, 1996 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals), which are necessary to properly reflect the financial position of the Company as of October 27, 1996 and the results of operations for the nine months ended October 29, 1995 and October 27, 1996.

2. ACQUISITIONS AND DISPOSITIONS:

    In 1993, the Company exchanged its ownership in certain real estate and a note receivable for 2,500,000 and 200,000 shares of common stock, respectively, in Global, of which 2,409,700 shares of Global's common stock were distributed to stockholders' of the Company during 1993. The remaining 290,300 shares were held by the Company, which represents less than 5% of Global's outstanding common stock. After distributing the Global common stock to the Company's stockholders, there remained substantial liabilities to uncollateralized creditors related to prior activities of the Company. As of January 28, 1996 and October 27, 1996, the Company had accounts payable of $80,884 and $45,865, respectively, that related to the prior activities of the Company. Certain of these creditors have filed claims against the Company demanding payment. The Company has negotiated settlements with certain creditors, which has resulted in income before income tax expense, totaling approximately $192,000 and $209,000 during the years ended December 31, 1994 and January 28, 1996, respectively. The Company also recorded approximately $222,000 of income during the year ended January 28, 1996, as a result of the reduction in

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

2. ACQUISITIONS AND DISPOSITIONS: (CONTINUED) recorded amounts of accounts payable based upon management's estimates of amounts which may ultimately be paid, but the Company has not received formal releases from payment from the creditors. Accordingly, these amounts were recorded as income from discontinued operations, net of income tax expense.

    RETAIL JEWELRY STORES--During 1994, the Company acquired substantially all of the assets and liabilities of Impostors, a retail jewelry chain from a corporation which had filed for protection under the United States Bankruptcy Court. The retail jewelry chain was comprised of 27 retail jewelry stores, operating under the trademark "Impostors." One store was closed in 1994 and five stores were closed during the year ended January 28, 1996. In an affiliated bankruptcy proceeding, the Company acquired certain additional commercial leases utilized in connection with the operation of the retail business. In connection with this transaction, the Company issued 137,500 shares of its common stock, which was valued by the bankruptcy court at $695,000. The Company also assumed liabilities of approximately $3,147,000, and acquired assets of approximately $3,697,000, including trademarks and tradename valued at $204,000. For financial statement purposes, this transaction has been treated as a purchase by the Company of Impostors.

    Also during 1994, the Company acquired Mirage, which, at the time of acquisition, owned and operated three retail costume jewelry stores. The Company and Mirage had a common officer and a common stockholder prior to the acquisition date. The Company issued 20,000 shares of common stock valued at $100,000 for the acquisition of Mirage. The Company also assumed liabilities of approximately $76,000, and acquired assets of approximately $176,000. For financial statement purposes, this transaction has been treated as a purchase by the Company of Mirage.

    The accompanying statement of operations includes Impostors and Mirage since March 1, 1994, the date of acquisition.

3. PROPERTY AND EQUIPMENT:

    At January 28, 1996, property and equipment consists of the following:

Furniture, fixtures and equipment...............................  $ 717,869
Leasehold improvements..........................................    845,015
                                                                  ---------
                                                                  1,562,884
Less accumulated depreciation...................................    585,157
                                                                  ---------
                                                                  $ 977,727
                                                                  ---------
                                                                  ---------

    The Company has incurred approximately $475,000 in capital expenditures subsequent to January 28, 1996 consisting of expenditures on a new store and the remodeling of several other stores and the corporate office.

    Depreciation expense for the year ended December 31, 1994, one month ended January 29, 1995, and for the year ended January 28, 1996 was $295,146, $27,963, and $316,670, respectively.

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

4. NOTES PAYABLE AND LONG-TERM DEBT:

    Notes payable and long-term debt consist of the following:


                                                                                         JANUARY 28,   OCTOBER 27,
                                                                                             1996         1996
                                                                                         ------------  -----------
RELATED PARTIES

Note payable to a stockholder, payable in monthly installments of $5,000 plus accrued interest at 18%, collateralized by marketable securities, paid during the nine months
  ended October 27, 1996...............................................................  $     30,959  $   --
Note payable to a stockholder, at 12% principal and interest due December 31, 1996. The
  Company has been in discussions with the noteholder to extend the maturity date of
  the note.............................................................................        39,000       35,500
Notes and advances payable to stockholders of the Company, payable on demand,
  non-interest bearing.................................................................        28,920       28,920
Other..................................................................................       --            10,000
                                                                                         ------------  -----------
  Total related parties--all current...................................................  $     98,879  $    74,420
                                                                                         ------------  -----------
                                                                                         ------------  -----------

OTHER

Note payable to a bank, interest payable monthly at 10%, principal payable in February
  1998, collateralized by cash and inventory...........................................  $    635,000  $   635,000
Note payable to a entity, interest payable monthly at 12%, principal payable in January
  1996. Management has been in discussions with the noteholder to pay off the note with
  part of the proceeds from a proposed public offering.................................       100,000      100,000
Payable to a vendor and creditor of Impostors from bankruptcy settlement (less unamortized discount of $8,743 as of January 28, 1996), payable by adding 10% to the cost of current purchases. Discounted at 7.7% assumed interest rate, collateralized
  by receivables, inventory, property and equipment (see Note 5).......................        87,591       48,956
Notes payable to creditors of Impostors from bankruptcy settlement, payable in monthly installments plus accrued interest at 6% to 8%, over variable terms through December
  1999. A note totaling $35,000 is guaranteed by former stockholders of the Company....       197,724      119,910
Notes payable to an entity, payable in monthly installments of $10,000 plus accrued interest at 12%. As of October 27, 1996, the Company is in arrears on $50,000 of principal payments. The Company has been in discussions with the noteholder to pay
  off the note with the proceeds of the offering.......................................       100,000       60,000
Other..................................................................................        18,451      --
                                                                                         ------------  -----------
                                                                                            1,138,766      963,866
Less current portion...................................................................      (378,902)    (272,762)
                                                                                         ------------  -----------
                                                                                         $    759,864  $   691,104
                                                                                         ------------  -----------
                                                                                         ------------  -----------

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

4. NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    Principal payments on the above obligations at January 28, 1996 are due as follows:

                                                                                  RELATED
                                                                                  PARTIES      OTHER
                                                                                 ---------  ------------
1997...........................................................................  $  98,878  $    378,904
1998...........................................................................     --           725,326
1999...........................................................................     --            26,787
2000...........................................................................     --             7,749
                                                                                 ---------  ------------
                                                                                 $  98,878  $  1,138,766
                                                                                 ---------  ------------
                                                                                 ---------  ------------

    On December 27, 1996, the Company completed the sale of $1,120,000 in Convertible Notes and 200,000 Class B Warrants, realizing net proceeds of $1,041,600. From the net proceeds, the Company utilized $624,325 to redeem an aggregate of 189,023 shares of Common Stock and 32,500 Class C Warrants from certain former securityholders. The Convertible Notes bear interest at the rate of 12% per annum, payable quarterly and are convertible into shares of Common Stock commencing April 1, 1997, at the option of the holder, at a conversion value of $2.80 per share. However, if (i) the Company fails to complete a public offering of its securities by June 30, 1997 or (ii) the principal balance of the Convertible notes is not retired by the Company by their maturity date, the conversion value is reduced to $1.00 per share. The Company has agreed to retire the Convertible Notes from the proceeds of a proposed public offering. Unless earlier converted or retired, the Convertible Notes mature and become due and payable on December 26, 1999. The obligation of the Company to repay the Convertible Notes is collateralized by a subordinated security agreement covering all of the Company's tangible and intangible assets.

5. COMMITMENTS AND CONTINGENCIES:

    LEASE COMMITMENTS--The Company leases its offices and retail facilities under operating leases for terms expiring at various dates from 1996 to 2007. Subsequent to January 28, 1996, the Company entered into twelve new retail facility operating leases. The corporate office lease has been guaranteed by certain directors of the Company. The aggregate minimum annual lease payments under leases are as follows:


                                                                          NEW OPERATING
                                                                           LEASES FROM
                                                            OPERATING      JANUARY 29,
                                                           LEASES AS OF       1996
                                                           JANUARY 28,   TO FEBRUARY 17,
                                                               1996           1997            TOTAL
                                                           ------------  ---------------  -------------
1997.....................................................  $  1,487,312   $     183,761   $   1,671,073
1998.....................................................     1,385,860         579,942       1,965,802
1999.....................................................     1,190,250         595,620       1,785,870
2000.....................................................     1,056,871         619,702       1,676,573
Thereafter...............................................     1,767,854       4,115,247       5,883,101
                                                           ------------  ---------------  -------------
Total minimum lease payments.............................  $  6,888,147   $   6,094,272   $  12,982,419
                                                           ------------  ---------------  -------------
                                                           ------------  ---------------  -------------


    Most leases also provide for payment of operating expenses, real estate taxes and in some cases for additional rent based on a percentage of sales. Rental expense was $1,739,802, $174,592, and $1,977,718

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) for the fiscal year ended December 31, 1994, for the one month ended January 29, 1995, and for the year ended January 28, 1996, respectively.

    LITIGATION SETTLEMENT--The Company entered into a commitment to guarantee the value of 55,000 shares of Global stock and 2,750 shares of the Company's common stock related to a settlement with a former creditor. Under the terms of the agreement, the Company agreed to buy back or guarantee that the total "asking" price of the combined common shares would equal $200,000 at March 1, 1995. In fiscal 1996, the Company settled with the former creditor for the issuance of an additional 46,792 shares of the Company's stock, valued at $171,625.

    PAYABLE TO VENDOR--The Company has agreed to purchase a minimum of $500,000 of merchandise annually from the vendor through 1997 or until Imposters' liability to the vendor prior to Imposter's bankruptcy (totaling approximately $49,000) has been paid in full. Payment for merchandise purchased will be paid at 110% of the cost, with the additional 10% to be applied against the outstanding balance of the vendor's claim until paid in full (see Note 4).

6. STOCKHOLDERS EQUITY:

    STOCK REDEMPTION--During December 1996, the Company redeemed from certain securityholders, 189,023 shares of its common stock and 32,500 of its Class C warrants for $624,325.

    PREFERRED STOCK--The Board of Directors has authority to divide the class of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series as permitted by the Company's articles of incorporation at the time of designation.

    During June 1996, the Company sold 208,355 units at $1.20 per unit in a private offering. Each unit includes two shares of Series A Convertible Preferred Stock and one warrant. Five warrants currently entitle the holder to purchase one share of common stock at $5 per share and are exercisable through June 1998. Each share of Series A Preferred Stock is entitled to $.051 per annum cumulative dividends and is convertible commencing in June 1997 at a rate of five shares of preferred stock for one share of common stock. If the Company completes a public offering of common stock, the preferred shares will automatically convert into 102,041 shares of common stock and five warrants will automatically be exchanged for two warrants offered in the proposed public offering.

    COMMON SHARES--During 1994, the Company declared a 1 for 4 reverse stock split and changed the par value from $.0001 to $.0004 per share. In December 1996, the Company's shareholders also approved a 1 for 5 reverse stock split and a change in the par value from $.0004 to $.002 per share. Accordingly, all common stock reflected in the accompanying financial statements and notes reflect these reverse splits.

    During 1994, the Company sold, in a private placement, 92,750 units for $10.00 per unit. Each unit consisted of two shares of common stock and a warrant for the purchase one share of common stock at a purchase price of $10.00 per share, exercisable through December 31, 1995. Proceeds of $894,281 were net of $33,219 expenses of the offering. The Company has extended the term of the warrants to December 31, 1997. As discussed above, the Company redeemed warrants for the purchase of 32,500 shares of common stock for $10,000.

    During 1994, the Company completed a rights offering of 50,000 shares of the Company's common stock at $18.00 per share and the right to a distribution of 1,000,000 shares of Global stock from the

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

6. STOCKHOLDERS EQUITY: (CONTINUED)
Company, which was part of a distribution of Global stock to all of the Company's stockholders (see Note 2). During 1994, the 16,285 remaining shares and 33,715 shares of this offering were sold. Proceeds of $881,378 were net of $18,622 expenses of the offering.

    During 1995, the Company sold in a private placement, 234,000 shares of common stock at $1.25 per share. Also, during 1995, the Company issued 53,792 shares of common stock in settlement of liabilities and guarantees of liabilities and 27,000 shares of common stock in payment for services, including 2,400 issued to an officer and director, and 2,600 issued to a director. The Company has agreed to register 102,041 shares, under the Securities Act of 1933.

    OPTIONS--The Company has an Incentive Stock Option Plan (Plan) which provides for the grant of options to purchase up to 230,000 shares of the Company's common stock to officers and employees of the Company. Options are granted at a price equal to the market value at the date of grant. Options were granted in 1994 to an officer/director on 40,000 shares at an exercise price of $5; in fiscal 1996, the exercise price was reduced to $1.875 per share, and the term was extended to December 31, 2001. An additional 13,000 incentive stock options were granted to other employees in fiscal 1997 at $1.875 per share, which expire in February 15, 2003. All of these options are currently vested.

    In March 1996, the Company granted incentive stock options for 80,000 shares to employees, at an exercise price of $2.50, which expire in 2001. Subsequent to October 27, 1996, 20,000 of these options were canceled due to termination of an employee. Of the remaining stock options for 60,000 shares of common stock, 30,000 of these incentive stock options have vested immediately and 15,000 vest on each of the first and second anniversary dates.


    Subsequent to October 27, 1996, the Company granted incentive stock options for 25,000 shares of common stock to the Company's president, at an exercise price of $2.50 and which expire in January 2002. Options for the purchase of (i) 15,000 shares of common stock vest in June 1997, (ii) 10,000 shares of common stock vest in June 1998.



    Subsequent to October 27, 1996, the Company granted incentive stock options for 28,000 shares of common stock to employees at an exercise price of $2.50, and which expire in January 2002. Options for the purchase of (i) 13,000 shares of common stock vested immediately, (ii) 10,000 shares of common stock vest in January 1998, and (iii) 5,000 shares of common stock vest in January 1999.



    In April 1996, the Company adopted an non-qualified option plan (Director
Plan) for outside directors. Each outside director is to be granted stock options for each full year of service for the purchase of 5,000 shares of common stock at a price equal to 100% of the fair market value of the Company's common stock at the date of grant. During 1995, the Company issued options on a total of 25,000 shares to directors of the Company under the Director Plan and options for 12,000 shares to directors in return for guaranteeing the Company's corporate office lease, at an exercise price of $2.50 and which expire in 2001. Subsequent to October 27, 1996, the Board of Directors approved an increase in options from 5,000 to 10,000 that will be granted to outside directors for fiscal 1998. Also, subsequent to October 27, 1996, the Company granted to a director an option for the purchase of 5,000 shares at $2.50 per share, which expires January 29, 2002.


    EMPLOYEE STOCK PURCHASE PLAN--During June 12, 1995, the Company adopted a qualified Employee Stock Purchase Plan (ESPP). The Company has been authorized through the ESPP to offer up to

                             PREMIER CONCEPTS, INC.

           (INFORMATION SUBSEQUENT TO JANUARY 28, 1996 IS UNAUDITED)

6. STOCKHOLDERS EQUITY: (CONTINUED)
20,000 shares per year over a three-year term, or a total of 60,000 shares, to the Company's employees. The ESPP includes certain restrictions which preclude participation by part-time employees and employees owning 5% or more of the Company's common stock. The purchase price for the shares may not be less than 85% of the market value of the stock on either the enrollment date or the exercise date as those terms are defined in the ESPP. No shares of common stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the plan.

7. INCOME TAXES:

    The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the fiscal year ended January 28, 1996.

Statutory rate...................................................         34%
Effect of graduated rate.........................................       (4.6)%
State income taxes, net of Federal income tax benefit............        3.3%
Reduction in valuation allowance due to usage of net operating
  loss carryforwards and change in temporary differences.........      (32.7)%
                                                                   -----------
                                                                   $     -0-%
                                                                   -----------
                                                                   -----------

    The components of the net deferred tax asset recognized as of January 28, 1996 are as follows:

Current deferred tax assets (liabilities):
  Unrealized loss on investments.................................  $  56,000
  Accrued expenses not currently deductible for tax..............     35,000
  Other, net.....................................................     (2,000)
  Valuation allowance............................................    (89,000)
                                                                   ---------
    Net current deferred tax asset...............................  $  --
                                                                   ---------
                                                                   ---------
Long-term deferred tax assets (liabilities):
  Net operating loss carryforwards...............................  $ 231,000
  Other, net.....................................................      5,000
  Valuation allowance............................................   (236,000)
                                                                   ---------
    Net long-term deferred tax asset.............................  $  --
                                                                   ---------
                                                                   ---------

    The valuation allowance was $546,000 at December 31, 1994, increased by $73,000 in the one month ended January 29, 1995, and decreased by $302,000 for the year ended January 28, 1996.

    At January 28, 1996, the Company had net operating loss carryforwards for Federal tax purposes of approximately $680,000. The estimated NOL carryforward has been reduced by approximately $400,000 as a result of changes in ownership and a change in line of business which occurred in 1994 and prior years. The loss carryforwards, unless utilized, will expire from 2009 through 2010.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND IF, GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK OR WARRANTS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           2
The Company....................................           6
Risk Factors...................................           7
Use of Proceeds................................          16
Dilution.......................................          18
Capitalization.................................          19
Dividends......................................          20
Certain Market Information.....................          21
Selected Financial Data and Statistical Data...          22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          24
Business.......................................          32
Management.....................................          39
Certain Transactions...........................          45
Securities Ownership of Management and
  Principal Shareholders.......................          48
Description of Securities......................          51
Underwriting...................................          55
Legal Matters..................................          57
Experts........................................          57
Available Information..........................          57
Financial Statements...........................         F-1

                        1,100,000 SHARES OF COMMON STOCK

                         1,100,000 CLASS A COMMON STOCK
                               PURCHASE WARRANTS

                             PREMIER CONCEPTS, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            COHIG & ASSOCIATES, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             [Alternate Page for Selling Shareholders' Prospectus]

                                  THE OFFERING


Securities offered by the Selling
  Shareholders....................  102,041 shares of Common Stock, $.002 par value and
                                    483,334 Warrants. See "Description Of Securities."

Offering price....................  Prevailing market price

Common stock outstanding:.........  1,659,916 shares(1)(2)(3)

Proposed NASDAQ SmallCap symbols:

  Common Stock....................  "FAUX"
  Warrants........................  "FAUXW"


                                  RISK FACTORS

    An investment in the Shares involves certain risks. Prospective investors should carefully consider the factors set forth under "RISK FACTORS."

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of shares offered by Selling Shareholders.

------------------------


(1) Does not include (i) 230,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's 1993 Stock Incentive Plan, 196,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $2.33 per share, and of which 70,000 options are subject to future vesting, (ii) 60,250 shares of Common Stock reserved for issuance upon exercise of outstanding Class C Common Stock Purchase Warrants ("C Warrants") at a price of $10.00 per share, (iii) 12,000 shares of Common Stock reserved for issuance pursuant to the exercise of other outstanding options and warrants having a weighted average exercise price of $2.50 per share, and (iv) 60,000 shares of Common Stock reserved for issuance pursuant to the exercise of options which may be granted under the Company's 1995 Employee Stock Purchase Plan ("1995 ESPP").


(2) On June 24, 1996, the Company completed the sale of 416,670 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock") and 208,335 Class B Warrants (the "Bridge Offering"), realizing net proceeds of $225,000. Does not include 102,041 shares of Common Stock reserved for issuance on the date of this Prospectus pursuant to the automatic conversion of the Convertible Preferred Stock, or 41,667 shares of Common Stock reserved for issuance upon exercise of the outstanding Warrants. See "Description of Securities--Series A Convertible Preferred Stock".

(3) Does not include shares reserved for issuance upon the conversion of the 12% Convertible Promissory Notes (the "Convertible Notes"). On December 27, 1996, the Company completed a bridge financing (the "Bridge Note Financing") consisting of $1,120,000 in Convertible Notes and 200,000 Class B Warrants, realizing net proceeds of $1,041,600. The Company utilized $624,325 of these proceeds to redeem from certain securityholders 189,023 of the Company's Common Stock and 32,500 Class C Warrants. The principal balance of the Convertible Notes is convertible after April 1, 1997, at the option of the holder, into shares of the Company's Common Stock at a conversion value of $2.80 per share, subject to adjustment under certain circumstances. Each Class B Warrant entitles the holder to purchase one share of the Company's Common Stock at an exercise price of $5.00 per share and will be automatically exchanged for two Warrants upon the effective date of the Registration Statement of

             [Alternate Page for Selling Shareholders' Prospectus] which this Prospectus forms a part. See "Description of Securities--12% Convertible Promissory Notes."

                             SUMMARY FINANCIAL DATA

    Set forth below is selected summary financial data with respect to the Company. Financial information for the period ended January 29, 1995, for the year ended January 28, 1996, and as of and for the nine months ended October 29, 1995 and October 27, 1996, is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto. In February 1995, the Company adopted its new fiscal year to begin January 30, 1995 and end January 28, 1996; and thereafter the fiscal year will end on the last Sunday of each January of each successive year.


                                                                                            NINE MONTHS ENDED
                                                           PERIOD ENDED    YEAR ENDED   --------------------------
                                                            JANUARY 29,   JANUARY 28,   OCTOBER 29,   OCTOBER 27,
                                                             1995 (1)         1996          1995          1996
                                                           -------------  ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................................  $   8,335,790  $  9,069,840  $  6,231,250  $  6,287,910
Operating (loss).........................................       (886,667)      (37,298)     (417,264)     (138,297)
Income from discontinued operations......................        141,237       270,441       177,830        16,177
Net income (loss)........................................     (1,038,726)      114,219      (350,118)     (108,496)
Net income (loss) available to common shareholders.......     (1,038,726)      114,219      (350,118)     (116,496)
Net income (loss) per common share.......................          (2.93)          .23          (.77)         (.15)
Weighted average number of common shares outstanding
  (2)....................................................        354,600       495,800       454,851       748,939

STATISTICAL DATA:
Store revenues...........................................  $   8,178,054  $  8,957,344  $  6,187,408  $  6,263,579
Store gross margin.......................................      5,509,955     6,337,334     4,271,700     4,436,239
Store operating expenses.................................      4,850,747     4,906,077     3,597,412     3,567,700
Store operating profit...................................        659,237     1,431,257       674,288       868,538
Corporate overhead operating expenses....................      1,430,884     1,518,416     1,069,974       971,923
Gross margin percentage..................................          66.4%         70.3%         68.7%         70.6%
Comparable same store sales (2)..........................      7,448,884     8,186,449     5,605,465     5,794,447
Comparable same store sales growth (2)...................            N/A          9.9%           N/A          3.4%
Comparable same store sales per square foot (2)..........         520.68        572.24        391.83        405.04


                                                                                  AS OF OCTOBER 27, 1996
                                                                        ------------------------------------------
                                                                           ACTUAL     PROFORMA(3)   AS ADJUSTED(4)
                                                                        ------------  ------------  --------------
BALANCE SHEET DATA:
  Total assets........................................................  $  3,469,379  $  3,965,054   $  6,105,054
  Total liabilities...................................................     2,310,671     3,430,671      2,060,671
  Working capital.....................................................       279,803       697,078      2,837,078
  Stockholders' equity................................................     1,158,708       534,383      4,044,383

------------------------

(1) Due to the Company's change in fiscal year, the Company's financial statements are reported for the year ending December 31, 1994 ("Fiscal 1994"), a one month period ending January 29, 1995, and the year ending January 28, 1996 ("Fiscal 1996"). The Impostors acquisition was completed on February 24, 1994, and accordingly results of operations for the period ended December 31, 1994 reflect only ten months of Impostors' operations. Prior to the Impostors acquisition, which includes the period from January 1, 1994 through February 23, 1994 (approximately two months), the Company

             [Alternate Page for Selling Shareholders' Prospectus] had no significant operating activity. Therefore, for purposes of comparison, the one-month period from January 1, 1995 through January 29, 1995 has been combined with Fiscal 1994 and therefore represents thirteen
    (13) months of combined operations but only eleven (11) months of operations of Impostors. This combined period is referred to as "the period ended January 29, 1995."

(2) Includes only the 24 stores open for the entire periods being compared. For the purpose of comparable same store sales only, the period ended January 29, 1995 includes 12 months of sales. However, the financial statement data for the same period includes only 11 months of Impostors operations, as the retail chain was acquired in late February, 1994.

(3) Adjusted to give effect to (i) the sale by the Company of $1,120,000 in Convertible Notes realizing net proceeds of $1,041,600, and (ii) the use of $624,324 of those proceeds to redeem 189,023 shares of Common Stock and 32,500 Class C Warrants.

(4) Adjusted to reflect net proceeds from the sale by the Company in a concurrent offering of 1,100,000 shares of Common Stock and 1,100,000 Warrants and the utilization of $1,370,000 of the net proceeds therefrom to retire the Convertible Notes and other liabilities in the amount of $250,000. See "Use of Proceeds." The "As Adjusted" information does not include the exercise of the Warrants, the Underwriters' Over-Allotment Options or the options to acquire the Representative's Securities. See "Use Of Proceeds," "Capitalization" and "Underwriting."

             [Alternate Page for Selling Shareholders' Prospectus]

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

    This Prospectus relates to the resale to the public of 102,041 shares of Common Stock and 483,334 Warrants by the Selling Shareholders set forth below. The following table sets forth certain information with respect to persons for whom the Company is registering the Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. Beneficial ownership of the Common Stock by such Selling Shareholders after this offering will depend on the number of shares sold by each Selling Shareholder. None of the Selling Shareholders have had any material relationship within the past three years with the Company, or any of its predecessors or affiliates, except as specifically noted.


                                                                    OFFERING SHARES
                                                                   BENEFICIALLY OWNED             CLASS A          SHARES
                                                                     AS OF OFFERING     SHARES    WARRANTS   BENEFICIALLY OWNED
                                                                          DATE          OFFERED   OFFERED      AFTER OFFERING
NAME AND ADDRESS                                                   ------------------   -------   --------   -------------------
OF BENEFICIAL OWNER                                                NUMBER  PERCENT(1)   NUMBER     NUMBER    NUMBER   PERCENT(1)
-----------------------------------------------------------------  ------  ----------   -------   --------   ------   ----------
Caribou Bridge Fund, L.L.C.(2) ..................................  28,742     5.1%      20,409     16,667    2,500        nil
  5350 S. Roslyn Street, #380
  Englewood, CO 80111
Corporate Communications(3) .....................................  21,988     3.9%      15,613     12,751      -0-        -0-
  Network, Inc.
  36 Tacoma Circle
  Littleton, CO 80127
AMC Consumer(4) .................................................  57,483    10.0%      40,816     33,334      -0-        -0-
  One Main Street, Suite 312
  Eatontown, NJ 07724
Ralph H. Grills, Jr.(5) .........................................  14,370     2.5%      10,204      8,333      -0-        -0-
  4155 East Jewell Ave., #1115
  Denver, CO 80222
Rickey Chow(6) ..................................................  7,041      1.3%       5,000      4,083      -0-        -0-
  2135 E. California Street
  San Marino, CA 91108
J.D. Bilberg Trust(6) ...........................................  7,041      1.3%       5,000      4,083      -0-        -0-
  Century City Trust Company, Ltd.
  19800 MacArthur Blvd., #1450
  Irvine, CA 92612
John Shaffer(6) .................................................  7,041      1.3%       5,000      4,083      -0-        -0-
  7803 E. Lewis Street
  Scottsdale, AZ 85257
Lee Schlessman(7) ...............................................  35,714     6.0%         -0-     71,428      -0-        -0-
  1301 Pennsylvania St., #800
  Denver, CO 80203
Estate of Fannabelle Z. Robineau, ...............................  17,856     3.1%         -0-     35,712      -0-        -0-
  Acct. #30160855(7)
  Larry C. Serr, Personal Rep.
  12265 W. Bayaud Ave., #240
  Lakewood, CO 80228
Estate of Fannabelle Z. Robineau, ...............................  8,929      1.6%         -0-     17,858      -0-        -0-
  Acct. #30160860(7)
  Larry C. Serr, Personal Rep.
  12265 W. Bayaud Ave., #240
  Lakewood, CO 80228
Cal Rickel & Amanda Mae Rickel, .................................  8,929      1.6%         -0-     17,858      -0-        -0-
  JTWROS(7)
  P.O. Box 1076
  Cortez, CO 81321
Gary Schlessman(7) ..............................................  8,929      1.6%         -0-     17,858      -0-        -0-
  Lee Schlessman, POA
  1301 Pennsylvania St., #800
  Denver, CO 80203

             [Alternate Page for Selling Shareholders' Prospectus]

                                                                    OFFERING SHARES
                                                                   BENEFICIALLY OWNED             CLASS A          SHARES
                                                                     AS OF OFFERING     SHARES    WARRANTS   BENEFICIALLY OWNED
                                                                          DATE          OFFERED   OFFERED      AFTER OFFERING
NAME AND ADDRESS                                                   ------------------   -------   --------   -------------------
OF BENEFICIAL OWNER                                                NUMBER  PERCENT(1)   NUMBER     NUMBER    NUMBER   PERCENT(1)
-----------------------------------------------------------------  ------  ----------   -------   --------   ------   ----------
Gary Schlessman Irrevocable Trust ...............................  8,929      1.6%         -0-     17,858      -0-        -0-
  Dtd. 4/5/94(7)
  Gerald D. Marrs, TTEE
  1301 Pennsylvania St., #800
  Denver, CO 80203
Susan Duncan(7) .................................................  8,929      1.6%         -0-     17,858      -0-        -0-
  2651 S. Wadsworth Circle
  Lakewood, CO 80227
Susan M. Duncan, TTEE(7) ........................................  8,929      1.6%         -0-     17,858      -0-        -0-
  FBD Susan M. Duncan
  Irrevocable Gift Trust Dtd. 12/28/73
  2651 S. Wadsworth Circle
  Lakewood, CO 80227
Sandra Garnett(7) ...............................................  8,929      1.6%         -0-     17,858      -0-        -0-
  Les Schlessman, POA
  1301 Pennsylvania St., #800
  Denver, CO 80203
Cheryl Bennett(7) ...............................................  8,929      1.6%         -0-     17,858      -0-        -0-
  Less Schlessman, POA
  1301 Pennsylvania St., #800
  Denver, CO 80203
Frederick A. Esgar & Jayne S. ...................................  5,000      0.9%         -0-     10,000      -0-        -0-
  Esgar, JTWROS(7)
  S. Jayne Esgar
  P.O. Box 215
  Wiley, CO 81092
Cord Investment Company(7) ......................................  16,428     2.9%         -0-     32,856      -0-        -0-
  Attn: Marvin Pepper
  1660 S. Albion St., Suite 412
  Denver, CO 80222
Gary C. Batz(7) .................................................  53,570     8.7%         -0-    107,140      -0-        -0-
  c/o Fike Corporation
  704 S. 10th Street
  Blue Springs, FL 64015

--------------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.


(2) Includes Class B Warrants exercisable to purchase 8,333 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the registration statement of which this Prospectus forms a part.



(3) Includes Class B Warrants exercisable to purchase 6,375 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the registration statement of which this Prospectus forms a part.



(4) Includes Class B Warrants exercisable to purchase 16,667 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the registration statement of which this Prospectus forms a part.



(5) Includes Class B Warrants exercisable to purchase 4,166 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the Registration Statement of which this Prospectus forms a part.



(6) Includes Class B Warrants exercisable to purchase 2,041 shares of Common Stock at an exercise price of $5.00 per share. Each B Warrant will automatically be exchanged for two Warrants upon the effective date of the Registration Statement of which this Prospectus forms a part.

             [Alternate Page for Selling Shareholders' Prospectus]

(7) Consists entirely of Class B Warrants purchased as part of the Bridge Note Financing. Each Class B Warrant will automatically be exchanged for two Warrants upon the effective date of the Registration Statement of which this Prospectus forms a part.

    The Selling Shareholders have agreed that they will not sell any of the shares of Common Stock for a period of six months from the date of this Prospectus without the consent of the Representative. Subject to this restriction, the Selling Shareholders have advised the Company that sales of the shares of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of shares of Common Stock by the Selling Shareholders. Sales of the shares of Common Stock by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

    The shares of Common Stock are offered by the Selling Shareholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Shareholders; provided, however, that the Selling Shareholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

                              CONCURRENT OFFERING

    The Registration Statement of which this Prospectus forms a part also covers 1,100,000 Shares of Common Stock and 1,100,000 Warrants being offered by the Company through the Representative in the offering.

             [Alternate Page for Selling Shareholders' Prospectus]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND IF, GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK OR WARRANTS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           2
The Company....................................           6
Risk Factors...................................           7
Use of Proceeds................................          16
Dilution.......................................          18
Capitalization.................................          19
Dividends......................................          20
Certain Market Information.....................          21
Selected Financial Data and Statistical Data...          22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          24
Business.......................................          32
Management.....................................          39
Certain Transactions...........................          45
Selling Shareholders and Plan of
  Distribution.................................          48
Concurrent Offering............................          50
Description of Securities......................          51
Underwriting...................................          55
Legal Matters..................................          57
Experts........................................          57
Available Information..........................          57
Financial Statement............................         F-1

                         102,041 SHARES OF COMMON STOCK

                          483,334 CLASS A COMMON STOCK
                               PURCHASE WARRANTS

                             PREMIER CONCEPTS, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

   7-109-101.  DEFINITIONS.  As used in this article:

   (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

   (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

   (3)  "Expenses" includes counsel fees.

   (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

   (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

   (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

   (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

   7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

   (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonable believed:

           (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

           (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

   (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

   (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

   (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

   (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

   7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

   (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

   (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

   (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

   7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

   (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102
   (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

   7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS.

   (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)-C- has been made.

   (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

   (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

   (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

    7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

    (1)  Unless otherwise provided in the articles of incorporation:

        (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

        (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

        (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

   7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

    7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

    (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

    (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

   7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                       * * *

    Article XIII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

    Section 1. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

    Section 2. Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

    Article XII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

    Section 2.  INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.

                (a) All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.

                (b) Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

                -C- No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

                (d) A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

                (e) To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses of the offering are to be borne by the Company, are as follows:

SEC Filing Fee....................................................  $   4,298
NASD Fee..........................................................      1,747
Printing Expenses.................................................     70,000
Accounting Fees and Expenses......................................     48,000
Legal Fees and Expenses...........................................    130,000
Blue Sky Fees and Expenses........................................     20,000
Registrar and Transfer Agent Fee..................................      5,000
Underwriter's Non-Accountable Expense Allowance...................    132,000
Miscellaneous.....................................................     38,955
                                                                    ---------
  Total*..........................................................  $ 450,000
                                                                    ---------
                                                                    ---------

------------------------

* Of this amount, approximately $75,000 has been paid prior to the offering and the balance is expected to be paid from the proceeds of the offering.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    1. In January, 1994, the Company sold a total of 16,285 shares of Common Stock to 45 accredited investors for an aggregate consideration of $274,509. The shares were acquired for investment purposes and were subject to appropriate transfer restrictions. These shares were not registered under the Act in reliance upon Section 3(b) thereof and Regulation D, Rule 506 thereunder.

    2. In March, 1994, the Company issued 80,000 shares of Common Stock to eight accredited investors in consideration of $145,000. These shares were acquired for investment purposes and were subject to appropriate transfer restrictions. These shares were not registered under the Act in reliance upon
Section 4(2) thereof.

    3. In order to finance the acquisition of Impostors, the Company also undertook a private placement of its securities in March 1994 consisting of Units comprised of one (1) share of Common Stock and one (1) Class C Common Stock Purchase Warrant. In connection with the private placement, the Company sold an aggregate of 185,511 Units at a private offering price of $5.00 per Unit for a total consideration of $894,281. These shares were acquired by 18 accredited investors for investment purposes and were subject to appropriate transfer restrictions. These shares were not registered under the Act in reliance upon Section 3(b) thereof and Regulation D, Rule 506 thereunder.

    4. In March 1994, the Company issued 27,500 shares of Common Stock to the unsecured creditors of American Fashion Jewels, Inc. pursuant to the confirmed Plan of Reorganization in the bankruptcy proceedings. The shares were not registered under the Act in reliance upon Section 1145 of the United States Bankruptcy Code and Section 3(10) of the Act.

    5. In March 1994, the Company issued 20,000 shares of Common Stock to two accredited investors in exchange for 100% of the issued and outstanding shares of Mirage Concepts, Inc., an Arizona corporation which owned three (3) additional reproduction jewelry stores. The shares were acquired for investment purposes and are subject to appropriate transfer restrictions. These shares were not registered under the Act in reliance upon Section 4(2) thereof.

    6. In 1994, the Company issued an aggregate of 2,750 shares of Common Stock to 11 investors in settlement of a dispute involved in pending litigation. The shares were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon Section 4(2) thereof.

    7. In December 1994, the Company issued to six employees as a bonus an aggregate of 660 shares of Common Stock valued at $5.00 per share. The shares were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon
Section 4(2) thereof.

    8. In October 1995, the Company issued an additional 46,792 shares of Common Stock to 11 investors in settlement of a dispute involved in pending litigation. The shares were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon Section 4(2) thereof.

    9. In December 1995, the Company sold an aggregate of 234,000 shares of Common Stock for gross proceeds of $292,500, or $1.25 per share. The shares were acquired by eight accredited investors for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon Section 3(b) thereof and Regulation D, Rule 506 thereunder.

    10. In 1995, the Company issued 7,000 shares of Common Stock in settlement of claims valued at $35,000. These shares were acquired by two accredited investors for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon
Section 4(2) thereof.

    11. In January 1996, the Company issued 22,000 shares of Common Stock in consideration of services to the Company valued at $27,500. These shares were acquired by one accredited investor for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon Section 4(2) thereof.

    12. In January 1996, the Company issued 5,000 shares of Common Stock in consideration of services to the Company valued at $17,500. These shares were acquired by two accredited investors for investment purposes and were subject to appropriate transfer restrictions. The shares were not registered under the Act in reliance upon Section 4(2) thereof.

    13. In June 1996, the Company issued 416,670 shares of Convertible Preferred Stock and 208,335 Class B Common Stock Warrants in consideration of $250,000. These securities were acquired by three accredited investors for investment purposes and were subject to appropriate transfer restrictions. The securities were not registered under the Act in reliance upon Section 4(2) thereof.

    14. In December, 1996, the Company sold and issued an aggregate of $1,120,000 in 12% Convertible Promissory Notes and 200,000 Class B Warrants. These securities were acquired by 13 accredited investors for investment purposes and were subject to appropriate transfer restrictions. The securities were not registered under the Act in reliance upon Section 4(2) thereof, and Regulation D, Rule 506 thereunder.

ITEM 27.  EXHIBITS.

    a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:


EXHIBIT NO.   TITLE
------------  -----------------------------------------------------------------------------------------------
   *****1.1   Underwriting Agreement
   *****1.2   Agreement Among Underwriters
   *****1.3   Master Selected Dealer Agreement
   *****1.4   Financial Advisory Agreement
   *****1.5   Form of Lock-up Agreement
        1.6   Letter of Intent with Cohig & Associates, Inc.
      **3.1   Articles of Incorporation
      **3.2   Certificate and Articles of Amendment
      **3.3   By-Laws
      **4.1   Specimen Certificate of Common Stock
       *4.2   Specimen Class A Warrant Certificate
       *4.3   Designations of Series A Convertible Preferred Stock
       *4.4   1992 Stock Incentive Plan
       *4.5   1995 Employee Stock Purchase Plan
   *****4.6   Representative's Share Option Agreement
   *****4.7   Representative's Warrant Option Agreement
       *4.8   Specimen Convertible Promissory Note
       *4.9   Specimen Convertible Promissory Note and Warrant Purchase Agreement
        5.0   Opinion of Neuman & Cobb
     **10.1   Copy of signed Stock Transfer Agent Agreement
      *10.2   Warrant Agreement
    ***10.3   Amendment No. 1 to Definitive Agreement and Plan of Reorganization, dated March 16, 1993
    ***10.4   Amended Plan of Reorganization dated January 24, 1994
    ***10.5   Order Confirming Amended Plan of Reorganization dated February 24, 1994
    ***10.6   Commitment Letter dated January 4, 1994
    ***10.7   Amendment to Commitment Letter dated January 21, 1994

EXHIBIT NO.   TITLE
------------  -----------------------------------------------------------------------------------------------
    ***10.8   Conveyance and Bill of Sale dated March 3, 1994
    ***10.9   Assumption Agreement dated March 3, 1994
      *10.10  Employment Agreement with Sissel Greenberg
      *10.11  Consulting Agreement with Cohig & Associates, Inc.
   ****16     Letter of Schumacher & Bruce, Inc. on change in certifying accountant
       24.1   Consent of Neuman & Cobb
  *****24.2   Consent of Hein + Associates, LLP


------------------------

    * Incorporated by reference from the Company's Registration Statement on Form SB-2, SEC File No. 333-8741.

   ** Incorporated by reference from the Company's Registration Statement on Form S-1; SEC File No. 33-42701.

  *** Incorporated by reference from the Company's Current Report on Form 8-K dated March 3, 1994

 **** Incorporated by reference from the Company's Current Report on Form 8-K dated February 16, 1995


*****  Filed with this Amendment.


ITEM 28.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Aurora, State of Colorado on the 20th day of February, 1997.


                                PREMIER CONCEPTS, INC.

                                By              /s/ SISSEL GREENBERG
                                     ------------------------------------------
                                                 Sissel Greenberg,
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Premier Concepts, Inc. and on the dates indicated.


         SIGNATURE                       POSITION                   DATE
----------------------------  ------------------------------  -----------------

    /s/ SISSEL GREENBERG
----------------------------  Chief Executive Officer         February 20, 1997
      Sissel Greenberg          Director

     /s/ WILLIAM NANDOR
----------------------------  Director                        February 20, 1997
       William Nandor

      /s/ JACK BRANDON
----------------------------  Director                        February 20, 1997
        Jack Brandon

   /s/ SIMONA KATZ YUFFA
----------------------------  Director                        February 20, 1997
     Simona Katz Yuffa

       /s/ TODD HUSS
----------------------------  Chief Financial Officer         February 20, 1997
         Todd Huss              Principal Accounting Officer